Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130806

PROSPECTUS

SEQUIAM CORPORATION

32,104,723 Shares of Common Stock

TO BE OFFERED BY CERTAIN HOLDERS OF SECURITIES OF
SEQUIAM CORPORATION

This prospectus relates to the sale of up to 32,104,723 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 7,500,000 shares of our common stock issuable upon the conversion of the Series A preferred stock, 17,472,222 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants and up to 7,132,501 shares of our common stock issuable on account of dividends relating to the Series A preferred stock and any possible penalties or anti-dilution adjustment relating to the Series A preferred stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to registration rights granted to the selling stockholders, we are obligated to register the shares which may be acquired upon conversion of the Series A preferred stock and exercise of common stock purchase warrants by the selling stockholders. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the common stock purchase warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SQUM.OB.” The high and low bid prices for shares of our common stock on March 14 , 2006, were $0.32 and $0.31, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
PLEASE CAREFULLY REVIEW THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

2

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding our company and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer, collectively, to Sequiam Corporation and its subsidiaries.

Financial Information

We have incurred net losses each year since our inception. As of September 30, 2005, we had an accumulated deficit of $15,990,495 and for the nine months ended September 30, 2005, we incurred a net loss of $3,541,637.

A more detailed discussion regarding our financial condition can be found under the heading “Management’s Discussion and Analysis.”

Our Business

We are a biometric technology company specialized in developing fingerprint biometric identification products. Through our subsidiaries, we develop, market and support a portfolio of biometric technology products. We also develop web-based applications for the business, education and travel industries. Our operations are divided into two distinct operating segments: (a) Safety and Security; and (b) Information Management.

Our Safety and Security segment develops biotechnology products. Our main products are: (a) the BioLock, a biometric door locking technology which we hope to begin marketing in 2005; (b) the BioVault 2.0™, an access denial device used to securely store personal firearms, jewelry and important documents by utilizing fingerprint recognition technology to control access to the contents of the access denial device; (c) a suite of biometric software products; and (d) BritePrint, a light-emitting, diode-based, headband-mounted light source developed to enhance the detection of dusted latent fingerprints.

Our Information Management segment develops web-based applications for the business, education and travel industries. Our major products are: (a) Sequiam IRP (sometimes marketed as Print It, 123!), an Internet Remote Print software that enables users to print or copy documents from their computer to printers at local or other sites; (b) Sequiam IRPlicator (sometimes marketed as Scan It, 123!), an Internet Remote Print Duplicator that scans documents and transmits the scanned documents to a central print manager; (c) Book It, Rover!, a web-based application service that allows destination promotion agencies (such as a local chamber of commerce) to permit its web-site visitors to purchase hotel reservations and attraction tickets, and make transportation arrangements; and (d) the Extended Classroom, a series of 300 internet-based educational supplement videos for grades 1-12 students and their parents. Our Information Management segment also provides custom software and database development. We are negotiating to license IRP and IRPlicator to a software marketing firm and we have stopped all activity on Book it Rover! and the Extended Classroom as part of our plan to concentrate solely on biometrics and our Safety and Security segment.

Our Information Management segment consists of the following subsidiaries: (a) Sequiam Software, Inc.; (b) Sequiam Sports, Inc.; and (c) Sequiam Education, Inc. Our Safety and Security segment consists of the following subsidiaries: (a) Sequiam Biometrics, Inc.; (b) Fingerprint Detection Technologies, Inc.; and (c) Constellation Biometrics, Inc. Constellation Biometrics, Inc. is the parent company of a wholly owned subsidiary: Biometric Security (PTY) LTD. (a/k/a Secure Biometrics.co.za), a South African company.

A more detailed discussion regarding our business can be found under the heading “Business.”

Corporate Structure

The following chart reflects an overview of our corporate organization (including jurisdictions of incorporation and percentage owned by the parent corporation) as of December 31, 2005.
Corporate Information

Our principal executive offices are located at 300 Sunport Lane, Orlando, Florida 32809, and our telephone number is (407) 541-0773. Our website is located at www.sequiam.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders:

Number of shares that may be issued upon exercise of outstanding common stock purchase warrants	17,472,222	shares
Number of shares that may be issued upon conversion of outstanding Series A preferred stock	14,632,501	shares (1)
Total shares offered	32,104,723	shares

Common stock outstanding	64,458,321	shares (2)

Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the common stock purchase warrants.

OTC Bulletin Board symbol	SQUM.OB

Risk Factors	This securities offering involves a high degree of risk. See “Risk Factors” on page 4.

(1)
Includes 7,500,000 shares of our common stock issuable upon the conversion of the Series A preferred stock, and up to 7,132,501 shares of our common stock issuable on account of dividends relating to the Series A preferred stock and any possible penalties or anti-dilution adjustment relating to the Series A preferred stock.

(2)
As of March 14, 2006. Does not include shares of our common stock that are reserved for issuance pursuant to existing Series A preferred stock and common stock purchase warrants, and shares available for future issuance under our 2003 Employee Stock Incentive Plan and the 2003 Non-Employee Directors and Consultants Stock Plan.

Summary Financial Data

The following table shows the proportion of total revenues by segment in each of the last two fiscal years and the nine-month period ended September 30, 2005.

Period	Safety and Security	Information Management
Fiscal year ended December 31, 2003	$47,620	$338,550
Fiscal year ended December 31, 2004	$99,765	$165,729
Nine Months ended September 30, 2005	$209,972	$311,247

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE LIMITED OPERATING FUNDS, AND OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT UPON OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL TO OPERATE THE BUSINESS.

We have incurred net losses and negative cash flows from operations since our inception. Our lack of sufficient financing to implement our business plan, and our expectation of continued operating losses for the foreseeable future raises doubt about our ability to continue as a going concern. Our ability to continue as a going concern is heavily dependant upon our ability to obtain additional capital to sustain operations. Although we are presently attempting to secure additional financing to continue our operations, there is no assurance additional capital will be available on acceptable terms, if at all.

WE HAVE INCURRED OPERATING LOSSES IN THE PAST AND MAY INCUR SIGNIFICANT OPERATING LOSSES IN THE FUTURE.

We have incurred net losses each year since our inception. Our business has no record of profitability and it may never become profitable. As of September 30, 2005, we had an accumulated deficit of $15,990,495 and total stockholders deficit of $5,134,615. Our ability to obtain profitability on a quarterly or annual basis in the future depends in part on the rate of growth of our target markets, the acceptance of our products and services, the competitive position of our products and services, our ability to develop new products and our ability to manage expenses.

WE NEED TO OBTAIN ADDITIONAL FINANCING BECAUSE WE MAY NOT HAVE ADEQUATE FUNDING TO CONTINUE OPERATIONS.

Although we received a $3,650,000 term note from Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, and $1,575,000 from the sale of the Series A preferred stock, the proceeds from the Trust and Series A transactions may not be adequate to support our operations while we build sales revenues from our products. As of the date of this registration statement, the proceeds from the Trust transaction have been completely exhausted and the proceeds from the Series A transaction should be sufficient to sustain our operations for approximately the next two to three months.

If we are unable to obtain the additional financing, our business prospects, operating results and financial condition may be materially and adversely affected to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

SINCE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT FOR YOU TO ASSESS OUR BUSINESS AND FUTURE PROSPECTS.

We did not launch our Information Management segment until 2002 or our Safety and Security segment until 2003, and most of our operating subsidiaries were formed as a result of various acquisitions with development stage companies. As a consequence, we have a limited operating history available to evaluate our business and prospects. You should consider our prospects in light of the following risks, expenses and uncertainties, particularly those that rely, in part, on the technology market:

•	management of an expanding business in a rapidly changing market;

•	attracting new customers and maintaining customer satisfaction;

•	introducing new and enhanced services, products and alliances; and

•	maintaining profit margins, notwithstanding price competition or rising wholesale prices.

To address these risks we must successfully:

•	develop and extend relationships with manufacturers, distributors, alliance partners and value added resellers;

•	implement an evolving and unproven business model; and

•	manage growth, if any.

We have incurred net losses and negative cash flows from operations since our inception. We do not have sufficient funds to follow through on these initiatives and may find that these initiatives are more expensive than anticipated. As of September 30, 2005, we had an accumulated deficit of $15,990,495 and for the nine months ended September 30, 2005, we incurred a net loss of $3,541,637. Increases in expenses would further increase our operating losses. Moreover, the timing of such expenses can contribute to fluctuations in our quarterly operating results. If we cannot generate sufficient funds to successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

WE ARE DEPENDENT ON OUR INFORMATION MANAGEMENT SEGMENT’S PRODUCTS AND SERVICES, AND THE ABSENCE OF CONTINUED MARKET ACCEPTANCE OF THESE PRODUCTS OR SERVICES COULD HARM OUR BUSINESS.

We derive a substantial portion of our revenue from a limited number of our Information Management segment’s products and services. Although in 2006 we plan to focus solely on our Safety and Security segment which we believe will in 2006 and beyond provide increased revenues, we expect to derive a substantial portion of our revenue from our Information Management segment and related products and services for the remainder of 2005. We are particularly dependent on our custom software, web development, web hosting services and consulting services. These services constituted a substantial portion of our total revenue in 2004 and the first nine months of 2005. Continued market acceptance of these products and services is critical to our future success. We expect that our Information Management segment will begin to make up less of our total revenues as we continue to market and develop our biometric products.

OUR BRAND MAY NOT ATTAIN SUFFICIENT RECOGNITION.

We believe that establishing, maintaining and enhancing our brand is a critical aspect of our efforts to develop and expand our operations. The number of Internet service providers and software developers that offer competing services, many of which already have well-established brands, increases the importance of establishing and maintaining brand name recognition. To attract and retain customers, and to promote and maintain our operations in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining a strong brand loyalty among customers. This will require significant expenditures on advertising and marketing. If we incur excessive expenses in an attempt to promote and maintain our products and services, our business prospects, operating results and financial condition would be materially and adversely affected to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock. For example, although we have expended considerable time and energy in developing a relationship with the National Rifle Association to market and advertise the BioVault™, to date, we have not derived significant revenue from this relationship nor can we assure that we ever will.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

Our future results will depend in part on our success in implementing our acquisition strategy. This strategy is limited to effecting acquisitions of companies with complementary technology and supplier relationships. Our ability to implement this strategy will be dependent on our ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. In addition, acquisitions involve a number of special risks that could adversely effect our operating results, including the diversion of management’s attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, legal, accounting and other expenses associated with any acquisition, some or all of which could increase our operating costs, reduce our revenues and cause a material adverse effect on our business, financial condition and results of operations to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND COMPETE WITH COMPANIES THAT HAVE SIGNIFICANTLY LARGER OPERATIONS AND GREATER FINANCIAL RESOURCES; WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST SUCH COMPANIES, WHICH COULD RESULT IN ADDITIONAL LOSSES.

We are subject to extensive competition from numerous competitors. We cannot assure you that we will be able to compete successfully or that competitive pressures will not damage our business.
Our competition includes:

•	internet service providers and developers; and

•	biometric companies such as 9g Products.

Many of our competitors are larger and have substantially greater financial, distribution and marketing resources. If we cannot compete successfully against such competitors, it will impair our ability to maintain our market position.

For example, the biometric technology industry is highly competitive and rapidly changing. Many companies are currently exploiting the benefits of fingerprint recognition technologies. As a result, competing biometric technology companies could develop products substantially similar or superior to the BioVault™, BritePrint or the BioLock. In addition, our Safety and Security segment could be adversely affected if other forms of biometric identification technologies (such as retinal, iris or face recognition) are utilized to develop superior products.

WE RELY ON THE SERVICES OF OUR KEY PERSONNEL, AND IF WE ARE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SUCCESSFULLY MARKET OUR PRODUCTS AND SERVICES COULD BE HARMED.

We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. If we lose any of our key technical or senior management personnel, or are unable to fill key positions, our business could be harmed. As a result, our future success depends on our retention of key employees, such as Nicholas H. VandenBrekel, our Chief Executive Officer, Mark L. Mroczkowski, our Chief Financial Officer, and Alan McGinn, our Chief Technology Officer. We rely on these individuals for the management of our company, development of our business strategy and management of our strategic relationships. Any of these employees could leave our company with little or no prior notice. We do not have “key person” life insurance policies covering any of our employees. Additionally, there is a limited number of qualified technical personnel with significant experience in the design, development, manufacture, and sale of biometric devices using fingerprint recognition technology, and we may face challenges hiring and retaining these types of employees.

OUR ABILITY TO COMPETE WILL BE HARMED IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

We rely primarily on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain, copy or use information that we regard as proprietary, such as product design and manufacturing process expertise. As of September 30, 2005, we had two U.S. patent applications pending. Our pending patent applications and any future applications may not result in issued patents or may not be sufficiently broad to protect our proprietary technologies. The patent pending for BritePrint was issued in 2005. Moreover, policing any unauthorized use of our products is difficult and costly, and we cannot be certain that the measures we have implemented will prevent misappropriation or unauthorized use of our technologies, particularly in foreign jurisdictions where the laws may not protect our proprietary rights as fully as the laws of the United States. The enforcement of patents by others may harm our ability to conduct our business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property. Our failure to effectively protect our intellectual property could harm our business.

ASSERTIONS BY THIRD PARTIES OF INFRINGEMENT BY US OF THEIR INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT COSTS AND CAUSE OUR OPERATING RESULTS TO SUFFER.

The software and biometric technology industries are characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Although we are not currently a party to legal action alleging our infringement of third-party intellectual property rights, in the future we may receive letters from various industry participants alleging infringement of patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	pay damages to the party claiming infringement;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

In the future, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.

WE MAY UNDERTAKE ACQUISITIONS TO EXPAND OUR BUSINESS THAT MAY POSE RISKS TO OUR BUSINESS AND DILUTE THE OWNERSHIP OF OUR EXISTING STOCKHOLDERS.

As part of our growth and product diversification strategy, we will continue to evaluate opportunities to acquire other businesses, intellectual property or technologies that would complement our current offerings, expand the breadth of markets we can address or enhance our technical capabilities. Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	diversion of management’s time and attention from our core business;

•	need for financial resources above our planned investment levels;

•	difficulties in retaining business relationships with suppliers and customers of the acquired company;

•	risks associated with entering markets in which we lack prior experience;

•	potential loss of key employees of the acquired company; and

•	potential requirement to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

WE RELY ON THIRD PARTIES TO MAKE OUR PRODUCTS, LEAVING US POTENTIALLY VULNERABLE TO SUBSTANTIAL COST INCREASES AND DELAYS.

We do not manufacture or distribute the BioVault 2.0™ or our BritePrint products. If one or more of our current manufacturers were no longer able to manufacture our products, we would be required to negotiate arrangements with alternate manufacturers, which would likely include some cost or delay, which could be substantial. In addition, no assurance can be given that any alternative arrangements would be on terms as favorable as our current arrangements.

IF OUR STRATEGIC PARTNERS DO NOT EFFECTIVELY MARKET OUR PRODUCTS, WE MAY NOT GENERATE SIGNIFICANT SALES OR PROFITS.

We utilize third parties to assist in marketing, selling and distributing our products. We believe that the establishment of a network of third-party strategic partners, particularly abroad, with extensive and specific knowledge of the various applications in the software and biometric industry, respectively, is important for us to succeed in these sectors. We cannot assure you that our current or future strategic partners, such as the National Rifle Association, will market our products and services at sufficient levels or provide us with adequate support. If one or more of our partners under-performs or if any of our strategic relationships are terminated or otherwise disrupted, our operating performance, results of operations and financial condition will be adversely affected to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

WE HAVE BEEN SUED BY XEROX CORPORATION; IF XEROX CORPORATION IS SUCCESSFUL IN ITS LAWSUIT, IT MAY BE AWARDED $1,573,668, WHICH WOULD NEGATIVELY AND MATERIALLY IMPACT OUR OPERATING RESULTS.

Sequiam Sports, Inc. (formerly known as Brekel Group, Inc.) entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Sequiam Sports, Inc. also entered into a Document Services Agreement with Xerox Corporation on November 1, 1999, commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Sequiam Sports, Inc. may terminate the agreement without incurring any early termination charges. Sequiam Sports, Inc. gave proper notice of such termination in March 2001. On September 3, 2002, Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. On June 29, 2004, Xerox Corporation filed a lawsuit in the Circuit Court in and for Pinellas County, State of Florida. The amount in controversy is $1,573,668. Although we dispute these claims and believe them to be without merit, if Xerox Corporation is successful, it may be awarded $1,573,668. If we are required to pay Xerox Corporation $1,573,668, we may not be able to implement our business plan and may be forced to cease operations.

WE HAVE BEEN SUED BY CHAPMAN SPIRA & CARSON, LLC; IF CHAPMAN SPIRA & CARSON, LLC IS SUCCESSFUL IN ITS LAWSUIT, IT MAY BE AWARDED $1,019,060 AND OTHER DAMAGES, WHICH WOULD NEGATIVELY AND MATERIALLY IMPACT OUR OPERATING RESULTS.

On December 21, 2004, we entered into a Letter Agreement with Chapman Spira & Carson, LLC, pursuant to which Chapman agreed to provide us with various consulting, investment banking and business development services.  On or about September 28, 2005, Chapman filed a complaint in United States District Court for the Southern District of New York, asserting claims for breach of contract and unjust enrichment.  Chapman alleges that, notwithstanding its purported provision of services under the Letter Agreement between it and us, we failed to properly compensate Chapman for those services. We claim that none of those services were actually provided by Chapman.  Chapman is seeking compensatory damages of $1,019,060, costs, including attorney's fees, 500,000 shares of common stock and a warrant to purchase 6,195,000 shares of stock at $0.26 per share.  We believe that Chapman's claims are without merit and intend to vigorously defend ourselves against these allegations. If we are required to pay Chapman $1,019,060 and the other damages described above, we may not be able to implement our business plan and may be forced to cease operations.

RISKS RELATED TO OUR COMMON STOCK

IF AN EVENT OF DEFAULT OCCURS UNDER THE SECURED TERM NOTE ISSUED TO THE LEE HARRISON CORBIN, ATTORNEY-IN-FACT FOR THE TRUST UNDER THE WILL OF JOHN SVENNINGSEN, NOW KNOWN AS STEPHEN A. ROSS, ATTORNEY-IN-FACT FOR THE TRUST UNDER THE WILL OF JOHN SVENNINGSEN, IT COULD RESULT IN A SERIOUS PROBLEM FOR US AND CAUSE US TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO REPAY THE NOTE.

On May 18, 2005, we issued a $3,650,000 secured term note to the Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen. That note provides for the following events of default.

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant, term or condition of the note or in any related agreement;

•	a breach by us in any material respect of material representation or warranty made in the note or in any related agreement;

•	we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

•	any money judgment or similar final process filed against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 45 days;

•	our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market;

•	our failure to timely deliver shares of our common stock when due upon conversion of the note;

•	the occurrence and continuance of an event of default under any related agreement or the default under any other agreement of indebtedness which exceeds $50,000; and

•	any change in the controlling ownership of us.

If we default on the note and the holder demands all payments due and payable, we will be required to pay 130% of the outstanding principal amount of the note and any accrued interest. The cash required to pay those amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, a default on the note could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

IF AN EVENT OF DEFAULT OCCURS UNDER THE TERMS OF THE SERIES A PREFERRED STOCK, IT COULD RESULT IN A SERIOUS PROBLEM FOR US AND CAUSE US TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO FINANCE THE REDEMPTION OF THE SERIES A PREFERRED STOCK.

On December 9, 2005, we issued 1,575 shares of Series A preferred stock to certain of the selling shareholders. The Certificate of Determination of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock provides for the following events of default.

•	this registration statement is not declared effective by the Securities and Exchange Commission on or prior to May 29, 2006;

•
the effectiveness of this registration statement lapses for any reason or if the holders of the Series A preferred stock cannot use this registration statement for more than an aggregate of 60 calendar days (which need not be consecutive days) during any 12 month period;

•	we provide notice of our inability to comply with a conversion request;

•	failure to comply with certain provisions of the Registration Rights Agreement;

•	we fail for any reason to pay in full any amounts due to the holder of the Series A preferred stock within five days of the date due;

•	we fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holders of the Series A preferred stock upon a conversion hereunder;

•
we breach any covenant, agreement or warranty and such failure or breach shall not, and such breach has not been cured within 30 calendar days after the date on which written notice of such breach shall have been given;

•	we redeem more than a de minimis number of securities junior to the Series A preferred stock;

•	any change in our controlling ownership;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 60 days;

•	our common stock fails to be listed or quoted for trading on the OTCBB for more than five trading days;

•
any monetary judgment, writ or similar final process shall be entered or filed against us, any of out subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

If we default on the Series A preferred stock, we may be required to redeem all of the Series A preferred stock for a total amount equal to the sum of (i) the greater of (A) $2,047,500 and (B) the product of (a) the VWAP (with “VWAP” defined as the price determined by the OTCBB) on the trading day immediately preceding the date of default and (b) $1,575,000 divided by the then conversion price (which is $0.21 per share as of the date of this registration statement), (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Series A preferred stock.

The cash required to pay those amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, a default on the note could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

WE WILL BE REQUIRED TO REDEEM ALL OF THE OUTSTANDING SERIES A PREFERRED STOCK ON DECEMBER 9, 2008, WHICH COULD RESULT IN A SERIOUS PROBLEM FOR US AND CAUSE US TO CURTAIL OUR OPERATIONS OR SELL SOME OF OUR ASSETS TO FINANCE THE REDEMPTION OF THE SERIES A PREFERRED STOCK.

On December 9, 2008, we must redeem all of the outstanding Series A preferred stock for a total amount equal to $1,575,000 plus accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock. The cash required to pay those amounts will most likely come out of our working capital. Since we rely on our working capital for our day-to-day operations, a default on the note could have a serious and adverse effect on our business, operating results and financial condition to such an extent that we are forced to restructure, sell some of our assets or curtail our operations, any of which would have a detrimental effect on the value of our common stock.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.

Upon completion of this offering, our executive officers, directors and principal stockholders, which includes Walter H. Sullivan, III, will, in the aggregate, beneficially own approximately 45.7% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval of our stockholders, including the election and removal of directors and the approval of mergers or other business combinations. This concentration of control could be disadvantageous to other stockholders whose interests are different from those of our officers, directors and principal stockholders.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALES MAY DEPRESS THE PRICE OF OUR STOCK.

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. As of March 14, 2006, we had outstanding 64,458,321 shares of common stock. Also as of March 14, 2006, we had outstanding a total of 1,575 shares of Series A preferred stock which are convertible into a total of 7,500,000 shares of common stock. We have reserved 15,000,000 shares of common stock for issuance in respect of option grants under our stock option plan. From those available shares, options have been granted for 9,423,000 shares of common stock, and there remain available for options under the plan 5,577,000 shares of common stock. There are 29,824,423 shares that are issuable upon exercise of outstanding warrants and up to 7,132,501 shares that may be issued under the Series A preferred stock on account of dividends or anti-dilution adjustments.

Our board of directors has the authority to issue additional shares of common stock and preferred stock up to the authorized amount stated in our Articles of Incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of the company.

Holders of our securities have registration rights for 7,500,000 shares of common stock issuable upon conversion of outstanding Series A preferred stock, up to 7,132,501 shares that may be issued under the Series A preferred stock on account of dividends or anti-dilution adjustments, and up to 17,472,222 shares that may be issued upon exercise of outstanding Common Stock Purchase Warrants, all of which are included in the registration statement of which this prospectus is a part. Sales of substantial amounts of our common stock in the open market, including sales of the shares offered for resale in this prospectus, could adversely affect the market price of our common stock.

ADDITIONAL FINANCINGS MAY DILUTE THE HOLDINGS OF CURRENT STOCKHOLDERS.

In order to provide capital for the operation of the business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common stockholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

THERE ARE CURRENTLY OPTIONS AND WARRANTS OUTSTANDING TO PURCHASE UP TO 29,824,423 SHARES OF OUR COMMON STOCK, WHICH IF EXERCISED, WOULD CAUSE A SIGNIFICANT DILUTION TO EXISTING STOCKHOLDERS

We have issued options, warrants or similar rights to purchase up to 29,824,423 shares of our common stock. Of that amount, Walter H. Sullivan, III is the beneficial owner of warrants to purchase up to 8,784,201 shares of our common stock. If all the foregoing warrants and options were exercised as of March 14, 2006, our issued and outstanding shares of common stock would have increased from 64,458,321 to 94,282,744, an increase of approximately 46%. Such exercise would cause a stockholder holding 1,000,000 shares of our common stock prior to such exercise to immediately drop from holding approximately 1.55% of our common stock to holding approximately 1.06% of our common stock. In addition, the value of our common stock as traded on the OTC Bulletin Board may experience a significant drop as a result of the exercise of all or a portion of the outstanding options and warrants.

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK” AND MAY BE DIFFICULT TO SELL WHEN DESIRED.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been less than $5.00 per share. This designation requires any broker or dealer selling these securities to disclose specified information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

OUR PREFERRED STOCK MAY CAUSE DILUTION.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of “blank check” preferred stock with such rights and preferences as our board of directors, without further shareholder approval, may determine from time to time. Of these preferred shares, 1,575 shares are designated as Series A preferred stock. On March 14, 2006, we had 1,575 shares of outstanding Series A preferred stock. All Series A preferred stock ranks senior to common stock as to payment of dividends and distribution of assets. The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. On the third anniversary of the issuance of the Series A preferred stock, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock. As of March 14, 2006, there remained 49,998,425 shares of authorized but undesignated and unissued shares of preferred stock that may be sold in the future and that can, at the discretion of our board of directors, be designated as another series of preferred stock with dividend, liquidation, conversion, voting or other rights and preferences that are senior, and not available, to the holders of our common stock. Thus, issuances of new series of preferred stock could adversely affect the relative voting power, distributions and other rights of the common stock. Holders of our common stock could realize less than the amount of dividends and/or distributions to which they would otherwise be entitled.

Further, preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our company. If we issue “blank check” preferred stock, it could have a dilutive effect upon our common stock. This would decrease the chance that our shareholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE AND THEREFORE YOU SHOULD NOT BUY THIS STOCK IF YOU WISH TO RECEIVE CASH DIVIDENDS.

We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

THE PUBLIC MARKET FOR OUR COMMON STOCK HAS BEEN CHARACTERIZED BY A LOW VOLUME OF TRADING AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, IF AT ALL.

Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

•	product liability claims or other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	quarterly variations in our or our competitors’ results of operations;

•	developments in our industry; and

•	general market conditions and other factors, including factors unrelated to our own operating performance.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

THE EMPLOYMENT AGREEMENTS OF NICHOLAS H. VANDENBREKEL AND MARK L. MROCZKOWSKI CONTAIN SEVERANCE AGREEMENTS PROVIDING FOR UP TO $10,000,000 IN TERMINATION PAYMENTS TO EACH OF THEM, AND SUCH TERMINATION PAYMENTS COULD DETER ANY POTENTIAL ACQUISITION OR CHANGE IN CONTROL OF OUR COMPANY.

Each of our employment agreements with Nicholas H. VandenBrekel and Mark L. Mroczkowski contains provisions for severance payments in the event a change of control occurs without the prior approval of the then existing Board of Directors, whether by proxy contest, or as the result of a tender offer made without the approval of the then existing Board of Directors, or by any other means. In the event of such a change in control, each officer would receive a lump sum payment of $5,000,000, plus $1,000,000 each year thereafter for five years, for a total of $10,000,000 per person. This has the effect of deterring any potential acquisition or change in control of our company without the prior consent of our Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus, exhibits and associated documents are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC, including us. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Sequiam Corporation
300 Sunport Lane
Orlando, Florida 32809
Attention: Mark L. Mroczkowski
(407) 541-0773

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the outstanding common stock purchase warrants. In that case, we would receive up to $5,056,388.76. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of March 14, 2006, there were approximately 1086 holders of record of our common stock and 64,458,321 shares outstanding. We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends on our common stock in the foreseeable future. The following table shows the high and low bid prices of our common stock as quoted on the OTC Bulletin Board, by quarter during each of our last two fiscal years ended December 31, 2005 and 2004. These quotes reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from the OTC Bulletin Board, for the respective periods.

Quarter	Market Prices
	2004		2005
	High	Low	High	Low
First quarter	$0.85	$0.30	$0.30	$0.12
Second quarter	0.74	0.27	0.29	0.06
Third quarter	0.54	0.22	0.77	0.06
Fourth quarter	0.44	0.23	0.53	0.23

The high and low bid prices for shares of our common stock on March 14, 2006, were $0.32 and $0.31, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. For information concerning principal shareholders, see “Security Ownership of Certain Beneficial Owners and Management.”

On May 24, 2004, we were formally listed on the Frankfurt Stock Exchange under the symbol RSQ. The high and low bid prices for shares of our common stock on March 14, 2006, were €0.27 and €0.26, respectively, based upon bids that represent prices quoted on the Frankfurt Stock Exchange. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The shares offered by this prospectus include 7,500,000 shares of our common stock issuable upon the conversion of the Series A preferred stock, 17,472,222 shares of our common stock issuable upon exercise of outstanding common stock purchase warrants and up to 7,132,501 shares of our common stock issuable on account of dividends relating to the Series A preferred stock and any possible penalties or anti-dilution adjustment relating to the Series A preferred stock. See “Principal and Selling Stockholders.”

Dividend Policy

While there are no restrictions on the payment of dividends, we have not declared or paid any cash or other dividends on shares of our common stock in the last two years, and we presently have no intention of paying any cash dividends on shares of our common stock in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends on shares of our common stock will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

Equity Compensation Plan Information

The following table provides information regarding the status of our existing equity compensation plans at September 30, 2005:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders (1)	9,423,000	$0.186	5,577,000
Total	9,423,000	$0.186	5,577,000

Footnotes:

(1)    On September 23, 2003, we adopted the Sequiam Corporation 2003 Employee Stock Incentive Plan and the Sequiam Corporation 2003 Non-Employee Directors and Consultants Stock Plan, both subject to stockholder approval at our next annual meeting. The Stock Incentive Plan is intended to allow designated officers, directors (including non-employee directors), employees and certain non-employees, including any independent contractor or consultant providing services to our companies to receive certain options to purchase our common stock and to receive grants of our common stock, subject to certain restrictions. The maximum number of shares of our common stock that may be issued pursuant to these plans shall be 10,000,000 and 5,000,000, respectively.

We may grant stock options in such amounts, at such times, and to the employees nominated by our management and as they may determine in their discretion. Stock options granted under this plan may qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986.

The exercise prices of the stock options are the fair market value of the common stock on the date the stock option is granted; provided, however, for designated non-statutory stock options, we may determine an exercise price at, above or below fair market value. If an employee holds greater than ten percent of the total voting power of either our common stock or preferred stock, then we may set the exercise price for any incentive stock options granted to such person to at least 110 percent of the fair market value of the common stock on the date of the grant of the option. Stock options have a term of 10 years or such shorter period as we may determine.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

Management’s Discussion and Analysis contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Introduction

The following discussion and analysis summarizes the significant factors affecting: (i) our consolidated results of operations for Fiscal 2004 compared to Fiscal 2003; (ii) our consolidated results of operations for the nine-months ended September 30, 2005 compared to the nine-months ended September 30, 2004; and (iii) financial liquidity and capital resources.  This discussion and analysis should be read in conjunction with our consolidated financial statements and notes included in this prospectus.

We are a biometric technology company specializing in biological identification security systems and web-based application services. Our business is divided into two operating segments: (a) Safety and Security; and (b) Information Management.

We derive or plan to derive our revenues from five sources: (i) the sale and licensing of our software products; (ii) consulting, custom software services and web development services; (iii) maintenance agreements in connection with the sale and licensing of software products; (iv) Internet access and web hosting services; and (v) the sale and licensing of our biometric products. Software license revenue will be recognized when all of the following criteria have been met: (a) there is an executed license agreement and software has been delivered to the customer, (b) the license fee is fixed and payable within twelve months, (c) collection is deemed probable, and (d) product returns are deemed reasonably estimable. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Internet access and web-hosting services are recognized over the period the services are provided, typically month-to-month. Sales of biometrics products are recognized upon delivery and completion of the sale.

The following table shows the proportion of total revenues by segment in each of the last two fiscal years and the nine-month period ended September 30, 2005.

Period	Safety and Security	Information Management

Fiscal year ended December 31, 2003	$47,620	$358,550

Fiscal year ended December 31, 2004	$99,765	$165,729

Nine Months ended September 30, 2005	$209,972	$311,247

Results of Operations

Fiscal 2004 compared to Fiscal 2003. Unless otherwise noted, references to 2004 represent the year ended December 31, 2004 and references to 2003 represent the year ended December 31, 2003.

The following table sets forth information regarding our financial results for 2004 and 2003.

	2004 Amount	2003 Amount
Revenue	$265,494	$386,170
Costs of services and product sales	$1,173,354	$1,072,731
Selling, general and administrative	$3,230,937	$3,448,502
Interest expense	$1,349,836	$368,663
Net losses	$5,847,017	$4,690,188

Revenues. Total revenue decreased by $120,676 or 31% to $265,494 for the year ended December 31, 2004, from $386,170 for the year ended December 31, 2003.

Sales of biometric products were $99,765 in 2004 an increase of $52,145 (110%) over 2003 sales of $47,620. Included in those sales were $37,500 in license fees and BioVault product sales of $62,265 in 2004 compared to $47,620 in 2003 an increase of $14,645 (31%). BioVault sales are described below. Biometric and software and license fee revenues were unchanged at $-0- for both 2004 and 2003. During 2004 and 2003 we re-developed IRP and IRPlicator from server based products into an ASP model for use over the Internet and for marketing purposes we renamed the products PrintIt 123! and ScanIt 123!, respectively. We began generating revenues from the sale of our IRP suite of software products in the second quarter of 2004 and recorded $36,200 in ASP service fees in 2004 compared to none in 2003.

Other sales for 2004 and 2003 included consulting, custom software services and web development services totaling $41,821 and $138,512 a decrease of $96,691 or 70%; maintenance agreements in connection with the sale and licensing of software products, sold by WMW prior to our purchase of the software on November 1, 2002, were unchanged at $5,200 for both 2004 and 2003; and Internet access and web-hosting services totaling $82,508 and $182,408 for 2004 and 2003 respectively, a decrease of $99,900 or 55%.

Sales of the BioVault have been less than our original estimates for several reasons. The National Rifle Association (“NRA”) with whom we have a marketing agreement did launch an Internet and email-marketing campaign for the product as agreed. The feedback we received from consumers was that the product was priced too expensively, was not attractive and lacked certain functions that users wanted in the electronics. As a result, we have redesigned the product as the BioVault 2.0 with improved features, more attractive styling and we reduced the selling price from $599 to $299. In exchange the NRA has agreed to use a more proactive marketing approach by selling the product directly to their membership through their 52,000 firearms instructors many of whom will act as sales agents. The first deliveries of that product are expected to begin late in the second quarter of 2005 when the design and tooling process is complete and manufacturing can begin. The NRA estimates a backlog of demand at around 10,000 units.

Sales of the BioLock, a residential biometric door lock will begin in the third quarter of 2005 when the design and tooling process is complete and manufacturing can begin. We have backorders for approximately 15,000 units of that product.

Our IRP software allows users to print directly to remote printers thereby solving the connectivity problem and allowing large organizations to realize savings that run into many thousands of dollars per month by moving printing from convenience printers that cost $0.05 to $0.08 cost to high volume digital machines either owned in-house or outsourced that cost $0.01 to $0.02 per page. We think that trend will continue, and as a result, more competitors will enter the market.

To date, users of our IRP system sold prior to our acquisition of W.M.W. Communications have realized significant print cost savings. In the example of the two school district clients, print volumes of as much as 10,000,000 images per month in over 100 schools and administrative offices have been redirected from desktop printers to the District’s central print facility at an average savings of $0.045 per image or $450,000 per month. In one such school district demand exceeded the print facility’s capacity and as a result, they were required to use the IRP software to outsource the overflow to a commercial print company.

Each of the four installations was sold prior to our acquisition of W.M.W. Communications at an average price of $40,000 per system with annual support provided at $5,200 per year. Pricing for the Internet product PrintIt 123! and ScanIt 123! is based upon usage charges ranging from $0.0025 to $0.01 per image processed depending upon volume and application. Targeted customers are large organizations with in-house print facilities and commercial digital printers who wish to use the technology to drive more customer business to their facility. In 2004 we entered into an agreement with AlphaGraphics, Inc., and Sir Speedy/PIP leading global suppliers of strategic sourcing for business copying and printing services, to test IRP in a pilot programs in a select number of its print shops and with certain of its commercial clients. We also signed reseller agreement with Danka Office Systems and Blackboard, Inc. in 2004 and IKON Office Solutions in 2005.

The trend in Internet access is towards broadband access. Dial up service will eventually become obsolete. As a result, we have seen the revenues from our Access Orlando brand steadily decline. We sold the dial-up portion of that business to a large Internet access provider. We acquired that business from W.M.W. Communications, but we did not consider it to be a part of our long-term business plan. In the information Management segment of the business, we expect to concentrate on the ASP products PrintIt 123! and ScanIt 123!, software, database and web development products.

Operating Expenses. Cost of services increased by $22,557 (2.4%), from $935,184 for the year ended December 31, 2003 to $957,741 for the year ended December 31, 2004. This increase is due to a full year’s amortization of intellectual properties acquired during 2003. Actual expenditures to deliver the cost of services decreased $106,659 (18%) from $580,412 in 2003 to $473,753 in 2004, largely due to staff reduction and related personnel costs. Depreciation and amortization included in cost of services increased $277,208 (78%) from $354,772 in 2003 to $631,980 in 2004. We see no upward trend in this cost as we have the infrastructure needed to carry on our business.

Cost of product sales increased $78,066 (57%) from $137,547 in 2003 to $215,613 in 2004 due to the increase sales of product.

Selling, general and administrative expenses decreased $217,565 (6%) from $3,448,502 in 2003 to $3,230,937 in 2004. We decreased our overhead expenditures such as salaries, wages and benefits for administrative and, computer maintenance and supplies. We maintained professional services such as legal and accounting fees, and corporate travel expenses at constant levels. We increased expenditures for sales and marketing including advertising, production of marketing materials, and participation in trade show activities as we completed the development of our software products. Also included in selling general and administrative expenses in 2004 is $570,450 and in 2003 is $1,759,445 of non-cash expenses related to investment banking, investor relations, consulting, legal and research and development expenses.

We had grown from twelve employees at December 31, 2002 to seventeen at December 31, 2003, largely as a result of the acquisition of W.M.W. Communications, Smart Biometrics, and Telepartners. During 2004 we consolidated the operations of those companies with ours and made certain reductions in personnel as a result. After we received the loan from Laurus, we increased our sales and marketing staff in an attempt to get our ASP service launched and generate sales. We hired two executives, four salespersons and two technical support field representatives. We could not generate sales rapidly enough to cover the additional expenses before our cash reserves were depleted. At the end of November we laid off seven of the eight new hires, two administrative staff, and three technical staff members reducing our numbers to eight full time and one part-time staff. We retain some of the former staff as contractors, on an as needed basis. The addition of the employees has negatively impacted liquidity and cash flow for the year ended December 31, 2004 and 2003. We can further expect that payroll will be a burden through 2005 as we attempt to raise the additional capital necessary to get our products to market. Payroll expense as a percentage of revenue will diminish dramatically after we establish a regular sales cycle of our products because our ongoing support costs will be minimal compared to our original development costs. We expect to distribute our products through channel sales and other resellers. As a result, we do not expect large increases in personnel and related expenses as we go to market with our products.

We currently operate without directors’ and officers’ insurance and we are at risk for those types of losses.

Interest Expense. Interest expense increased by $981,173, from $368,663 in 2003 to $1,349,836 in 2004, as a result of an increase in loans from shareholders, a note payable related to leasehold improvements acquired from Brekel Group in July 2002 the debenture issued to La Jolla Cove Investors, four loan agreements with Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, a loan agreement with Eagle Financial, LLC and the $2 million loan agreement with Laurus Master Fund. Included in interest expense is a non-cash charge of $1,156,996 for accretion of debt discount as a result of capitalizing, and then amortizing over the life of the loan the fair value of warrants for common stock issued in connection with the various loan agreements and the beneficial conversion feature of convertible notes. We expect to see a decrease in interest expense as we convert or replace debt with equity and accrete or write off the remaining debt discount of $332,633.

Net Losses. We incurred net losses of $5,847,017 and $4,690,188 for the years ended December 31, 2004 and 2003, respectively, an increase of $1,156,829 (25%). The significant increase was due largely to the increase in interest expense and non-cash and non-recurring expenses for investment banking, consulting and other services acquired in exchange for stock totaling $570,450 together with $206,082 of additional losses on impairment of intangible assets, and debt restructure charges of $111,742 and increases in depreciation and amortization of $107,781. We expect to incur additional net losses through the second quarter of 2005 as we continue to get our biometrics products into production and continue to introduce our software products to the marketplace. We presently require sales of approximately $200,000 per month to provide a positive cash flow.

Results of Operations

The following table sets forth information regarding our financial results for the nine and three-month periods ended September 30, 2005 and 2004.

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2005	2004	Change	2005	2004	Change

Revenue	$322,843	$46,921	588%	$521,219	$180,174	189%
Costs of services and product sales	284,741	282,366	1%	685,850	853,878	-19%
Selling, general and administrative	511,488	818,247	-37%	2,321,548	2,003,743	16%
Losses on Impairment of Intellectual Property	154,469	-	100%	154,099	46,052	1%
Interest , net	181,985	167,464	-7%	901,359	590,732	-85%
Net Losses	$(809,840)	$(1,221,156)	34%	$(3,541,637)	$(3,314,231)	-7%

Quarter Ended September 30, 2005 compared to Quarter Ended September 30, 2004. Unless otherwise noted, references to 2005 represent the three-month period ended September 30, 2005 and references to 2004 represent the three-month period ended September 30, 2004.

Revenues. Total revenue increased by $275,922 or 588% to $322,843 in 2005, from $46,921 in 2004. This occurred because we completed certain web development, custom software development and engineering services engagements. Software and license fee revenues were unchanged at $-0- for both 2005 and 2004. Revenues from consulting, custom software services, web development services and Internet access and web-hosting services totaled $206,143 in 2005 and $28,252 in 2004, an increase of $177,890 or 630%. Revenues from sales of the BioVault™ were $1,995 in 2005 compared to $18,669 in 2004 a decrease of $16,674 or 90%. Revenues from the maintenance of our existing IRP customers were $-0- in 2005 compared to $5,200- in 2004. During 2004 and 2003 we re-developed IRP and IRPlicator from server based products into an ASP model for use over the Internet and for marketing purposes we renamed the products PrintIt 123! and ScanIt 123!, respectively. We began generating revenues from the sale of our IRP suite of software products in the second quarter of 2004 and recorded $15,200 in ASP service fees in 2005 compared to none in 2004. Included in biometric sales for the first time in 2005 are Third quarter sales of Constellation Biometrics’ products totaling $70,226.

During 2004 and 2003, we spent most of our time acquiring and redeveloping our products. Sales and marketing efforts did not commence until the third quarter of 2004. We believe that the high cost of the BioVault™ was an impediment to its sales and so we discontinued that product after selling the last of the inventory in the second quarter 2005. As a result, we developed a less expensive version 2.0 of the BioVault. The BioVault 2.0 is out of design and is now in the molding and casting process. We expect to begin selling BioVault 2.0 in the first quarter of 2006. In addition to our own sales efforts we are looking for other companies in the industry to whom we can license the product. Additionally we are now in negotiations to license our PrintIt123 product line (formerly IRP), ScanIt123 (formerly IRPlicator) to a software marketing company and we expect to complete that transaction in 2006.

On September 13, 2005, We entered into a five-year, Exclusive Co-Operative Development and Supply Agreement with Black & Decker’s subsidiary, Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

Additionally, we are currently in discussions with other companies for the license of our other biometric technology products and we are also working with other resellers.

As a result of these recent developments, we expect: (a) that consulting, custom software services, web development and web-hosting activities will make up a smaller portion of our overall revenues; and (b) that revenues from our Safety and Security segment will begin to increase in late 2005 and throughout 2006 as we refocus our efforts on our biometric products.

Cost of Services and Product Sales. Cost of services and product sales were $284,741 in 2005 and $282,366 in 2004, an increase of $2,375 or 1%. This increase was primarily attributable to increasing the sales of our ASP, software products and other biometric products.

Selling, General and Administrative. Selling, general and administrative expenses were $511,488 in 2005 and $818,247 in 2004, a decrease of $306,759 or 37%. The significant decrease was attributed to non-cash and non-recurring expenses for investment banking, consulting and other services acquired in exchange for stock incurred in 2004 but not recurring in 2005. The overall decrease was offset in part by increases in our recurring selling and overhead expenditures such as salaries, wages and benefits for administrative and marketing personnel, computer maintenance and supplies, professional services (such as legal and accounting fees), and corporate travel expenses.

Our total payroll was $270,614 for 2005 and $427,847 for 2004. This decrease in payroll is attributable an overall reduction in workforce in the Information Management segment, offset by the addition of Constellation employees and one time severance payments given to certain employees. We expect that payroll will increase during the fourth quarter in the safety and security segment as we have hired additional engineers and programmers to support our biometrics projects. Once we establish continued sales for our software and biometric products, we expect that the payroll burden will be reduced as a percentage of total revenue.

Losses on Impairment of Intellectual Property. A loss of $154,469 and $-0- was recognized on the impairment of intellectual properties in 2005 and 2004.

Interest Expense. Interest expense was $181,985 in 2005 and $167,464 in 2004, an increase of $12,620 or 7%. This increase is due to write-offs of loan costs and debt discounts as a result of the refinancing of the Laurus, Corbin and Sullivan loans, which is more fully described under the caption “Liquidity and Capital Resources.”

Net Losses. We incurred net losses of $809,840 in 2005 and $1,221,156 in 2004, a decrease of $411,316 or 34%. The significant decrease was attributed to non-cash and non-recurring expenses for investment banking, consulting and other services acquired in exchange for stock incurred in 2004 but not recurring in 2005. We expect to incur additional net losses through the fourth quarter of 2005 as we continue to introduce our products to the marketplace. We expect cash flow to increase beginning in the first quarter of 2006 using proceeds from sales of our products. We presently estimate required sales of approximately $185,000 per month to provide a positive cash flow.

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004. Unless otherwise noted, references to 2005 represent the nine-month period ended September 30, 2005 and references to 2004 represent the nine-month period ended September 30, 2004.

Revenues. Total revenue increased by $341,046 or 189% to $521,219 in 2005, from $180,174 in 2004. This occurred because we completed certain web development, custom software development and engineering services engagements. Software and license fee revenues were unchanged at $-0- for both 2005 and 2004. Revenues from consulting, custom software services, web development services and Internet access and web-hosting services totaled $242,747 in 2005 and $98,391 in 2004, an increase of $144,356 or 147%. Revenues from sales of the BioVault™ were $9,771 in 2005 compared to $81,783 in 2004, a decrease of $72,012 or 88%. Revenues from the maintenance of our existing IRP customers were $4,300 in 2005 compared to $5,200 in 2004. During 2004 and 2003 we re-developed IRP and IRPlicator from server based products into an ASP model for use over the Internet and for marketing purposes we renamed the products PrintIt 123! and ScanIt 123!, respectively. We began generating revenues from the sale of our IRP suite of software products in the second quarter of 2004 and recorded $64,200 in ASP service fees in 2005 compared to none in 2004. Included in biometric sales for the first time in 2005 are sales of Constellation Biometrics’ products totaling $97,682.

During 2004 and 2003, we spent most of our time acquiring and redeveloping our products. Sales and marketing efforts did not commence until the third quarter of 2004. We believe that the high cost of the BioVault™ was an impediment to its sales and so we discontinued that product after selling the last of the inventory in the second quarter 2005. As a result, we developed a less expensive version 2.0 of the BioVault. The BioVault 2.0 is out of design and is now in the molding and casting process. We expect to begin selling BioVault 2.0 in the first quarter of 2006. In addition to our own sales efforts we are looking for other companies in the industry to whom we can license the product. Additionally we are now in negotiations to license our PrintIt123 product line (formerly IRP), ScanIt123 (formerly IRPlicator) to a software marketing company and we expect to complete that transaction in 2006.

On September 13, 2005, we entered into a five-year, Exclusive Co-Operative Development and Supply Agreement with Black & Decker’s subsidiary Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

Additionally, we are currently in discussions with other companies for the license of our other biometric technology products and we are also working with other resellers.

As a result of these recent developments, we expect: (a) that consulting, custom software services, web development and web-hosting activities will make up a smaller portion of our overall revenues; and (b) that revenues from our Safety and Security segment will begin to increase in 2006 as we refocus our efforts on Biometrics.

Cost of Services and Product Sales. Cost of services and product sales were $685,850 in 2005 and $853,878 in 2004, a decrease of $168,028 or 20%. This decrease was primarily attributable to discontinuing the original BioVault, which had a relatively high cost of sales and increasing the sales of our ASP other biometric products that have a much lower cost of sales.

Selling, General and Administrative. Selling, general and administrative expenses were $2,321,548 in 2005 and $2,003,743 in 2004, a increase of $317,805 or 16%. The significant increase was attributed to non-cash and non-recurring expenses for investment banking, consulting and other services acquired in exchange for stock totaling $865,187. The acquisition of Constellation added another $63,120 to selling, general and administrative expenses. The overall increase was offset in part by decreases in our recurring selling and overhead expenditures such as salaries, wages and benefits for administrative and marketing personnel, computer maintenance and supplies, professional services (such as legal and accounting fees), and corporate travel expenses.

Our total payroll was $1,473,839 for 2005 and $979,360 for 2004. This increase in payroll is attributable to one time severance payments given to certain employees and the addition of Constellation employees. We expect that payroll will increase during the fourth quarter in the safety and security segment as we have hired additional engineers and programmers to support our biometrics projects. Once we establish continued sales for our software and biometric products, we expect that the payroll burden will be reduced as a percentage of total revenue.

Losses on Impairment of Intellectual Property. A loss of $154,099 was recognized on the impairment of intellectual properties in 2005 and $46,052 was recognized on the impairment of equipment in 2004.

Interest Expense. Interest expense was $901,359 in 2005 and $590,732 in 2004, an increase of $416,877 or 86%. This increase is due to write-offs of loan costs and debt discounts as a result of the refinancing of the Laurus, Corbin and Sullivan loans, which is more fully described under the caption “Liquidity and Capital Resources.”

Net Losses. We incurred net losses of $3,541,637 in 2005 and $3,314,231 in 2004, a increase of $227,406 or 7%. The increase was primarily attributed to non-cash and non-recurring expenses for investment banking, consulting and other services acquired in exchange for stock totaling $865,187 and increases in interest expense of $335,717 due to write-offs of loan costs and debt discounts as a result of the refinancing of the Laurus, Corbin and Sullivan loans. The overall increase was offset by increases in sales of $341,046. We expect to incur additional net losses through the fourth quarter of 2005 as we continue to introduce our products to the marketplace. We expect cash flow to increase beginning in the first quarter of 2006 using proceeds from sales of our products. We presently estimate required sales of approximately $185,000 per month to provide a positive cash flow.

Liquidity and Capital Resources

General

Our principal use of cash in our operating activities is for selling general and administrative expenses.  Our principal source of liquidity has historically been from financing activities.  We believe that cash provided by our operating and financing activities should provide adequate resources to satisfy our working capital, liquidity and anticipated capital expenditure requirements for approximately the twelve month period ending on December 31, 2006. Before such time, we expect to have sufficient cash flow to continue our operations.

Operating Activities

Net cash used in operating activities was $1,324,530 for 2005, as a result of the net loss during the period of $3,541,637, offset by non-cash expenses of $1,964,997, increases in accrued shareholder salaries of $170,000 and net decrease in other working capital items totaling $72,361.

Investing and Financing Activities

Net cash used for investing activities for 2005 was $159,246, which includes $158,308 of product development costs for the BioVault 2.0 that we capitalized.

Net cash provided by financing activities was $1,786,075 for 2005. Proceeds from the Svenningsen Trust loan accounted for $2,100,000; proceeds from the sale of common stock and the exercise of warrants accounted for: (a) $436,619; plus (b) proceeds from shareholder loans of $323,465 less (c) payments of notes payable and long-term debt that used cash of $1,102,802.

Current liabilities of $3,935,065 exceed current assets of $585,907 by $3,349,158. Of that amount, $2,004,242 is owed to shareholders as loans and accrued but unpaid salaries under employment agreements. Our officers are dedicated to our business plan and will place no undue demands on its working capital. They expect payment from future cash flows and equity capital infusions. Also included in current liabilities is $358,541 of accounts payable owed by the former Brekel Group, Inc. We are negotiating to settle these liabilities related to the former Brekel Group, Inc. at amounts less than the amounts recorded in the balance sheet. We are unable to estimate an expected settlement below the carrying amount at this time. We expect that these liabilities will be settled for cash on a reduced basis.

Prior to our acquisition of the Brekel Group, Inc., effective July 1, 2001, the Brekel Group, Inc. entered into an operating lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011.  Because we determined to cease Brekel’s print and publishing operations before we acquired it, effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. In April 2004, we entered into a new lease agreement and note payable with the landlord that supercedes and replaces the lease forbearance agreement entered into by the Brekel Group, Inc. effective July 1, 2002 prior to its acquisition by us.

The new lease for 24,085 square feet is effective July 1, 2004 for a period of seventy-two months beginning July 1, 2004 and ending on June 30, 2010. The note payable was fixed at $1,600,000 together with interest thereon at a simple interest rate equal to nine percent per annum. Commencing on August 1, 2004 and continuing on the first day of each month thereafter through and including June 1, 2010, we are scheduled to pay to Lender payments consisting of principal and interest in the amount of $26,517 per month.

On May 17, 2005, EastGroup Properties, LP agreed to an additional six (6) month deferment of our Promissory note payments until December 1, 2005, contingent upon the payment of the April and May 2005 rent payments prior to May 31, 2005, and that all rental payments between now and December 2005 are kept current. EastGroup Properties, LP also agreed to extend the note by twelve (12) months to represent the twelve (12) total deferred payments from December 2004 to November 2005.

Rental expense for the three months ended September 30, 2005 and 2004 was $48,049 and $37,425, respectively. Rental expense for the nine months ended September 30, 2005 and 2004 was $133,702 and $99,730, respectively. The original amount of the note of $1,600,000 represents $893,112 of deferred rent and $706,888 of tenant improvements. The September 30, 2005 balance of $ 1,544,266 included $193,205 in current portion of long-term debt and $1,351,061 in long-term debt. The new minimum future rentals required under the operating lease and the maturities of the long-term note payable are as follows:

Year	Rentals	Maturities
2005	$193,175	$193,205
2006	197,113	244,932
2007	201,150	260,039
2008	205,287	276,078
2009	156,336	293,105
Thereafter	-	276,907
	$953,061	$1,544,266

On May 18, 2005, we closed a debt transaction with Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, pursuant to which the Trust consolidated $1.55 million in existing unsecured debt owed by us to the Trust and provided $2.1 million in additional financing for a total of $3,650,000.

The $3,650,000 promissory note issued to the Trust has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The Trust’s promissory note is secured by all of our assets.

In connection with the loan: (a) the Trust delivered $1,000,000 of the above loan to Laurus Master Fund, Ltd., a Cayman Islands company in full settlement of an outstanding secured convertible term note; and (b) we issued a warrant to Laurus exercisable into 1,500,000 shares of our common stock at an exercise price of $0.23 per share. In return for receiving the $1,000,000 and the warrant, Laurus, the Trust and we entered into that certain Assignment, Assumption and Release, dated as of May 18, 2005, pursuant to which, Laurus assigned all of its rights, liabilities and obligations under our original financing arrangement with Laurus, and all documents related thereto, to the Trust. In addition, Laurus released us from all liability whatsoever under our previous financing arrangement, and all documents related to that transaction, except for any terms which may survive the assignment.

In connection with the loan, the Trust received a warrant to purchase up to 6,000,000 shares of our common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of each of the warrants issued to the Trust and Laurus.

We received approximately $1.1 million in cash after payment to Laurus of $1,000,000 (described above). The remaining principal balance under our financing arrangement with Laurus after such payment was $818,182, which balance was converted into 5,454,547 shares of our common stock by Laurus at the reduced conversion rate of $0.15 per share, reduced in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended.

The proceeds from the Loan will not be adequate to support our operations while we build sales revenues from our products. As a result, we now need to obtain additional financing to continue our operations. We have engaged investment bankers to raise additional capital, and we expect to secure such additional capital in a timely manner.

Recent Events

On September 13, 2005, we entered into a five-year, Exclusive Co-Operative Development and Supply Agreement with Black & Decker’s subsidiary Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

On December 21, 2004, we entered into a Letter Agreement with Chapman Spira & Carson, LLC, pursuant to which Chapman agreed to provide us with various consulting, investment banking and business development services.  On or about September 28, 2005, Chapman filed a complaint in United States District Court for the Southern District of New York, asserting claims for breach of contract and unjust enrichment.  Chapman alleges that, notwithstanding its purported provision of services under the Letter Agreement between it and us, we failed to properly compensate Chapman for those services.   We claim that none of those services were actually provided by Chapman.  Chapman is seeking compensatory damages of $1,019,060, costs, including attorney's fees, 500,000 shares of common stock and a warrant to purchase 6,195,000 shares of stock at $0.26 per share.  We believe that Chapman's claims are without merit and intend to vigorously defend ourselves against these allegations.

On November 30, 2005, we closed a preferred stock transaction with seven institutional investors, pursuant to which the Company issued 1,575 shares of its Series A preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $1,575,000. We also issued to the Series A purchasers warrants exercisable into an aggregate of 7,500,000 shares of our common stock.

The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. The Series A preferred stock contains anti-dilution provisions under which the number of shares issuable upon conversion of the Series A preferred stock and the conversion price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the Series A preferred stock, the occurrence of stock splits, stock distributions, and other corporate events

On December 9, 2008, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock.

In connection with the Series A transaction, the Series A purchasers received warrants to purchase up to an aggregate of 7,500,000 shares of our common stock at $0.33 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the conversion of the Series A preferred stock and exercise of the warrants. We paid a commission of $181,125 to our placement agent in connection with the Series A transaction and issued warrants to our placement agent exercisable into an aggregate of 2,250,000 shares.

The Series A transaction, together with projected cash from operations, should be sufficient to sustain our operations for approximately the next two to three months. As a result, we now need to obtain additional financing to continue our operations. We have engaged investment bankers to raise additional capital, and we expect to secure such additional capital in a timely manner.

Application of Critical Accounting Policies

Software Development Costs

Costs incurred to establish technological feasibility of computer software products are research and development costs and are charged to expense as incurred. Costs of producing product masters subsequent to technological feasibility are capitalized. Capitalization of computer software costs ceases when the product is available for general release to the customers. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the products or the gross revenue ratio method, whichever results in the greater amount of amortization.

Acquired Software

In connection with the acquisition of Access Orlando, we acquired Internet Remote Print software that was assigned a value of $288,000, representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired software is being amortized over its expected useful life of five years.

Intellectual Properties

In connection with the acquisitions of Smart Biometrics, Inc, Telepartners, Inc., Fingerprint Detection Technologies, Inc. and Constellation Biometrics Corporation, we acquired intellectual properties including patents, trademarks, technical drawings, proprietary software and other knowledge based assets that were assigned values of $700,000, $160,000 and $237,650, $575,000 respectively, for a total of $1,672,650 representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired intellectual properties are being amortized over their expected useful life of five years. During the third quarter, we wrote off the remaining balance of $154,469 of the Fingerprint Detection Technologies, Inc. patent. We consider the asset to be impaired due to a patent infringement by a larger company.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standard No. 123 "Share-Based Payment" (SFAS 123R). SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification This statement is effective for the first reporting period beginning after December 15, 2005. In the opinion of management, the adoption of this statement will not have a significant impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

BUSINESS

Overview

We were incorporated in California on September 21, 1999 as Wedge Net Experts, Inc. On or about May 1, 2002, we changed our name to Sequiam Corporation and changed our stock symbol from “WNXP” to “SQUM.OB”. On May 19, 2004, our common stock was formally listed on the Frankfurt Stock Exchange under the symbol RSQ. We believe that listing our shares of common stock on the Frankfurt Stock Exchange will increase our profile with investors, both institutional and retail, in Germany and across Europe.

Until the acquisition of Smart Biometrics, Inc. in 2003, we were primarily focused on developing a portfolio of Internet and print enterprise-wide software products and developing custom software, databases and websites for businesses. We also operated as an Internet Service Provider and provided Internet access and web site hosting for our customers who required those services. During this period, our business was operated under one operating segment through our subsidiaries: Sequiam Software, Inc. and Sequiam Communications, Inc.

In 2003, we decided to expand our portfolio of product offerings to include biometric technology products. The expansion into the biometric technology industry was based on our belief that the terrorist events of September 11, 2001 and the increased focus on national and personal security created an increased demand for biometric technology solutions. Because of these national and global issues, and because of our existing expertise in software design and development, we believed that we were uniquely positioned to enter the biometric industry. Furthermore, our Chief Technology Officer, Alan McGinn, played an instrumental role in connection with the research and development of the BioVault™ while associated with Smart Biometrics, Inc.

Today, our operations are divided into two distinct operating segments: Information Management and Safety and Security. Our Information Management segment utilizes our custom software skills, our contacts with the world sports communities and interactive web-based technologies. We formed our Safety and Security segment after our acquisition of Smart Biometrics, Inc. and Fingerprint Detection Technologies, Inc. Through these acquisitions, we acquired: (a) a fingerprint biometric access control system, which will be a key feature in our future product offerings; and (b) a fingerprint detection system which we believe represents a new advancement in that science. Since the implementation of our Safety and Security segment, we have focused most of our attention to developing a portfolio of biometric products.

Our Information Management segment consists of the following subsidiaries: (a) Sequiam Software, Inc.; (b) Sequiam Sports, Inc.; and (c) Sequiam Education, Inc. Our Safety and Security segment consists of the following subsidiaries: (a) Sequiam Biometrics, Inc.; (b) Fingerprint Detection Technologies, Inc.; and (c) Constellation Biometrics Corporation. Constellation is the parent company of a wholly owned subsidiary, Biometric Security (PTY) LTD. (a/k/a Secure Biometrics or Biometrics.co.za), a South African company, engaged in the development, marketing and sale of biometric technology products.

Development of the Business

Information Management Segment

Three principal shareholders, Nicholas VandenBrekel, Mark Mroczkowski and James Rooney, formed Sequiam Software, Inc. (formerly Sequiam, Inc.) on January 23, 2001, to research, develop, produce and market a document management software product. From its inception until April 1, 2002, Sequiam Software, Inc.’s sole business activity was the development of its software product, Sequiam Document Management System, also referred to as Sequiam DMS.

Acquisition of Brekel Group, Inc. In 2002, we acquired 99.38% of the issued and outstanding common stock of Brekel Group, Inc. We acquired Brekel Group, Inc. for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management, Internet remote print and print on-demand software applications. We also acquired Brekel Group, Inc. for its contract with the World Olympians Association and its Internet and ExtraNet expertise and product development gained from that project (as more fully described below under the heading “Sequiam Communications, Inc.”). Today, the business of Brekel Group, Inc. is conducted by our subsidiary Sequiam Sports, Inc., which is part of our Information Management segment.

Acquisition of the Assets of W.M.W. Communications, Inc. Effective November 1, 2002, we acquired all of the assets of W.M.W. Communication, Inc., doing business as Access Orlando. We accounted for this transaction as an acquisition of the business of W.M.W. Communications, Inc. We acquired W.M.W. Communications, Inc. for its Internet Remote Print, commonly referred to as “IRP” and Internet Remote Print Duplicator, commonly referred to as “IRPlicator,” software products. IRP is a software product that allows computer users to print remotely to any printer via the Internet. Because IRP is highly complementary to the Sequiam DMS product, we have integrated the two products. W.M.W. Communications, Inc. also acted as an Internet Service Provider, which we incorporated into our business. Through our Internet hosting and collocation services, we host third-party web content on either our server located at our remote network operations center, or on the third party’s server that is located at our remote network operations center. Today, our subsidiary Sequiam Software, Inc. conducts the business of W.M.W. Communication, Inc. which is part of our Information Management segment.

Acquisition of the Assets of Telepartners, Inc. On June 1, 2003, we acquired substantially all of the assets of Telepartners, Inc. located in West Palm Beach, Florida. We accounted this transaction as an acquisition of the business of Telepartners, Inc. Telepartners, Inc. developed supplemental educational products for schoolchildren in grades 1 through 12. The major asset acquired from Telepartners, Inc. was the Extended Classroom™ software, which is a supplemental, educational program consisting of a video lesson library containing the same lesson concepts that are taught in our public school classrooms in the United States. Each lesson summary has been produced in high quality and digitally mastered, allowing for Internet and television broadcast distribution as well as being offered in CD and video formats. Today, our subsidiary Sequiam Education, Inc., conducts the business of Telepartners, Inc.  which is part of our Information Management segment.

Safety and Security Segment

Acquisition of the Assets of Smart Biometrics, Inc. On May 9, 2003, we acquired substantially all of the assets of Smart Biometrics, Inc. located in Sanford, Florida. We accounted for this transaction as an acquisition of the business of Smart Biometrics, Inc. Smart Biometrics, Inc. is engaged in the development of biometric technologies. The BioVault™ technology, which is a secure access denial device that utilizes biometric technology and protocols to recognize a person’s fingerprint to unlock, was the major asset of Smart Biometrics, Inc. Today, our subsidiary Sequiam Biometrics, Inc., conducts the business of Smart Biometrics, Inc. which is a part of our Safety and Security segment.

Acquisition of Fingerprint Detection Technologies, Inc. On September 11, 2003, we acquired 100% of the issued and outstanding shares of common stock of Fingerprint Detection Technologies, Inc., a Florida corporation. Fingerprint Detection Technologies, Inc. has the rights to develop and market a patented and proprietary technology for fingerprint analysis using a light-emitting diode, or LED, intense headband light source. Because Fingerprint Detection Technologies, Inc. had no operating history and had not generated any revenues, we accounted for the acquisition as a purchase of its assets. Today, Fingerprint Detection Technologies, Inc. is one of our subsidiaries and is part of our Safety and Security segment.

Acquisition of Constellation Biometrics Corporation. On June 7, 2005, we acquired 100% of Constellation Biometrics Corporation, a Florida corporation, effective May 31, 2005, pursuant to a stock purchase agreement dated May 31, 2005 by and among us, Constellation and the shareholders of Constellation. We accounted for this transaction as a purchase. Constellation is the parent company of a wholly owned subsidiary Biometric Security (PTY) LTD. (a/k/a Secure Biometrics or Biometrics.co.za), a South African company, engaged in the development, marketing and sale of biometric technology products.

The following chart reflects an overview of our corporate organization (including jurisdictions of incorporation and percentages owned by the parent corporation) as of December 31, 2005.
Products

Safety and Security Segment

A.	Sequiam Biometrics, Inc.

Sequiam Biometrics, Inc. focuses on the BioVault™, and the BioLock.

BioVault™

We market a personal access denial device called BioVault™ that uses patent-pending fingerprint recognition technology as the sole means to control access, and requires no key, card or combination. The BioVault™ is constructed of heavy-duty 12-gauge steel. The BioVault™ can be plugged into a house AC current or run independently on three D-cell batteries for up to one year, and is the only access denial device currently on the market with no manual override system. The BioVault™ uses the same non-volatile memory as cell phones to retain fingerprint information in the absence of any power source. When power is low, the BioVault™ signals the user like a smoke detector.

The BioVault™ measures 12.5 inches wide, by 17 inches long, by 3.5 inches deep, and provides room for two handguns plus ammunition, or valuables such as jewelry, stock certificates and other documents. The BioVault™ is easy to program and stores up to 15 authorized fingerprints. We believe that handgun owners are the largest market for this product. Through our agreement with T&N Enterprises, we have developed a relationship with the National Rifle Association for the sale of the BioVault™ through the National Rifle Association web site. As of September 30, 2005, we have generated $10,321 in revenues from sales of the BioVault™.

We have re-designed, re-engineered and re-tooled the BioVault and we are preparing to introduce it as the Bio Vault 2.0. In addition to our partnership with the National Rifle Association, we are in discussions with several distributors who wish to sell the new and improved version. Henyue Manufacturing of Guangzhou, China, a leading manufacturer of consumer products for the U.S. market will manufacture the Sequiam BioVault 2.0 and expects to make initial deliveries in March 2006.

BioLock

On September 13, 2005, Sequiam entered into a five-year, Exclusive Co-Operative Development and Supply Agreement with Black & Decker’s subsidiary, Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

We, together with Kwikset Corporation, have recently developed the BioLock: a biometrically accessible door lock system to be applied to external and internal doors.

The system uses a Kwikset deadbolt and a biometric sensor with matcher developed at our laboratories in Orlando, Florida. When a valid finger is detected on the biometric sensor, it activates the remote control accessory module to open the lock.

The BioLock biometric module communicates with the lock via Anti-theft Rolling Code Security with over 4.3 billion access combinations. The access code automatically changes with each use - it never uses the same code twice, so signals copied from the remote are useless. The user interface is a simple membrane switch located on the bottom right side of the unit. It has a range of up to 30 feet from the location of the sensor. The Biolock features a simple 3-step enrollment of fingerprints on the sensor and no computers or servers are required. The BioLock can hold up to 15 fingerprints and operates using either battery power or house low voltage power. The Biolock features an auto relock feature that activates after 30 seconds. The BioLock also features “Lockminder” - a light to signal you from across a room that it's locked or unlocked with both audible and visual indicators of the bolt position. The BioLock also comes with 2 keys for backup in case of battery failure, a low battery warning indicator and a lifetime finish warranty. As of September 30, 2005, we have not generated any revenue from the development of the Biolock. We intend to begin marketing the Biolock in March 2006.

OEM Kits 1 and 2

OEM 1 is intended for customers who want to quickly develop products that incorporate biometric lock actuation for a very low cost. Products that range from opening safes, garage doors, cabinets—anything that would normally require a key. Even a television remote control could be biometrically enabled with OEM 1 technology.

OEM 2 is a biometric board assembly that can be used in a wide variety of biometric devices. Unlike OEM 1, OEM 2 provides a feature set that allows OEMs to develop products such as time and attendance boxes, biometric medical devices, access control devices, governmental related access projects and biometric video time-stamping products. OEM 2 is designed for any product that needs memory and processing power on a biometric OEM device.

Both products will have full support from our easy to use suite of developers’ kits allowing any home computer to manage or develop new applications using these products. As of September 30, 2005, we have not generated any revenue from the development of either OEM Kits 1 or 2.

B.	Fingerprint Detection Technologies, Inc.

Fingerprint Detection Technologies, Inc. is focused on our BritePrint technology.

BritePrint

The BritePrint technology is a light-emitting, diode-based, headband-mounted light source developed to enhance the detection of dusted latent fingerprints. The BritePrint system offers a low-cost, hands-free device to be used during the investigative process by law enforcement. This technology, when used in conjunction with traditional dust detection methods, reveals otherwise invisible fingerprints, footprints, and other latent markings at crime scenes and may save valuable time in the investigative process.

Using an array of light emitting diodes, or LED, the BritePrint device emits wavelength-specific light of sufficient intensity to cause areas brushed with a dye to visibly fluoresce. Wearing light-filtering goggles to make the markings easily detectable to the human eye (orange goggles in the case where rhodamine 6G dye is used), an analyst can quickly proceed with the on-site identification and analysis of the markings. Video cameras can be fitted with specially colored lenses or other optical scanning devices to provide additional possibilities for recording critical crime scene evidence.

We acquired the BritePrint technology from the Westinghouse Savannah River Company under the terms of a license agreement. Westinghouse Savannah River Company is recognized as a world-class center of excellence for the development and application of unique and innovative science and technology solutions. Westinghouse Savannah River Company is the applied research and development laboratory for the U.S. Department of Energy. The inventor of the BritePrint technology is Eliel Villa-Aleman. As of September 30, 2005, we have not generated any revenue from sales of the BritePrint and are currently looking to license this product. On March 8, 2005 Westinghouse Savannah River Company was granted patent number 6,685,285 B1 for the BritePrint technology.

C.	Constellation Biometrics Corporation

BioTime

BioTime is our fraud-free, easy-to-use computerized access control, attendance and recording tool. All staff activity is recorded automatically at the points of entry and exit. Upon arrival at work, employees login quickly and easily. Upon exiting the premises at the end of the working day, this process is repeated. Because the system accurately and instantly identifies each employee, no unauthorized people can enter the facility, and all staff movement is fully recorded. BioTime is a software program that can work with a variety of biometric and other devices.

BioTime automatically eradicates time disputes, or "buddy clocking" by other staff members. These records can then be saved or printed, and analyzed at any time. Also, the figures can be integrated with the most popular payroll packages, allowing for the complete automation of the entire payroll calculation process.

BioTime is a complete ready-to-use system that includes software, a clocking-in terminal, communications cables, a "Getting Started" guide, and a full installation manual. Since the software is completely menu-driven and exceptionally easy to use, it can be quickly installed and operated by a person with little computer experience. A typical installation takes less than one hour and Individuals can be added to the system in a matter of minutes. As of September 30, 2005, we have generated $73,261 in revenues from sales of BioTime.

BioTools

BioTools consists of an ActiveX controls toolkit that can be used by developers, OEM's and system integrators as a biometric "front-end" to any commercial or custom-written software package. The toolkit considerably decreases (from weeks to minutes) the process of adding biometric security, and it comes complete with sample code to facilitate quick, smooth, trouble-free integration. The toolkit supports Windows 95, 98, NT, 2000, XP, IIS 4 & 5 and the Microsoft Access and SQL Server databases. It is also ODBC-compliant, enabling it to integrate with most database systems.

Biometric devices supported include: Authentec, BioLink, Digent, Digital Persona, Ethentica, Kingston Technology, Lifeview, Microsoft, Nitgen, Precise Biometrics, Sagem, Secugen, Sony, Suprema, Tacoma, Tai-Hao and Targus.

The toolkit is available in two versions - Standard and Professional. The BioTools Professional Toolkit extends the Standard Toolkit by adding web server samples and support tools, web-cam support, and Smart Card (chip card) support. As of September 30, 2005, we have generated $24,421 in revenues from sales of the BioTools.

BioWeb

BioWeb is our state-of-the-art Internet Security system with no PIN's, passwords or possibility of fraud. BioWeb offers the ability to identify and authorize all communication over the Internet and networks, completely protecting your money and information from fraud or hacking.

BioWeb is an easily installed, ready-to-use software package that allows the instant biometric enabling of any website. It is ideal for secure business-to-business sites, payment authentication and general website access security. As of September 30, 2005, BioWeb has not yet generated any revenue from sales.

BioAccess

BioAccess is our fraud-free, easy-to-use computerized access control and recording tool used to track who went where, and when. Activity in and out of buildings, strong rooms, server rooms, and rooms housing sensitive documents, etc., can be 100% securely controlled. Printed reports can then be generated about this traffic.

BioAccess is a complete ready-to-use system that includes software, a clocking-in terminal, communications cables, a "Getting Started" guide, and a full installation manual. Since the software is completely menu-driven and exceptionally easy to use, it can be quickly installed and operated by a person with little computer experience. As of September 30, 2005, BioAccess has not yet generated any revenue from sales.

BioSmartCard

BioSmartCard is a totally secure, biometrically locked Smartcard that allows only the rightful owner to access and use the card. Smartcards are credit-card sized cards with processing chips embedded into them. This technology is on the verge of revolutionizing remote transactions. Because the use of the card relies on people interacting based on what they have, and what they know, i.e. a card and a PIN, the technology remains almost as flawed as regular credit card systems.

People lose cards. They lose them through theft, by accident, or even by hiding them "too well". Moreover, if they do manage to keep the card, they invariably forget the PIN. BioSmartCards allow users to rely instead on who they are, which is something that cannot be lost, forgotten or copied.

BioSmartCards rely on the unique characteristics of a person's fingerprint. To register, the owner's fingerprint is digitally embedded into the card. When the owner needs to use the card, instead of entering a PIN he/she simply presses a finger onto a scanner. The fingerprint is scanned and compared with that embedded in the card. If the scanned fingerprint does not match the embedded fingerprint in the card, the card remains un-usable. If they match, the bona fide ownership is established beyond doubt, thus eliminating fraud, rendering stolen or lost cards useless and protecting the vital information belonging to the owner.

Without the rightful owner's body being present, the information remains hidden and totally secure. Only the correct fingerprint can unlock the BioSmartCard. As of September 30, 2005, we have not generated any revenues from sales of the BioSmartCard because the product is not sold separately, it is included in BioTools Professional.

BioRegister

The BioRegister system quickly, easily, and securely registers and administers all necessary group information.

The system has the following features: Track and store up-to-date information on all group members, no false identities or membership frauds, add or restrict members instantly from anywhere in the world, no lost or stolen Personal Identification Numbers, cards or ID’s, remote updating and management of entire database, manages groups of all sizes. As of September 30, 2005, we have not generated any revenues from sales of the BioRegister.

BioRollCall

BioRollCall is designed for monitoring the movements of your employees. The software includes a built in Export module. BioRollCall is a Time & Attendance solution that uses fingerprint biometrics for authentication. It is very easy to use and intuitive and can be used for church, school or club attendance tracking. Records are stored in a standard Microsoft Access database for ease of use. BioRollCall is ideal for small to medium installations requiring a roll-call function only. As of September 30, 2005, we have not generated any revenues from sales of the BioRollCall.

BioCareTrack

BioCareTrack was specifically developed for the home healthcare market and allows providers to verify health care visits, track treatments and eliminate fraud. The system functions as described below, however, it can easily be modified to accommodate specific procedures and work flows. The system is entirely automatic and only requires the caregiver to enter a code and touch the sensor, once the patient touches the sensor confirming that care was given, the transaction is completed.

According to the National Association of Home Health Care, there were over 7.6 million Americans requiring home healthcare in 2005. This is a large market and growing larger each day as the baby boomer generation grows older. As of September 30, 2005, we have not generated any revenues from sales of the BioCareTrack. We estimate the product will be ready for sale in January 2006. On September 13, 2005, Sequiam Biometrics, Inc. signed an exclusive distribution agreement with Kelimo Incorporated for BioCareTrack.

BioMail

BioMail’s combination of fingerprint biometric security and encryption brings you secure email management. With BioMail, no one gets to see your private communication. BioMail works by sending your fingerprint template to your intended confidential correspondent as a standard email attachment in Outlook. This template is stored in his/her address book under your contact details. Whenever he/she wants to send you a confidential email, the contents are encrypted automatically when she adds your name to the "To" field at the top of the email and by clicking on the encrypt icon.

In transit and on arrival, the documents remain encrypted until your fingerprint is read on a biometric fingerprint scanner. This means that no one other than the intended recipient can open, view, or copy the document. As of September 30, 2005, we have not generated any in revenues from sales of BioMail.

Information Management Segment

A.	Sequiam Software, Inc.

Sequiam Software, Inc. is focused on the following products:

Sequiam IRP

The IRP software (sometimes marketed as Print It, 123!) enables users to print or copy documents from their computer or scanner to printers at remote sites using the Internet with a simple “point and click” procedure. Although the software is highly complex in its construction, it is very simple to use. Computer users are generally able to point and click to print a document to their desktop or network printer. IRP allows computer users to point and click to print a document to a printer at a remote location such as a corporate high-speed print facility, a commercial printer at another office, a hotel, a convention center, or to any other location that has a printer.

IRP allows users to manage incoming print jobs and provide for easy account reporting. IRP also works with any MS Office or other Windows program just like any other printer on a Windows 95/98/NT/2000/XP computer. Because IRP documents use standard PostScript language, documents submitted to the server may be sent to any compatible print or output device. Documents may be sorted and grouped by features in the Java based Print Manager to allow maximum efficiency when printing. Also, IRP can extract raw print data from a printed document for import into other existing applications.

Sequiam IRPlicator

IRPlicator (sometimes marketed as Scan It, 123!) is a software system used to scan documents from a variety of scanning devices and send the scanned documents to the IRP Document Manager. The IRPlicator software runs on any Windows 95, 98, NT, 2000 or XP based computer. The IRPlicator software interfaces to the scanning device through the commonly used Twain or ISIS software interface. The IRPlicator software may use the scanning device’s user interface or in most cases will allow operation of the scanning device without the use of the scanning device’s user interface. The IRPlicator’s output postscript contains no other formatting commands other than the data itself to allow for commands to be sent to the output device independent of, and not in conflict with, the postscript data.

There are currently two versions of the IRPlicator: (a) IRPlicator Print Shop; and (b) IRP Remote Copy. IRPlicator Print Shop uses a custom print spooler to send document data to the IRP Document Manager simultaneously while other documents are continuously being scanned. This high-volume approach is designed for the busy print shop. The IRP Remote Copy software is usually located at a remote location along with the remote scanning device(s). Documents scanned using this version of IRPlicator are sent immediately after scanning from the remote location to the IRP Document Manager.

Four customers (two county school districts and two state universities) currently use the IRP and IRPlicator software products. We have not recognized any revenue from these sales because they were all made prior to our acquisition of the IRP and IRPlicator software from W.M.W. Communications, Inc. In each of these cases, the software was deployed together with a dedicated server and backup systems for the installation. Since acquisition, we have focused on making improvements to the product and creating another version of the software that is deployed entirely through the Internet. This version of the software is designed for smaller users who do not have sufficient volume to require on site servers.

To date, users of the system have realized dramatic print cost savings. In the example of the school districts, print volumes of as much as 10,000,000 images per month in over 100 schools and administrative offices have been redirected from desktop printers to the District’s central print facility at an average savings of $0.045 per image or $450,000 per month. In one such school district, demand exceeded the print facility’s capacity such that they were again required to use the IRP software to outsource the overflow to a commercial print company.

We began receiving annual support revenue from these installations in the first quarter of 2003. Pricing for the Internet product will be based upon usage charges. Our targeted customers are large organizations with in-house print facilities and commercial digital printers who wish to use the technology to drive more customer business to their facility.

We have focused on refining the IRP and IRPlicator software products, including the development of an internet-only enabled version that does not require an on-site server installation. We have also focused on integrating Sequiam DMS into the IRP products by incorporating both software programs into one product working together. We have done this by integrating the document management aspects of Sequiam DMS into the unique print capabilities of our IRP products. Additionally, we have allowed Danka Corporation to extensively test the product and we have expended additional effort to incorporate certain changes suggested by them. We are now in discussions with an independent print software marketing firm to license both products to them on an exclusive basis. We prefer to sell the sales and marketing rights to this product to a third party so that we may focus all of our resources on the development and sales of our biometric products. As of September 30, 2005, we have not received any revenue from the sale of IRP or IRPlicator as we discontinued outright sales of the product in favor of service fees earned from online delivery of the product. We did receive $5,200 for the continued maintenance of products sold to our existing IRP and IRPlicator customers in prior years. We had revenues from user fees of $64,200 from our web based IRP products delivered on line.

Book It, ROVER!

Book It, ROVER! is a web-based application service that provides destination promotion agencies (e.g. chambers of commerce and convention and visitor bureaus) with a tool that is capable of providing full booking service to visitors exploring their websites. Convention and visitor bureaus, tourist development boards and other destination promotion entities are discovering the opportunity and advantages of providing a booking service creating revenue from their existing web site.

Book It, ROVER! allows organizations to turn their “billboard” website into an open ticket window, offering a revenue source not available in the past, while providing members a tool to increase sales without giving up control of their inventory or diluting their price structure. Book it, ROVER! allows one-stop shopping and immediate buying opportunities for interested visitors right from the existing website. We are expending no additional resources on this product at this time nor do we plan to in the foreseeable future as we are focusing all of our resources on the development and sales of our biometric products.

Access Orlando

We provide web-hosting services to more than 90 customers in the Central Florida area using the Access Orlando trade name at www.ao.net. As of September 30, 2005, we have generated revenues of $82,508 from our web-hosting services. We continue to support this product as we require a Network Operations Center (“NOC”) to support our on-line hosted products including IRP, IRPlicator, and various of the Biometric software products.

Sequiam Software

We also provide high-end web development and custom software and database development to medium-sized businesses, local governments and non-profit organizations under the Sequiam Software brand name. Currently, our custom software is focused on information management. As of September 30, 2005, we have generated revenues of $41,821 from our custom software and web development services. After September 30, 2005 we ceased offering such services so that we could focus on Biometrics.

B.	Sequiam Sports, Inc.

Sequiam Sports, Inc. is focused on the following web development products and services:

World Olympians Association

We developed the Internet site and Extranet for the World Olympians Association in connection with a contract entered into on December 5, 2001. IOC President, Juan Antonio Samaranch, created the World Olympians Association following the Centennial Olympic Congress, Congress of Unity, held in Paris in 1994. It is a global organization representing Olympians. The World Olympians Association was founded to involve the nearly 100,000 Olympians around the world in the activities of the Olympic Movement. The World Olympians Association is the “Fourth Pillar” of the Olympic Community and is supported by the IOC Athletes’ Advisory Commission.

In connection with our contract, we implemented the worldwide database for the official website of the Community of Olympic Athletes. Under the terms of our contract with the World Olympians Association, we developed the Extranet at our own cost and expense, and will receive 35% of all sponsorship revenues in addition to 35% of any merchandising sales prices less fixed costs.

The World Olympians Association has not been effective at generating any revenue. As a result, we have not derived any revenue from our relationship with the World Olympians Association. Regardless, we continue to provide email services for the electronic newsletters “Olympian Insight,” a weekly electronic publication sent to Olympic athletes and “Olympian Roundup,” a monthly electronic publication sent to Olympic athletes, because we believe that our association with the Olympics will be beneficial to future business and we believe in the Olympic ideals. In addition, we believe our relationship with the World Olympians Association will generate new business for us and the cost of our continuing support is nominal compared to the goodwill that it generates.

C.	Sequiam Education, Inc.

Extended Classroom

Sequiam Education, Inc. is focused on the Extended Classroom educational product. The Extended Classroom is a series of 300 internet-based educational supplement videos for grades 1-12 students and their parents. Written and delivered by full-time teachers, these Lesson Concept Summaries cover language arts, math, science and social studies. Furthermore, the Extended Classroom is designed to meet curriculum standards and correspond to homework assignments. The videos average two minutes in length, and include test preparation tools and quizzes that help parents and teachers assess students’ progress and achievement levels. These results are accessed via a unique data retrieval system. The Lesson Concept Summaries are delivered via the Internet, and are available on a compact disc form for homes without broadband access. The videos are digitally mastered and also available for television broadcast. As of September 30, 2005, we have not generated any revenue from the sale of the Extended Classroom. We are expending no additional resources on this product at this time nor do we plan to in the foreseeable future as we are focusing all of our resources on the development and sales of our biometric products.

Market for our Products and Services

We have had no significant sales from our primary products during 2005 as much of the year was spent acquiring, redeveloping and preparing our products for sale. Sales and marketing efforts began in the fourth quarter of 2004. Sales for most of 2005 were derived from secondary services such as our Internet Service Provider, web development and custom software development. We did sell one-time web development and custom software development services to various customers during 2005, for total sales of $186,910. As of September 30, 2005, the BioVault™ generated sales of $10,321. This is attributable to our marketing efforts with the National Rifle Association. These sales totals were far less than expected in spite of very favorable feedback from the National Rifle Association email campaigns conducted during 2004. We believe that the high retail price of the BioVault™ was an impediment to its sales. As a result we have changed our marketing strategy regarding the BioVault™. We also redesigned and reduced the cost of the original BioVault™ and we have re-introduced it as the BioVault 2.0. The NRA has agreed to actively market the product through its firearms instruction program.

As of September 30, 2005, we had sales of $37,525 from our redesigned IRP products available over the Internet on a transaction fee basis. We also entered into reseller agreements with Danka Office Imaging Company and IKON Office Products for our IRP products.

We have no historical financial or market information regarding potential sales for the assets acquired from Smart Biometrics, Inc. and Telepartners, Inc. because both companies were development stage companies and neither company had any operating revenue. Furthermore, we only began to receive operating revenue from our IRP software products in the fourth quarter of 2004. Our market estimates for our products and services are based primarily on our own market research, market estimates provided to us by Danka and IKON, and market estimates for the sale of the BioVault™ provided to us by the National Rifle Association.

Our management believes that the market for our IRP products and services includes small, medium and large corporations across all industry segments and non-profit and governmental entities.

We are targeting our sales of Biometric products primarily to leading suppliers in manufacturing and distribution of safety and security products.

Distribution of our Products and Services

Our products and services are just now coming to market after a lengthy development period and, to date, have been sold directly by us and, prior to its acquisition, W.M.W. Communications, Inc. We intend to sell our IRP and IRPlicator products to an independent print software-marketing firm. We are making no further attempts to sell Book It Rover or Extended Classroom as we plan to focus all of our efforts on our Biometrics products. We intend to sell our biometric products through “Value Added Resellers,” distributors and marketing alliances and through our own direct sales efforts. We will also license our technology to manufacturers who wish to incorporate biometric technologies into the products they make as we did with Black and Decker’s Kwikset Corporation. On September 13, 2005, we entered into a five-year, Exclusive Co-operative Development and Supply Agreement with Black & Decker’s subsidiary, Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

Value Added Resellers. We plan to form additional relationships with Value Added Resellers that are software companies and print equipment manufacturers and distributors. Under a typical agreement, the Value Added Reseller will sell our software products in conjunction with their own products.  In some instances, a Value Added Reseller might convert our products to their own private-label.  Hectrix Limited has private labeled our software BioTime, Biometric Time and Attendance software. The re-branded edition was delivered to them to their specifications on November 29, 2005 and sales are expected to commence in January 2006. BioTime was redesigned to interface with the ActaTek line of wall hang biometric time and attendance hardware. The ActaTek device won the 2004 Biometritech product of the year in 2004. This edition of BioTime is a new product and has generated no revenue at this time. Hectrix Limited will bundle BioTime “trial editions” with about 80% of all their hardware sold in North America.

Distributors. We plan to form relationships with distributors that have experience selling technology products in geographic areas where we do not have a physical presence. We currently have one distributor, BioMet Access Company, LLC in Missouri, that markets and sells biometric products, including the BioVault 2™, through a network of approximately 240 dealers, partners and consultants. BioMet is committed to selling our entire biometric product line and have included them in their 2006 product catalog. We intend to grant our distributors a non-exclusive license to sell certain of our software products in these geographic areas. We will also permit the distributor to grant sublicenses to use our software products.  The distributor will earn revenue from the sublicenses it grants. As of March 14, 2006, we have received $2,880 in revenue from BioMet Access Company, LLC for sales of the BioVault™. BioMet has provided us with a purchase order for 1,000 BioVault 2 units in 2006.

We have an agreement with the National Rifle Association to help distribute the BioVault™. The National Rifle Association acts only as a sales agent and will not purchase any of our products directly. The original BioVault™ price points were too high for the National Rifle Association to commit to selling the BioVault™ to the desired degree. BioVault 2™ includes a 52% reduction in the cost to manufacture the product. This allows us to set the MSRP of the Biovault 2™ to the level desired by the National Rifle Association. Small quantities of the Biovault 2™ will commence in March 2006 with large shipments occurring in April.  Currently we are selling the remaining inventory of original BioVaults. The National Rifle Association will offer our BioVault 2™ in its online store and catalog and maintain the estimate that via the new price points we will be able to sell approximately 50,000 units over the twelve months following the second quarter 2006. As of September 30, 2005, we have generated little revenue from this relationship because the National Rifle Association had not completed or commenced its overall marketing plan. The National Rifle Association expects to accelerate its marketing efforts in 2005 when we introduce a new version of the BioVault which will be redesigned to their specifications.

We are currently in negotiations with five other distributors to carry our lines of products. We believe that these distributors should be in place via agreements by the end of the second quarter of 2006.

Alliance Partners. Our “Alliance Partners” will be companies that partner with us on hardware and software.  We will not maintain a formal financial relationship with our Alliance Partners nor will our Alliance Partners receive fees in exchange for recommending our products. In return for these referrals, we will, if the occasion arises, refer management consulting services to our Alliance Partners. Analog Devices, an Alliance Partner, has included us in its press and marketing endeavors that include articles in EE Times and other publications. Another alliance partner is Authentec who provided millions of fingerprint sensor devices in 2005. Authentec is recommending us as a premier provider of biometric hardware and technology to facilitate their customers needs for advanced biometric hardware designs that include the Authentec biometric sensor. We are actively pursuing other Fortune 500 alliance partners. As of September 30, 2005, we have not received significant revenues from our Alliance Partners, but we have contracts and commitments from two state universities and school systems as a result of their referrals.

Competition

Sequiam IRP and IRPlicator. We are unaware of competitors whose products perform all of the functions performed by our software products.  We compete in the market for integrated document management and Internet remote print software with numerous other software companies whose products are used to image, print and manage documents. Our management believes that our products are competitive due to features such as ease of deployment, low overhead and administration, ease of use, integrated application suite, and appeal to broad user requirements.

Book It, ROVER! We are aware of only one company, TravelHero, which directly competes with us in offering reservation systems directly to Convention and Visitors Bureaus. The competing product only provides for hotel reservations and does not include restaurants, attractions, events, sports facilities and entertainment, as does Book It, ROVER! Additionally, Book It, ROVER! has a built-in web wizard developer. We also provide hosting for those business members of the Convention and Visitors Bureau wishing to participate in the system but who are not yet online. Established in 1995, TravelHero is a content and technology provider for the travel industry, offering turnkey reservation solutions for destination marketing organizations. TravelHero claims to be the online reservation partner for www.NASCAR.com, as well as over 85 official visitor bureaus and lodging associations.

Access Orlando. We are not concerned with competition for our managed hosting services and Internet access services. Competitors in Orlando are largely small to mid-sized (6 to 20 staff) companies including: Sales & Marketing Technologies, Xenedev Development Services, Web-Solvers, Digital Planet, Bridgemore Technologies and Atlantic.net. We do not plan to grow this product offering as we do not consider it part of our core business. We use these revenues to offset our own web hosting and Internet access costs for internal use, and in support of IRP, IRPlicator and our biometric products that are delivered over the web.

Sequiam Software. Our competition with custom software development business is from a variety of small, medium-sized and large competitors. We do not actively compete in this market but rather provide custom software applications to our existing customers as an accommodation when it benefits our relationship with them or otherwise presents an opportunity to develop new applications with greater market potential.

Extended Classroom. Numerous companies compete in this market. The top four successful companies with similar goals and markets are Riverdeep, Brainpop, Testbuddy, and Esylvan. Their programs are content rich, very well researched and designed with maximum student interaction in mind. The Brainpop model seems to be the most effective and possibly the most successful with a low-priced model of only $34.95 per year for a family and less than $200 per year for a school. Brainpop appears to be used in 15% of America’s schools and used by approximately two million children. We do not plan to compete in the open market with these firms but are searching instead for a strategic partner who can deploy our product as part of a broader program. As of September 30, 2005, we have not found such a strategic partner for our Extended Classroom product.

BioVault™. The single competitor for the BioVault™ is 9g Products’ flagship product, the INPRINT™. Using fingerprint technology, the INPRINT™ securely stores jewelry, handguns, valuables, important documents, medications, and personal information and is similar in purpose and operation to the BioVault™. INPRINT™ is less expensive than the BioVault™ and, in our opinion is also less well constructed and a less substantial product in general. The INPRINT™ is constructed of aluminum, while the BioVault™ uses all steel construction. 9g Products Inc. was founded in 2002 and its only product is the INPRINT™.

BritePrint. SceneScope, first marketed by SPEX in 1997, has been sold to dozens of U.S. law enforcement agencies at all levels. It has been sold worldwide to most national police agencies. The SceneScope Imager uses intensified ultra violet reflectance instead of fluorescence as in Forensic Light Sources. The System can detect fingerprints on most non-porous surfaces prior to any treatment or after a cyanoacrylate (Superglue) fuming. Fuming is required when preliminary examination yields no results. The most direct competitor is Blue Lightning Head Lamp offering by Lightning Powder Company, Inc., a subsidiary of Armor Holdings, Inc. This blue LED head lamp provides hands-free lighting for crime scene processing using fluorescent powders like Redwop®. This head lamp has settings for white light only, blue light only, or full power white and blue light. The blue LED’s emit light in the 470nm range.

Our patented BritePrint technology is a light-emitting, diode-based, headband-mounted, light source developed to enhance the detection of dusted latent fingerprints. The BritePrint system offers the potential of a low-cost, hands-free device to be used during the investigative process. This technology, when used in conjunction with traditional dust detection methods, reveals otherwise invisible fingerprints, footprints, and other latent markings at crime scenes and may save valuable time in the investigative process and is less expensive than competing methods.

Advantages of the BritePrint technology over competing methods are as follows:

•	Enables advanced real-time field detection and analysis
•	Light-emitting diode technology for brighter illumination
•	Cost effective
•	Self-powered and easily portable
•	Hands-free operation

Biometric Industry

Each of the following biometric companies generally has a biometric product or service that they market into a specific field or to a specific customer. Our market method is to sell or license our technology to other biometric companies. We believe that our major competitors include the following companies:

Sagem Morpho - Sagem Morpho is the largest competitor in the biometric field. Currently Sagem has over 38,000 employees and market a diverse range of biometric products directly to the government security market and to integrators and developers that serve that market. One of their primary products is called the MorphoTouch - a hand-held device that can read fingerprints, smart cards, bar codes and more.

Our hardware products are expected to have a vastly superior price/performance ratio over Sagem Morpho. The current product is called the OEM 2 that competes with the MorphoTouch. OEM 2 has generally all the capabilities of the MorphoTouch and unlike the MorphoTouch can be integrated in a wide variety of biometric products.

Digital Persona, Authentec, Secugen - These companies are all fingerprint sensor manufacturers who market integration of their biometric technologies to electronics groups. They actively foster development of products that contain their sensor hardware. Their competitive products include their software development kits and reference designs. For example, Authentec markets both software development kits and embedded software development kits.

Neurotechnologija - this company develops matching systems for numerous sensor manufacturers. Their products allow customers to add biometric capability to any software application. The application they most commonly sell is called VeriFinger. They also sell an embedded development kit called FingerCell that gives embedded devices fingerprint stand-alone matching capability.

Sequiam Biometrics development kits are very similar to VeriFinger and FingerCell but have a price point about 40% lower, support twice as many devices and are judged by many easier to use and implement. The market segment this product line is engaged in is large at about 5.5 million devices per year and increasing significantly each year.

Our Customers

Information Management

We provide internet access and web-hosting services for over 700 customers.  In the past, several of our customers have ordered additional software and services, occurring within a non-predictable time frame, that is, from a few months of the original order up to a year or more after that order.  The additional orders typically have been either custom programming projects or the purchase of new products as these become available.  No single customer accounted for more than 10% of our revenues during 2005.

Safety and Security

Most of the customers for our biometric products are in South Africa and are new or existing customers of our wholly owned subsidiary Biometric Security (PTY) Ltd. The customers in South Africa include Ford Motor Company, South Africa; Wimpy, South Africa; Pick 'n Pay, South Africa; Receiver of Revenue, Cape Town, South Africa; Provincial Administration, Western Cape, South Africa; Santam; Royal Dutch Shell; South African Police; Free State; South Africa Hewlett Packard and others. In the US, we are starting to market the products of our South African company as well as our own technology.

On September 13, 2005, we entered into a five-year, Exclusive Co-Operative Development and Supply Agreement with Black & Decker’s subsidiary Kwikset Corporation. The purpose of this agreement is to establish the business relationship between Kwikset and us in respect to the development, marketing and sales of biometric enabled security door hardware and systems.

Intellectual Property

Our patent pending for “BioVault™” was recently denied. We have resubmitted our patent application with the United States Patent Office. We have not sought patent protection for any of our software products due to the length of the patent application procedure and the necessity to continually develop and improve our software products. We feel the risk of loss due to piracy is somewhat mitigated because our software is only offered as an application service provider via the Internet. We plan to make patent applications in 2005 for some of the software. We plan to register our intellectual property whose patentability time bar has expired as prior art with the Software Patent Institute database to prevent anyone else from patenting such intellectual property. United States Patent No. 6,865,285 B1 relating to “BritePrint” was issued on March 8, 2005. We do not anticipate that we will file any additional patents on our existing biometric products at this time. We have registered “Sequiam”, “IRP”, “Book It, ROVER!”, “Smart Biometrics”, “BioVault” and “QuestPrint” (as trademarks) with the U.S. Patent and Trademark Office.

Contracts under which we license the use and/or sale of our products include confidentiality clauses to protect our products and any information in connection with them.

Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our efforts will provide meaningful protection for our proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate, or disclose our proprietary technology.

Research and Development Activities

Sequiam Software. We incurred and capitalized software development costs in 2004 and 2003, a total of $-0- and $4,206, respectively.  None of these costs were borne directly by any customer. With respect to IRP, we do not expect to continue to maintain our prior level of investment in developmental activities consistent with our 2002 or 2003 research and development expenses, as the product is complete and marketable.

Sequiam Biometric, Inc. and Constellation Biometrics Corporation. We acquired both the “BioVault™” and “BritePrint” technology. Accordingly, we had no significant research and development costs associated with these products other than normal adaptations for alternate uses of the biometrics. We do not expect research and development costs for these products to be significant during 2005 and the foreseeable future. We have discontinued the BioVault™ in favor of the BioVault™ 2.0. We are more focused on licensing BritePrint product to companies who manufacture and sell products that will employ our technologies.

As of September 30, 2005, we did capitalize $192,817 in product development costs related to the redesign of the BioVault 2.0, development of the BioLock and OEM Kits 1 and 2.

Our Employees

As of September 30, 2005, we employed 12 full-time employees in the United States and 6 in South Africa for a total of 18. Three of these employees worked in sales and marketing; 12 worked in product development and support; and three provided general administrative services. No employees are represented by a labor union, and we consider our relations with employees to be good.

Dependence on Key Management Personnel

We believe that our continued success depends to a significant extent upon the efforts and abilities of its senior management. In particular, the loss of Nicholas H. VandenBrekel, our President and Chief Executive Officer, Mark L. Mroczkowski, our Senior Vice President and Chief Financial Officer, Alan McGinn, the Chief Technology Officer of Sequiam Software, Inc., or Kevin Henderson, President of Sequiam Biometrics, Inc. could have a material adverse effect on our business. We have employment contracts with each of these officers, which are more fully described under the heading “Management.”

Properties

Our corporate headquarters are located at 300 Sunport Lane, Orlando, Florida 32809.  On July 1, 2001, the Brekel Group, Inc., prior to our acquisition, entered into a lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. Effective July 1, 2002, we entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease.  Because we determined to cease Brekel’s print and publishing operations before we acquired it, effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. In April 2004, we signed a new lease agreement and note payable with the landlord that supercedes and replaces the lease forbearance agreement described above.

The lease is for 24,085 square feet and is effective July 1, 2004 for a period of seventy-two (72) months beginning July 1, 2004 and ending on June 30, 2010. The note payable was fixed at $1,600,000 together with interest thereon at a simple interest rate equal to six percent (6%) per annum. Commencing on August 1, 2004 and continuing on the first (1st) day of each month thereafter through and including June 1, 2010, we are scheduled to pay to Lender payments consisting of principal and interest in the amount of $26,517 per month. Payments on the note commence July 1, 2004, through June 1, 2010.

On May 17, 2005, EastGroup Properties, LP agreed to an additional six (6) month deferment of the Company’s Promissory Note payments until December 1, 2005, contingent upon the payment of April and May 2005 prior to May 31, 2005, and that all rental payments between now and December 2005 are kept current. EastGroup Properties, LP also agreed to extend the Note by twelve (12) months to represent the twelve (12) total deferred payments from December 2004 to November 2005.

Legal Proceedings

Sequiam Sports, Inc. (formerly known as Brekel Group, Inc.) entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Sequiam Sports, Inc. also entered into a Document Services Agreement with Xerox Corporation on November 1, 1999, commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Sequiam Sports, Inc. may terminate the agreement without incurring any early termination charges. Sequiam Sports, Inc. gave proper notice of such termination in March 2001. On September 3, 2002, Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. On June 29, 2004, Xerox Corporation filed a lawsuit in the Circuit Court in and for Pinellas County, State of Florida. The amount in controversy is $1,573,669. We dispute these claims and believe them to be without merit.

On December 21, 2004, we entered into a Letter Agreement with Chapman Spira & Carson, LLC, pursuant to which Chapman agreed to provide us with various consulting, investment banking and business development services.  On or about September 28, 2005, Chapman filed a complaint in United States District Court for the Southern District of New York, asserting claims for breach of contract and unjust enrichment.  Chapman alleges that, notwithstanding its purported provision of services under the Letter Agreement between it and us, we failed to properly compensate Chapman for those services.   We claim that none of those services were actually provided by Chapman.  Chapman is seeking compensatory damages of $1,019,060, costs, including attorney's fees, 500,000 shares of common stock and a warrant to purchase 6,195,000 shares of stock at $0.26 per share.  We believe that Chapman's claims are without merit and intend to vigorously defend ourselves against these allegations.

No other material legal proceedings are currently pending or threatened against us.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our current board of directors and executive officers. Our directors serve for a three-year term that expires at every third regular annual meeting of our shareholders, and until such directors’ successors are elected and qualified.

Name	Age	Position
Nicholas H. VandenBrekel	41	Chairman, President and CEO; Director
Mark L. Mroczkowski	52	Senior Vice President and CFO; Director
James C. Stanley	67	Director
Alan McGinn	45	Vice President and CTO
Kevin Henderson	36	President of Sequiam Biometrics, Inc. and Constellation Biometrics Corporation

Nicholas H. VandenBrekel. Mr. VandenBrekel is our founder and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in 1999. Mr. VandenBrekel served as a consultant from 1997 to 1999. Mr. VandenBrekel has an extensive background in both military service as well as entrepreneurial venues. He is a native of the Netherlands and a permanent resident of the United States. Mr. VandenBrekel has been the President and Chief Executive Officer of Brekel Group, Inc. for the last two years and was the President of Sequiam, Inc. In the course of his assignments, Mr. VandenBrekel has been responsible for all aspects of, business development, teaching and operations, including strategic planning, product and service development, marketing, and sales and staff development. Mr. VandenBrekel speaks several languages and has been a public speaker for many years. Mr. VandenBrekel continuously displays a strong ability to merge both North American business culture with that of Europe and the Far East. Mr. VandenBrekel has a degree in communications from the OPS Academy Royal Netherlands Navy and is a licensed Helicopter Aviator. Mr. VandenBrekel also holds degrees and diplomas in electronics and the martial arts. Mr. VandenBrekel received the 2001 businessman of the year award from the National Republican Congressional Committee’s Business Advisory Council.

Mark L. Mroczkowski. Mr. Mroczkowski has served as our Senior Vice President, Chief Financial Officer and as one of our directors since our inception in 2001 and as Chief Financial Officer for Brekel Group, Inc. since June 2000. Mr. Mroczkowski  has an extensive business background. Mr. Mroczkowski was the Chief Financial Officer of GeoStar Corporation from 1994 until 2000. From 1975 until 1994, Mr. Mroczkowski practiced public accounting with several large accounting firms and ultimately formed his own successful firm. Mr. Mroczkowski holds a B.S. degree in Accounting from Florida State University, he is a Certified Public Accountant licensed in Florida and a licensed commercial pilot. Mr. Mroczkowski has a strong background in finance and financial management from his twenty-five years of practice. Mr. Mroczkowski managed private placements, debt financing and Initial Public Offering preparations for a number of firms. Mr. Mroczkowski has also managed audit, tax and consulting engagements for a variety of organizations.

James C. Stanley. Mr. Stanley served as President of Sequiam Biometrics, Inc. from April 21, 2003 until April 21, 2005 and has served as a one of our directors since May 21, 2003. Since 2001, Mr. Stanley also serves as the Vice President of Finance for Quasar Group, Inc. Prior to joining the Quasar Group, Inc., Mr. Stanley worked with J.C. Stanley and Associates from 1997 to 2001. Mr. Stanley has held many important management positions as well as owned and operated his own businesses. Among his accomplishments is the formation of an investment advisory firm that was sold to Bache & Company. He also owned an advertising agency in New York, whose clients included Citicorp, Penske Racing, Hilton International, Holland American Lines and Banco Popular. Mr. Stanley built, owned and operated Hilton Ski Resort in Breckenridge, Colorado. Currently, Mr. Stanley is the founder of Concord Communications, Inc. which is a joint venture with AT & T. Mr. Stanley serves on numerous boards, including Vice Chairman of the International Center for Religion and Diplomacy, Washington, DC. Mr. Stanley is a well-versed and sought after consultant on business development, mergers and acquisitions. During the last five years, Mr. Stanley has served as a Director and a principal in the Quasar Group, Inc., and prior to our acquisition of Smart Biometrics, Inc, Mr. Stanley served as Chairman of that company. Mr. Stanley has a BA and an MBA from the University of Virginia.

Alan McGinn. Mr. McGinn has served as our Chief Technology Officer since March 1, 2003. Previously, Mr. McGinn had been President of W.M.W. Communications, Inc., d/b/a Access Orlando since 1995. During that time, he also served as a consultant to SMART Biometrics. From 1984 to 1995, Mr. McGinn was a Senior Design Engineer at Lockheed Martin. While at Lockheed Martin, Mr. McGinn designed the night vision system for the Apache Helicopter. Mr. McGinn’s other significant designs included: Microcontroller-based servo control system; Laser tracker controller with a 1553 bus interface; Microcontroller based control panel for helicopter navigation; CCD camera with real time image processing; and Fiber Optic communications link and tracker interface. Mr. McGinn has a B.S. Degree in Electrical Engineering from the University of Tennessee and an M.S. Degree in Electrical Engineering from the University of Central Florida.

Kevin Henderson. Mr. Henderson is the former President of Bioidentix, Inc. and has accepted the position of Vice President for Sequiam Corporation and President of Sequiam Biometrics, Inc. and Constellation Biometrics, Inc. effective March 1, 2005. Mr. Henderson will handle business development and product development. Previously, Mr. henderson has developed numerous biometric, smart card and software products and operated a large IT firm in Houston, Texas. Kevin has also held positions as US territorial representative for Inmos Semiconductor, CTO of the PAR Worldwide Group and appeared as guest host on the syndicated radio show 'CPU' for NBC radio.

Committees of the Board

We do not currently have any formal board committees.

Director Compensation

None of our current directors receive compensation for their service as directors.

Family Relationships

There are no family relationships among our executive officers and directors.

Legal Proceedings

During the past five years, none of our executive officers, directors, promoters or control persons have been involved in a legal proceeding material to an evaluation of the ability or integrity of such person.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

SUMMARY COMPENSATION TABLE
		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					AWARDS
Name & Principal Position	Year	Salary	Bonus	Other Annual Compensation (2)	Restricted Stock Awards	Securities Underlying Options/SARs (3)	LTIP Payouts	All Other Compensation

Nicholas VandenBrekel,	2005	$195,000		$14,400
President, CEO,	2004	$194,375		$14,400
Chairman (1)	2003	$185,000		$14,400		5,000,000
Mark Mroczkowski, Corporate Secretary,	2005	$185,000		$12,000
Senior Vice President,	2004	$184,375		$12,000
Treasurer and CFO (1)	2003	$175,000		$12,000		4,000,000

Footnotes:

(1)  None of the annual salary amounts shown were paid in 2003 and remained accrued at December 31, 2003. In 2004 $125,000 was paid and $69,375 was accrued to Nicholas VandenBrekel and $118,750 was paid and $65,625 was accrued to Mark Mroczkowski. In 2005 $96,667 was paid and $98,333 was accrued to Nicholas VandenBrekel and $95,833 was paid and $89,167 was accrued to Mark Mroczkowski.

(2)  Compensation shown in this column was earned by accruing the automobile allowances provided in the employment agreements.

(3)  Shares shown in this column represent options granted under the Sequiam Corporation 2003 Employee Stock Incentive Plan.

Long Term Incentive Plan Awards

No long-term incentive plan awards have been made by the Company to date.

Defined Benefit or Actuarial Plan Disclosure

We do not provide retirement benefits for the directors or officers.

Compensation of Directors

None of our directors received compensation for their service as directors during the fiscal year ended December 31, 2005.

Employment Contracts and Change-In-Control Arrangements

On October 1, 2002, Mr. VandenBrekel and Mr. Mroczkowski entered into amended and restated employment agreements with us and our subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000, respectively, and allow for bonuses in cash, stock or stock options and participation in our benefit plans. No bonuses have been paid and no criteria for determining bonuses has been established by our directors. We do not intend to pay bonuses for the calendar year 2004. Full time employment is a requirement of the contract. In the event that a change in control of any related company occurs without the prior approval of our then existing Board of Directors, then these contracts will be deemed terminated and we will owe termination compensation to each employee consisting of a $5 million lump sum cash payment plus five annual payments of $1 million, each. Each of Mr. VandenBrekel and Mr. Mroczkowski may terminate their respective employment agreement without cause upon 30-day advance written notice.

Mr. Alan McGinn was hired as our CTO, pursuant to an employment agreement dated as of December 1, 2002. Mr. McGinn did not begin to earn compensation until March 1, 2003. Pursuant to our agreement with Mr. McGinn, he will earn a base salary of $75,000, and we are obligated to adopt a qualified stock option plan for our senior executive officers that will include the following stock options to Mr. McGinn: 500,000 shares of our common stock, to be vested one-third (1/3) at the end of twelve (12) months, and one-third (1/3) at the end of each subsequent twelve-month period. Each option will expire five (5) years after we adopt the plan. The option price per share will equal the average closing trading price per share for the ten (10) day trading period immediately preceding the granting of the options. If we do not adopt a qualified stock option plan by June 30, 2003, the employee may elect to participate in a plan adopted after June 30, 2003, or, receive a cash compensation payment intended to similarly compensate Mr. McGinn as if the stock option plan had been adopted. Mr. McGinn may terminate his employment agreement without cause upon 30-day advance written notice.

Section 16(A) Beneficial Ownership Reporting Compliance

Not applicable.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth, as of March 14, 2006, certain information with respect to the beneficial ownership of our common stock by each person whom we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Except as otherwise set forth below, the address of each of the persons listed below is 300 Sunport Lane, Orlando, Florida 32809.

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Nicholas H. VandenBrekel	23,472,523(1)	36.42%
Mark L. Mroczkowski	9,104,523(2)	14.12%
Officers and Directors as a group (three persons)	33,120,517	51.38%
Walter H. Sullivan, III
4 Embarcabero Center Suite 1570
San Francisco, California 94111	12,431,202(3)	19.29%
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen
33 Whitney Avenue
Lower Level
New Haven, CT 06510	10,028,388(4)	15.56%

(1)	Includes 5,000,000 shares that may be acquired upon exercise of stock options.

(2)	Includes: (a) 4,000,000 shares that may be acquired upon exercise of stock options; and (b) 294,118 shares owned by Mr. Mroczkowski’s former wife, of which he disclaims beneficial ownership.
(3)	Includes 8,784,201 shares of common stock which may be issued upon exercise of outstanding warrants and 3,647,001 that are held of record.
(4)
Includes: (a) 2,028,388 shares of common stock that are held of record and (b) 8,000,000 shares that may be acquired upon the exercise of outstanding common stock purchase warrants. Although 6,000,000 shares may be acquired upon the exercise of a common stock purchase warrant, such warrant contains a provision which restricts the Trust from beneficially owning in excess of 4.99% of our outstanding shares of common stock provided that the Trust can waive this restriction on 75 days notice to the Company. See “Principal and Selling Shareholders” and “Description of Securities.”

ORGANIZATION WITHIN LAST FIVE YEARS

Nicholas H. VandenBrekel and Mark L. Mroczkowski may be considered our founders or promoters. The consideration paid to Messrs. VandenBrekel and Mroczkowski is discussed elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness

On February 1, 2002, and again in February 2005, Mark L. Mroczkowski, our Chief Financial Officer and a shareholder, loaned Sequiam Software, Inc. $50,000.  Interest is payable at 6%.  As of September 30, 2005, the balance due under this loan was $100,000 payable on demand together with accrued interest of $7,000.

Nicholas H. VandenBrekel, our President, Chief Executive Officer and majority shareholder, has advanced money to us and Sequiam Software, Inc. under demand notes.  At September 30, 2005, we owed $371,650 on these notes, including accrued interest of $17,507.  The notes bear interest at 2% per annum and are due on demand.

On May 18, 2005, we closed a debt transaction with Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, pursuant to which the Trust consolidated $1.55 million in existing unsecured debt owed by us to the Trust and provided $2.1 million in additional financing for a total of $3,650,000 (as consolidated with the $200,000 promissory note described below). The Trust is one of our principal shareholders. See the section entitled “Stock Ownership.”

The $3,650,000 promissory note issued to the Trust has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The Trust’s promissory note is secured by all of our assets.

In connection with the loan: (a) the Trust delivered $1,000,000 of the above loan to Laurus Master Fund, Ltd., a Cayman Islands company in full settlement of an outstanding secured convertible term note; and (b) we issued a warrant to Laurus exercisable into 1,500,000 shares of our common stock at an exercise price of $0.23 per share. In return for receiving the $1,000,000 and the warrant, Laurus, the Trust and we entered into that certain Assignment, Assumption and Release, dated as of May 18, 2005, pursuant to which, Laurus assigned all of its rights, liabilities and obligations under our original financing arrangement with Laurus, and all documents related thereto, to the Trust. In addition, Laurus released us from all liability whatsoever under our previous financing arrangement, and all documents related to that transaction, except for any terms which may survive the assignment.

In connection with the loan, the Trust received a warrant to purchase up to 6,000,000 shares of our common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of each of the warrants issued to the Trust and Laurus.

Concurrently with the Constellation acquisition (described below), we assumed an outstanding promissory note made by Constellation in favor of the Lee Harrison Corbin, Attorney-in-Fact for the Trust under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen in the principal amount of $200,000 and dated March 23, 2005, a majority of the proceeds of which had been loaned to us by Constellation. The $200,000 Note was consolidated with the $3,450,000 promissory note made by us in favor of the Trust on May 18, 2005, and will be subject to the same terms and conditions as the $3,450,000 Note, including without limitation, the security provisions of the $3,450,000 Note inclusive of the Master Security Agreement dated May 18, 2005, the Stock Pledge Agreement dated May 18, 2005, a Subsidiary Guaranty to be executed by Constellation, and any and all other documents executed in connection with the $3,450,000 refinancing described above.

In accordance with the terms of the $200,000 Note, we also issued to the Trust a common stock purchase warrant for 600,000 shares of our common stock at an exercise price of $0.14 per share, which warrant has a term commencing as of March 24, 2005 and expiring on March 24, 2010.

Acquisitions

On June 7, 2005, we acquired Constellation Biometrics Corporation, effective May 31, 2005, pursuant to a stock purchase agreement dated May 31, 2005 by and among us, Constellation and the shareholders of Constellation. Constellation is the parent company for a wholly owned subsidiary: Biometrics Security (PTY) LTD. (a/k/a Secure Biometrics or Biometrics.co.za), a South African Company engaged in the development, marketing and sale of biometric technology products. As a result, Constellation's results of operations may be negatively affected by events which may occur in South Africa, including wars, political upheaval, terrorism, general economic conditions and changes in applicable law, changes in currency exchange rates may also affect the results of Constellation's operations. We acquired Constellation for its intellectual property and products presently in the marketplace including: BioWeb, BioTools, BioTag, BioRegister, BioAccess Server and Bio Access Door Controller. We also acquired them for their technical expertise, existing revenues and for their customer base in South Africa that includes: Ford Motor Company, ActivCard, Receiver of Revenue - South Africa, Shell Oil, Hewlett Packard, Rhodes University, Stellnbosh University and others. We believe that Constellation will increase our existing revenue and customer base in the current and subsequent years.

By way of background information leading up to the Constellation acquisition, Constellation was formed in December 2004 by certain of our principal equity holders for the specific purpose of acquiring, for our benefit, all of the assets of Biometric Security (PTY) LTD. (a/k/a Secure Biometrics or Biometrics.co.za), a South African company, engaged in the development, marketing and sale of biometric technology products. Biometric Security is now a wholly-owned subsidiary of Constellation as a result of the asset acquisition which was effected in February 2005. The purchase price for the assets of Biometric Security was effectively $585,000, paid by Constellation as follows: (a) $100,000 cash, (b) promissory note made by Constellation to Biometric Security in the principal amount of $440,000, and (c) 250,000 shares of Sequiam common stock valued at $45,000 or $0.18 per share, the closing sale price of our common stock on the date of closing the Biometric asset acquisition.

We viewed the purchase of assets from Biometric Security as a necessary and strategic acquisition. However, due to cash constraints, we did not have the ability to acquire Biometric Security at that time. It was therefore determined by our management to be in our best interests that they and certain other of our beneficial owners form and fund Constellation for the purpose of executing the Biometric asset acquisition. At such time as we had obtained additional funding or refinanced our existing loan with Laurus Master Fund, we would purchase Constellation from our shareholders and management at a purchase price that was the equivalent value of the cash and Sequiam common stock they advanced to or for the benefit of Constellation. The shareholders of Constellation were Nicholas VandenBrekel and Mark Mroczkowski (each of whom is an officer, director and a principal shareholder of us); and Walter H. Sullivan III, Lee Harrison Corbin, and Lee Harrison Corbin, Attorney-in-Fact for the Trust under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen (each of whom is a beneficial owner of our common stock).

Certain Equity Holdings

On April 1, 2002, we acquired Sequiam Software, Inc. (formerly known as Sequiam, Inc.). This transaction was accounted for as a recapitalization of Sequiam Corporation and the results of operations and cash flows presented in our financial statements prior to the acquisition are those of Sequiam, Inc. The following table shows the number of shares received by our directors and executive officers as a result of this transaction.

Name	Common Stock Before Closing	Percent of Class	Common Stock After Closing	Percent of Class
Nicholas H. VandenBrekel	0	0%	15,000,000(1)	61.90%
Mark L. Mroczkowski	0	0%	5,500,000(2)	22.70%
James Rooney	0	0%	500,000	2.06%
Brekel Group, Inc.	0	0%	1,000,000	4.13%

(1)
At the time of the transaction, Mr. VandenBrekel served as an officer and director of Brekel Group, Inc., and therefore 15,000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon our acquisition of Brekel Group, Inc. in July 2002.

(2)
At the time of the transaction, Mr. Mroczkowski served as an officer and director of Brekel Group, Inc., and therefore 5,500,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon our acquisition of Brekel Group, Inc. in July 2002.

In July 2002, we acquired Sequiam Sports, Inc. (formerly known as Brekel Group, Inc.) in a tax-free exchange of stock. The following table shows the number of shares received by our directors and executive officers as a result of this transaction.

Name	Common Stock Before Closing	Percent of Class(1)	Common Stock After Closing	Percent of Class(2)
Nicholas H. VandenBrekel	15,000,000(3)	61.90%	18,500,000	76.37%
Mark L. Mroczkowski	5,500,000(4)	22.70%	4,957,000	20.46%
James W. Rooney	500,000	2.06%	526,666	2.17%
Brekel Group, Inc.	1,000,000	4.13%	0	0%

(1)	Based upon 24,223,000 shares issued and outstanding prior to closing.

(2)	Based upon 24,224,172 shares issued and outstanding after closing.

(3)
At the time of the transaction, Nicholas H. VandenBrekel served as an officer and director of Brekel Group, Inc., and therefore 15,000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon our acquisition of Brekel Group, Inc. in July 2002.

(4)
At the time of the transaction, Mark L. Mroczkowski served as an officer and director of Brekel Group, Inc., and therefore 5,500,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon our acquisition of Brekel Group, Inc. in July 2002.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders;

•	the number of shares of common stock beneficially owned by the selling stockholders as of March 14, 2006;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after March 14, 2006. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

			Beneficial Ownership After this Offering(2)
Name	Beneficial Ownership Prior to this Offering(1)	Shares Registered in this Offering	Number of Shares	Percent

Laurus Master Fund, Ltd. (3)	1,722,222(4)	1,722,222	0	0
Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen (5)	6,000,000(6)	6,000,000	4,028,388	4.17%
DKR Soundshore Oasis Holding Fund Ltd.(7)	3,333,333.34(8)	4,918,333.00(9)	0	0
Double U Master Fund LP(10)	809,523.80(11)	1,194,452.00(12)	0	0
Harborview Master Fund LP(13)	1,047,619.04(14)	1,545,762(15)	0	0
Alpha Capital(16)	4,761,904.76(17)	7,026,191(18)	0	0
Monarch Capital Fund Ltd.(19)	1,000,000.00(20)	1,475,500(21)	0	0
Nite Capital LP(22)	1,190,476.20(23)	1,756,548(24)	0	0
Whalehaven Capital Fund Limited(25)	2,857,142.86(26)	4,215,715(27)	0	0
Vince Calicchia	32,062.00(28)	32,062	0	0
Carmelo Troccoli	75,001.00(29)	75,001	0	0
Harborview Capital Management LLC(30)	693,000.00(31)	693,000	0	0
Jonathan Rich	10,172.00(32)	10,172	0	0
Jody Giraldo	15,000.00(33)	15,000	0	0
Brad Barnard	15,000.00(34)	15,000	0	0
vFinance Investments, Inc.(35)	659,765.00(36)	659,765	0	0
Nico Pronk	750,000.00(37)	750,000	0	0

(1)	Beneficial ownership as of March 14, 2006, for the selling stockholders based upon information provided by the selling stockholders or known to us.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)
Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by Laurus Master Fund, Ltd. The address for Messrs. Grin is c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, New York 10022.

(4)
Represents 1,500,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.23 per share. Also represents 222,222 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.58 per share

(5)
Stephen A. Ross is the Attorney-in-Fact for the Trust Under the Will of John Svenningsen. Christine Svenningsen and Fannie Warren have the authority to exercise voting and dispositive powers with respect to the Trust.

(6)
Represents 6,000,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant. The exercise price per share for the Trust warrant is as follows: (i) $0.20 for the first 2,000,000 shares; (ii) $0.25 for the next 2,000,000 shares; and (iii) $0.30 for the next 2,000,000 shares of common stock.

(7)
DKR Soundshore Oasis Holding Fund Ltd. is a master fund in a master-feeder structure. The fund’s investment manager is DKR Oasis Management Company LP. Pursuant to an investment management agreement among the fund, the feeder funds and the investment manager, the investment manager has the authority to do any and all acts on behalf of the fund, including voting for any shares held by the fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the investment manager. Mr. Fischer has ultimate responsibility for trading with respect to the fund. Mr. Fischer disclaims beneficial ownership of the shares.

(8)
Represents 1,666,666.67 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 1,666,666.67 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(9)
This number includes 1,666,666.67 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 1,666,666.67 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 1,584,999.66 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(10)
Double U  Master  Fund L.P. is a master fund in a master-feeder structure whose general partner  is  B & W Equities LLC.  Isaac Winehouse is the manager of  B & W  Equities LLC and has ultimate responsibility for  trading and voting with respect to  Double U Master Fund L.P.  Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(11)
Represents 404,761.90 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 404,761.90 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(12)
This number includes 404,761.90 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 404,761.90 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 384,928.20 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(13)
Harborview Master  Fund L.P. is a master fund in a master-feeder structure whose general partner  is  Harborview Advisors  LLC.  Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have  ultimate responsibility for  trading and voting with respect to Harborview  Master Fund L.P. Messrs.  Rosenblum and Stefansky  disclaim beneficial ownership of  the shares being registered hereunder.

(14)
Represents 523,809.52 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 523,809.52 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(15)
This number includes 523,809.52 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 523,809.52 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 498,142.96 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(16)
Konrad Ackerman is a control person of the shares owned by Alpha Capital and Konrad Ackerman and Rainer Posch have the authority to exercise voting and dispositive powers with respect to Alpha Capital.

(17)
Represents 2,380,952.38 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 2,380,952.38 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(18)
This number includes 2,380,952.38 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 2,380,952.38 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 2,264,286.24 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(19)
Monarch Capital Fund Ltd. is a BVI  Investment  Fund whose Manager is Monarch Manager Ltd.  Joseph Franck  has voting and investment control with respect to the Fund.  Mr. Franck  disclaims beneficial ownership of  the shares being registered hereunder.

(20)
Represents 500,000 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 500,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(21)
This number includes 500,000 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 500,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 475,500 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(22)
Keith Goodman, who is the manager of the general partner of Nite Capital LP is a control person of the shares owned by Nite Capital LP and has the authority to exercise voting and dispositive powers with respect to Nite Capital LP.

(23)
Represents 595,238.10 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 595,238.10 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(24)
This number includes 595,238.10 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 595,238.10 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 566,071.80 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(25)
Evan Schemenauer, Arthur Jones and Jennifer Kelly are control persons of the shares owned by Whalehaven Capital Fund Limited and also have the authority to exercise voting and dispositive powers with respect to Whalehaven Capital Fund Limited.

(26)
Represents 1,428,571.43 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock at a conversion rate of $0.21 per share and 1,428,571.43 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(27)
This number includes 1,428,571.43 shares of common stock that may be acquired immediately upon conversion of Series A preferred stock, 1,428,571.43 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant, and 1,358,572.14 shares of our common stock issuable on account of any possible penalties or anti-dilution adjustments relating to the Series A preferred stock and the common stock purchase warrant.

(28)
Represents 16,031 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 16,031 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(29)
Represents 37,501 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 37,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(30)
Richard Rosenblum and David Stefonsky are control persons of the shares owned by Harborview Capital Management LLC and Richard Rosenblum has the authority to exercise voting and dispositive powers with respect to Harborview Capital Management LLC.

(31)
Represents 346,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 346,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(32)
Represents 5,086 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 5,086 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(33)
Represents 7,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 7,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(34)
Represents 7,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 7,500 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(35)	Leonard Sokolow is a control person of the shares owned by vFinance Investments, Inc. and has the authority to exercise voting and dispositive powers with respect to vFinance Investments, Inc.

(36)
Represents 329,882 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 329,883 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

(37)
Represents 375,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.21 per share and 375,000 shares of common stock that may be acquired immediately upon exercise of an outstanding common stock purchase warrant at an exercise price of $0.33 per share.

Laurus Master Fund, Ltd. and Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen.

By way of background information, on April 27, 2004, we closed a convertible debt transaction with Laurus Master Fund, Ltd. providing up to $3.0 million in financing. Under the arrangement, we delivered to Laurus a secured convertible term note, bearing interest at the Wall Street Journal Prime rate plus 2%, in the initial amount of $2.0 million, convertible into our common stock, and a warrant to purchase up to 666,666 shares of our common stock. Laurus also committed to fund an additional $1.0 million under the financing arrangement on substantially similar terms as the initial $2.0 million funding described above, which additional $1.0 million would become available to us following our completion and/or achievement of certain conditions to funding, including, without limitation, certain performance benchmarks.

The note had a term of three years. Interest was payable monthly in arrears commencing on June 1, 2004, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments were to commence on August 2, 2004, at the rate of $60,606.

The interest rate under the note was subject to adjustment on a month by month basis if specified conditions were met (including that the common stock underlying of the note and the warrant issued to Laurus were registered with the U.S. Securities and Exchange Commission and whether and to what extent the market price of our common stock for the five (5) trading days preceding a particular determination date exceeds (or is less than) the fixed conversion price applicable to the note).

Laurus also had the option to convert all or a portion of the note into shares of our common stock at any time, subject to specified limitations, at a fixed conversion price of $0.66 per share. The note was secured by a first lien on all of our and our subsidiaries’ assets. Laurus received a six-year warrant to purchase up to 666,666 shares of the our common stock at prices ranging from $0.83 per share to $1.16 per share. All stock conversion prices and exercise prices were subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon conversion of the note and the exercise of the warrant issued to Laurus.

On October 27, 2004, we entered into that certain Amendment and Waiver to Securities Purchase Agreement and Related Agreements with Laurus amending certain terms of the April 27, 2004 financing arrangement with Laurus. This agreement was entered into in reliance upon exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Pursuant to the Amendment and Waiver to Securities Purchase Agreement and Related Agreements: (a) Laurus waived our technical default of Section 6.12(f) of the Securities Purchase Agreement entered into with Laurus in connection with the April 27, 2004 arrangement for failing to obtain their approval of a financing transaction; and (b) we issued to Laurus a warrant to purchase 470,000 shares of our common stock at an exercise price of $0.33 per share in satisfaction of due and unpaid fees of $49,333 (incurred by us for failing to cause its registration statement registering the shares underlying the note and the warrant to be declared effective by the Securities and Exchange Commission by August 30, 2004).

Pursuant to the Amendment and Waiver to Securities Purchase Agreement and Related Agreements, Laurus agreed to not require the Company to make principal or interest payments under the note until May 2, 2005. Thereafter, we promised to pay Laurus $75,758 per month, together with any accrued and unpaid interest, until the Maturity Date of the note. The note was further amended by decreasing the Fixed Conversion Price of the Note from $0.66 per share to $0.33 per share. Laurus also agreed to allow us to incur unsecured subordinated indebtedness in the aggregate principal amount not to exceed $1,025,000, so long as such indebtedness was subordinated to our debt to Laurus. The warrant was amended by decreasing the Exercise Price of the warrant to equal as follows: (a) $0.41 for the first 222,222 shares; (b) $0.50 for the next 222,222 shares; and (c) $0.58 for any additional shares acquired under the warrant.

The Company’s registration statement covering the shares of common stock underlying the note and each of the warrants owned by Laurus was declared effective by the U.S. Securities and Exchange Commission in December of 2004.

In May of 2005, we required additional financing but, because we did not meet the performance benchmarks set by Laurus (described above), we were unable to raise the additional $1.0 million from Laurus. As a result, Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, offered to provide us with additional debt financing to sustain our operations. The Trust is one of our principal shareholders. See the section entitled “Stock Ownership.” Because Laurus held a first-priority security interest in our assets, in order for the Trust to provide us with additional debt financing, it needed to ensure that Laurus’ debt financing arrangement (described above) was fully satisfied. With these objectives in mind, we entered into negotiations with both Laurus and the Trust to determine how best to satisfy our outstanding debt obligations to Laurus.

As a result of these negotiations, on May 18, 2005, we entered into that certain Assignment, Assumption and Release with Laurus and the Trust, pursuant to which, Laurus assigned all of its rights, liabilities and obligations under our original financing arrangement with Laurus (described above), and all documents related thereto, to the Trust. In addition, Laurus released us from all liability whatsoever under our previous financing arrangement, and all documents related to that transaction, except for any terms which may survive the assignment.

Simultaneously with the execution and delivery of the Assignment, Assumption and Release, the Trust consolidated $1.55 million in existing unsecured debt owed by us to the Trust and provided us with an additional $2.1 million in secured debt financing for a total of $3,650,000 (as consolidated with the $200,000 promissory note described under the heading “Certain Relationships and Related Transactions” on page 45).

In connection with the loan and in compliance with the Assignment, Assumption and Release: (a) the Trust delivered, on our behalf, $1,000,000 of the above loan proceeds to Laurus, in full settlement of the outstanding secured convertible term note described above; and (b) we issued a warrant to Laurus exercisable into 1,500,000 shares of our common stock at an exercise price of $0.23 per share.

The $3,650,000 promissory note issued to the Trust has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The Trust’s promissory note is secured by all of our assets.

In connection with the loan, the Trust received a warrant to purchase up to 6,000,000 shares of our common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of each of the warrants issued to the Trust and Laurus in connection with the execution and delivery of the Assignment, Assumption and Release.

The terms of the warrants held by Laurus and the Trust, under which the shares of common stock are included for resale under this prospectus, prohibit the exercise of the warrants to the extent that the exercise of the warrants would result in Laurus or the Trust, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus and the Trust may waive the 4.99% limitation upon 75 days’ prior written notice to us. This limitation does not preclude Laurus or the Trust from exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

Laurus and the Trust: (a) are not registered broker-dealers and (b) acquired the securities for their own accounts and not with a view towards distribution.

The principal documents involved in the May 18, 2005 transaction are a Securities Purchase Agreement, an Amended and Restated Master Security Agreement, an Amended, Restated and Consolidated Senior Secured Term Note, a Common Stock Purchase Warrant issued to the Trust, a Common Stock Purchase Warrant issued to Laurus, a Registration Rights Agreement, an Amended and Restated Stock Pledge Agreement, an Amended and Restated Grant of Security Interest in Patents and Trademarks for the Company and certain of its subsidiaries, a Subsidiary Guaranty a Subordination Agreement from Mark Mroczkowski and Nick VandenBrekel to the Trust, a Subordination Agreement from Eagle Funding, LLC to the Trust, and an Assignment, Assumption and Release, each of which is dated as of May 18, 2005 and a copy of which is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2005.

DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited.

On November 30, 2005, we closed a preferred stock transaction with seven institutional investors, pursuant to which the Company issued 1,575 shares of its Series A preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $1,575,000. We also issued to the Series A purchasers warrants exercisable into an aggregate of 7,500,000 shares of our common stock. The seven investors include the following entities: DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited.

Although DKR Soundshore Oasis Holding Fund Ltd, Double U Master Fund LP, Harborview Master Fund LP, Alpha Capital, Monarch Capital Fund Ltd., Nite Capital LP and Whalehaven Capital Fund Limited may be affiliated with registered broker -dealers, such parties acquired the Series A preferred stock and the warrants for their own accounts, not with a view to or for distribution and in the ordinary course of their business. None of the Series A purchasers have any agreement or understanding with any person to distribute any of the securities.

The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. The Series A preferred stock contains anti-dilution provisions under which the number of shares issuable upon conversion of the Series A preferred stock and the conversion price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the Series A preferred stock, the occurrence of stock splits, stock distributions, and other corporate events.

On December 9, 2008, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock.

In connection with the Series A transaction, the Series A purchasers received warrants to purchase up to an aggregate of 7,500,000 shares of our common stock at $0.33 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon the conversion of the Series A preferred stock and exercise of the warrants. We paid a commission of $181,125 to our placement agent in connection with the Series A transaction and issued warrants to our placement agent and certain of its registered representatives exercisable into an aggregate of 2,250,000 shares at $0.33 per share.

The terms of the Series A preferred stock and warrants held by the Series A stockholders, under which the shares of common stock are included for resale under this prospectus, prohibit the conversion of the Series A preferred stock and the exercise of the warrants to the extent that the conversion of the Series A preferred stock or the exercise of the warrants would result in any of the Series A preferred stockholders, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Each of the Series A preferred stockholders may waive the 4.99% limitation upon 61 days’ prior written notice to us. This limitation does not preclude the Series A preferred stockholders from converting the Series A preferred stock or exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

The principal documents involved in the transaction are a Securities Purchase Agreement, a certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, a Registration Rights Agreement, a Common Stock Purchase Warrant, and an Escrow Deposit Agreement, each of which is dated as of November 30, 2005 and a copy of which is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2005. An amended Certificate of Determination of Preferences, Rights and Limitations of Series A Convertible Preferred Stock is attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005.

vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk.

In connection with the Series A transaction, we paid a commission of $181,125 to our placement agent (vFinance Investments, Inc.) in connection with the Series A transaction and issued warrants to our placement agent and certain of its registered representatives exercisable into an aggregate of 2,250,000 shares at $0.33 per share as part of the total compensation for their services. We also agreed to file a registration statement with the Securities and Exchange Commission covering the shares issuable upon the exercise of the warrants. These warrants were issued to the following: vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk.

Although vFinance Investments, Inc. is a registered broker-dealer and Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk are each registered representatives of vFinance Investments, Inc., they each acquired the securities: (a) as compensation for services performed to us and (b) for their own account and not with a view towards distribution. None of these parties have any agreement or understanding with any person to distribute any of the securities.

The terms of the warrants held by vFinance Investments, Inc., Vince Calicchia, Carmello Troccoli, Harborview Capital Management LLC, Jonathan Rich, Jody Giraldo, Brad Barnard and Nico Pronk, under which the shares of common stock are included for resale under this prospectus, prohibit the exercise of the warrants to the extent that the exercise of the warrants would result in any of the warrant holders, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Each of these warrant holders may waive the 4.99% limitation upon 61 days’ prior written notice to us. This limitation does not preclude these warrant holders from exercising the warrants in stages over time, where each stage does not leave it and its affiliates to beneficially own shares in excess of this limitation percentage.

The principal documents involved in the transaction are a Registration Rights Agreement, which also covers the shares underlying the Series A purchasers described above and a Common Stock Purchase Warrant, which contains the same terms and conditions as the Common Stock Purchase Warrant issued to the Series A purchasers described above. Each of these documents were attached as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2005.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of the outstanding common stock purchase warrant.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. The selling stockholders will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock.

We cannot assure you, however, that the selling stockholders will sell any of the shares of common stock it may offer.

DESCRIPTION OF SECURITIES

Our authorized capitalization consists of 200,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share. As of March 14, 2006, there were issued and outstanding 64,458,321 shares of common stock and 1,575 shares of Series A preferred stock.

The following summary of the important provisions of our common stock, preferred stock, common stock purchase warrants, articles of incorporation and by-laws is qualified by reference to the provisions of our articles of incorporation and by-laws and the forms of warrants incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled ratably to our net assets available after the payment of all liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are validly issued, duly authorized, fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of “blank check” preferred stock with such rights and preferences as our board of directors, without further shareholder approval, may determine from time to time. Of these authorized preferred shares, we have designated 1,575 shares as Series A preferred stock. There are 1,575 shares of Series A preferred stock outstanding, as of March 14, 2006. All Series A preferred stock ranks senior to common stock as to payment of dividends and distribution of assets. The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. The Series A preferred stock contain anti-dilution provisions under which the number of shares issuable upon conversion of the Series A preferred stock and the conversion price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the Series A preferred stock, the occurrence of stock splits, stock distributions, and other corporate events

On December 9, 2008, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock.

We will be subject to significant liquidated damages if we default under the terms of the Certificate of Determination of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock if any of the following occurs: this registration statement is not declared effective by the Securities and Exchange Commission on or prior to May 29, 2006; the effectiveness of this registration statement lapses for any reason or if the holders of the Series A preferred stock cannot use this registration statement for more than an aggregate of 60 calendar days (which need not be consecutive days) during any 12 month period; we provide notice of our inability to comply with a conversion request; failure to comply with certain provisions of the registration rights agreement with respect to the Series A preferred stock; we fail for any reason to pay in full any amounts due to the holder of the Series A preferred stock within five days of the date due; we fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holders of the Series A preferred stock upon a conversion hereunder; we breach any covenant, agreement or warranty and such failure or breach shall not, and such breach has not been cured within 30 calendar days after the date on which written notice of such breach shall have been given; we redeem more than a de minimis number of securities junior to the Series A preferred stock; any change in our controlling ownership; any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 60 days; our common stock fails to be listed or quoted for trading on the OTCBB for more than five trading days; any monetary judgment, writ or similar final process shall be entered or filed against us, any of out subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

If we default on the Series A preferred stock, we may be required to redeem all of the Series A preferred stock for a total amount equal to the sum of (i) the greater of (A) $2,047,500 and (B) the product of (a) the VWAP (with “VWAP” defined as the price determined by the OTCBB) on the trading day immediately preceding the date of default and (b) $1,575,000 divided by the then conversion price (which is $0.21 per share as of the date of this registration statement), (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Series A preferred stock.

The 7,500,000 shares of common stock issuable upon conversion of the Series A preferred stock are included for resale in this prospectus pursuant to registration rights agreements. We are obligated to keep the registration statement effective until the earlier of the sale of all of the warrant stock and the date on which such stock may be publicly resold under Rule 144(k).

In addition, none of the Series a Stock holders may convert the Series A preferred stock if, as a result of the conversion, the holder would beneficially own more than 4.99% of the outstanding shares of Common Stock. The holder is entitled to revoke these restrictions if it provides us with 61 days prior written notice.

Common Stock Purchase Warrants

Warrants Issued In Connection with the Series A Preferred Stock Financing. In connection with the Series A preferred stock financing, we issued to each of the Series A stockholders and to the placement agent and its affiliates, warrants to purchase 7,500,000 and 2,250,000 shares of common stock, respectively. The warrants held by the Series A purchasers have an exercise price of $0.33 per share, seven of the warrants held by the placement agent and its affiliates have an exercise price of $0.21 per share and seven of the warrants held by the placement agent and its affiliates have an exercise price of $0.33 per share. All of the warrants issued in connection with the Series A preferred stock transaction expire on November 30, 2010. If the resale of the shares of common stock is not registered for resale pursuant to an effective registration statement, all of the warrants may be exercised by a cashless procedure whereby, in lieu of paying for the shares in cash, the holder may pay for shares purchased by surrendering the warrant for a number of shares of common stock determined in accordance with a specified formula. The warrants contain anti-dilution provisions under which the number of shares issuable upon exercise of the warrants and the exercise price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the warrants, the occurrence of stock splits, stock distributions, and other corporate events. The 7,500,000 and 2,250,000 shares of common stock issuable upon exercise of the warrants are included for resale in this prospectus pursuant to registration rights agreements. We are obligated to keep the registration statement effective until the earlier of the sale of all of the warrant stock and the date on which such stock may be publicly resold under Rule 144(k). The holders of the warrants may not exercise the warrants if, as a result of the exercise, such holder would beneficially own more than 4.99% of the outstanding shares of common stock. Each holder is entitled to revoke these restrictions if it provides us with 61 days prior written notice.

Warrants issued to the Trust and Laurus Master Fund, Ltd. The common stock purchase warrant issued to Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen entitles the holder of the warrant to purchase up to 6,000,000 shares of our common stock. The warrant issued to the Trust expires on May 17, 2011. The exercise price per share for the Trust warrant is as follows: (i) $0.20 for the first 2,000,000 shares; (ii) $0.25 for the next 2,000,000 shares; and (iii) $0.30 for the next 2,000,000 shares of common stock. The common stock purchase warrants issued to Laurus Master Fund, Ltd. entitles the holder of the warrants to purchase up to an aggregate of 1,722,222 shares of our common stock. A warrant issued to the Laurus, which is exercisable into 1,500,000 shares of our common stock expires on May 17, 2011. The exercise price per share for this Laurus warrant is $0.23 per share. A warrant issued to the Laurus, which is exercisable into 222,222 shares of our common stock expires on April 27, 2010. The exercise price per share for this Laurus warrant is $0.58 per share.

The Trust and the Laurus warrants may be exercised upon surrender of the warrant certificates on or prior to the expiration date at our offices with the “Form of Subscription” on the reverse side of the warrant certificates filled out and executed as indicated, accompanied by payment of the full exercise price for the number of shares being exercised under the warrants. In addition to the use of cash, certified or official bank check as payment for the exercise of the warrants, the warrant holder may also exercise the warrants by surrendering that number of shares of common stock issuable under the warrants with a fair market value equal to the exercise price of the portion of the warrants to be exercised.

The Trust and Laurus warrants contains provisions that protect the holder against dilution by adjustment of the purchase price in specified events, such as stock dividends, stock splits and other similar events. The holder of the warrants will not possess any rights as a stockholder unless and until the holder exercises the warrants.

The 6,000,000 shares of common stock issuable upon exercise of the common stock purchase warrant held by the Trust and the 1,722,222 shares of common stock issuable upon exercise of the common stock purchase warrants held by Laurus are included for resale in this prospectus pursuant to registration rights agreements. We are obligated to keep the registration statement effective until the earlier of the sale of all of the warrant stock and the date on which such stock may be publicly resold under Rule 144(k).

In addition, neither the Trust nor Laurus may exercise the warrants if, as a result of the exercise, the holder would beneficially own more than 4.99% of the outstanding shares of common stock. The holder is entitled to revoke these restrictions if it provides us with 75 days prior written notice.

Registration Rights

We have registration rights agreements with the selling stockholders. All of the stock subject to the registration rights agreements is being registered in this prospectus in accordance with the terms of those agreements.

Registration Rights of the Holders of the Series A Preferred Stock and Related Warrants. We entered into a registration rights agreement with the holders of the Series A preferred stock and related warrants pursuant to which we are including in this registration statement a total of 14,532,499 shares of common stock issuable upon conversion of the Series A preferred stock and that may be issuable to the Series A preferred stockholders on account of dividend payments and certain anti-dilution adjustments, and 17,472,222 shares of common stock that are issuable upon the exercise of the related warrants.

If: (i) the registration statement is not filed on or prior to December 30, 2005, or (ii) we fail to file with the Securities and Exchange Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act of 1933, as amended, within five trading days of the date that we are notified (orally or in writing, whichever is earlier) by the Securities and Exchange Commission that a registration statement will not be “reviewed,” or not subject to further review, or (iii) prior to its Effectiveness Date (defined below), we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission in respect of such registration statement within 25 calendar days after the receipt of comments by or notice from the Securities and Exchange Commission that such amendment is required in order for the registration statement to be declared effective, or (iv) the registration statement filed or required to be filed under the registration rights agreement is not declared effective by the Securities and Exchange Commission by the 30th day following the Effectiveness Date (defined below), or (v) after the Effectiveness Date (defined below), the registration statement ceases for any reason to remain continuously effective, or the prospectus cannot be used for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period (which need not be consecutive trading days), then on upon each default and on each monthly anniversary of each such default (if the applicable default has not have been cured by such date) until the applicable default is cured, we shall pay to each of the Series A stockholders and the holders of the related warrants an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.5% of the aggregate purchase price paid by such holders for any securities required to be registered by us, up to a maximum of 9% per annum of the aggregate purchase price paid. If we fail to pay any partial liquidated damages pursuant to the registration rights agreement in full within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to each holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms of the registration rights agreement will apply on a daily pro-rata basis for any portion of a month prior to the cure of a default.

“Effectiveness Date” means, with respect to the registration statement required to be filed by the registration rights agreement, March 30, 2006 (April 29, 2006 in the case of a review by the Securities and Exchange Commission).

We are obligated to keep the registration statement effective until the earlier of the sale of all of the common shares underlying the Series A preferred stock and all of the warrants and the date on which such stock may be publicly resold under Rule 144(k). We and the holders of the Series A preferred stock and the related warrants have agreed to indemnify each other for certain acts or omissions of the indemnifying party in connection with the registration of the registered shares.

Other Registration Rights. We have included in this registration statement 6,000,000 shares of common stock issuable upon the exercise of an outstanding warrant held by the Lee Harrison Corbin, Attorney-in-Fact for the Trust Under the Will of John Svenningsen, now known as Stephen A. Ross, Attorney-in-Fact for the Trust Under the Will of John Svenningsen and 1,722,222 shares of common stock issuable upon the exercise of outstanding warrants held by Laurus Master Fund, Ltd., pursuant to related registration rights agreements. The Trust registration rights agreement does not contain damage provisions or other penalties for failure to obtain or maintain the effectiveness of the registration statement.

We are obligated to keep the registration statement effective until the earlier of the sale of all of the common stock underlying the Trust warrant and the Laurus warrant and the date on which such stock may be publicly resold under Rule 144(k).

We and the Trust have agreed to indemnify each other for certain acts or omissions of the indemnifying party in connection with the registration of the registered shares. We and Laurus have agreed to indemnify each other for certain acts or omissions of the indemnifying party in connection with the registration of the registered shares.

Indemnification and Limited Liability Provisions

Limited Liability

Our articles of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Under California law, a director may be subject to liability for:

•	Any breach of such director’s duty of loyalty to us or our stockholders;
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Making unlawful payments of dividends or unlawful stock purchase or redemption by us; or
•	transactions from which such director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification

We have authority under Section 317 of the California General Corporation Law to indemnify our directors and officers to the extent provided in such statute. Our bylaws provide that we shall indemnify our executive officers and directors. Under Section 317 of the California General Corporation Law, a corporation may indemnify a director or officer if: (a) such person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation; or (b) with respect to criminal proceedings, such person had no reasonable cause to believe that his or her conduct was unlawful.

Our employment agreements with Mr. VandenBrekel, Mr. Mroczkowski and Mr. McGinn, each contain indemnification obligations pursuant to which we have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 500 E. Warm Springs Rd., Suite 240, Las Vegas, NV 89119.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “SQUM.OB.”

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, P.A.

EXPERTS

The financial statements as of and for the years ended December 31, 2004 and December 31, 2003 included in this prospectus have been so included in reliance on the report of Tedder, James, Worden & Associates, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On January 19, 2004, we terminated Gallogly, Fernandez & Riley, LLP as our independent auditor. Our Board of Directors approved the termination of Gallogly, Fernandez & Riley, LLP. Gallogly, Fernandez & Riley, LLP audited our financial statements for the fiscal years ended December 31, 2002 and 2001.

Gallogly, Fernandez & Riley, LLP ‘s report on our financial statements for the fiscal years ended December 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. During the recent fiscal year ended December 31, 2003, (i) there were no disagreements between us and Gallogly, Fernandez & Riley, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Gallogly, Fernandez & Riley, LLP, would have caused Gallogly, Fernandez & Riley, LLP to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC. The decision to replace Gallogly, Fernandez & Riley, LLP was not the result of any disagreement between Gallogly, Fernandez & Riley, LLP and us on any matter of accounting principle or practice, financial statement disclosure or audit procedure.

Concurrently, on January 19, 2004, our Board of Directors approved the appointment of Tedder, James, Worden & Associates, P.A. as our new independent accountant and auditor. We did not consult with Tedder, James, Worden & Associates, P.A. on any matters related to accounting principles or practice, financial statement disclosures or audit procedures prior to selecting and appointing Tedder, James, Worden & Associates, P.A. as our auditor.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Sequiam Corporation

We have audited the accompanying consolidated balance sheets of Sequiam Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
April 8, 2005

Sequiam Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets:
Current assets
Cash	$-	$151,450
Receivables, net of allowance for bad debts of $3,390 and $3,000	39,111	7,047
Prepaid expenses	97,125	21,067
Equipment held for sale	-	40,706
Total current assets	136,236	220,270

Property and equipment, net	1,303,757	1,174,866
Software development costs, net	-	108,916
Acquired software, net	163,200	230,400
Intellectual properties, net	644,896	985,645
Product development costs	34,509	-
Loan costs, net	224,252	-
Deposits and other assets	8,805	22,788
Total assets	$2,515,655	$2,742,885

Liabilities and shareholders’ deficit
Current liabilities:
Bank overdraft	$24,165	$-
Amount due for acquisition	-	70,529
Notes and debentures payable	1,692,077	592,322
Accounts payable	706,966	573,860
Accrued expenses	96,299	181,301
Deferred revenue	6,000	-
Deferred rents	26,141	-
Current portion of long-term debt	840,245	95,131
Loans from shareholders	348,951	695,300
Accrued shareholders’ salaries	1,349,792	1,214,792
Total current liabilities	5,090,636	3,423,235

Long-term debt	2,301,793	1,175,933
Total liabilities	7,392,429	4,599,168

Commitments and contingencies

Shareholders’ deficit:
Preferred shares, par value $.001;
50,000,000 shares authorized; none issued	-	-
Common shares, par value $.001;
100,000,000 shares authorized; 47,965,604
and 43,863,218 shares issued and outstanding	47,966	43,863
Additional paid-in capital	7,524,118	4,701,695
Accumulated deficit	(12,448,858)	(6,601,841)
Total shareholders’ deficit	(4,876,774)	(1,856,283)
Total liabilities and shareholders’ deficit	$2,515,655	$2,742,885

See accompanying notes to consolidated financial statements

Sequiam Corporation and Subsidiaries
Consolidated Statements of Operations

	Years ended December 31,
	2004	2003
Revenues
Services	$165,729	$338,550
Product sales	99,765	47,620
Total revenues	265,494	386,170

Costs and expenses:
Cost of services	957,741	935,184
Cost of product sales	215,613	137,547
Selling, general and administrative	3,230,937	3,448,502
(Gain) loss on sale of equipment	(146)	18,304
Loss on impairment of equipment held for sale	40,706	75,000
Loss on impairment of intangible assets	206,082	-
Loss on debt settlement	111,742	93,158
	4,762,675	4,707,695
Loss from operations	(4,497,181)	(4,321,525)
Interest expense	(1,349,836)	(368,663)
Net loss	$(5,847,017)	$(4,690,188)

Net loss per common share:
Basic and diluted	$(0.13)	$(0.12)

Shares used in computation of net loss per common share -
Basic and diluted weighted average shares outstanding	46,271,637	38,285,976

See accompanying notes to consolidated financial statements

Sequiam Corporation and Subsidiaries
Consolidated Statements of Shareholders’ Deficit
Years Ended December 31, 2004 and 2003

	Common Shares
	Shares Outstanding	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2002	35,462,609	$35,463	$42,565	$(1,911,653)	$(1,833,625)
Correction of transfer agent error	(17,000)	(17)	17	-	-
Sale of common shares	3,555,638	3,555	1,036,946	-	1,040,501
Common shares issued for services	2,318,500	2,319	1,757,127	-	1,759,446
Warrants issued in connection with loan agreement	-	-	550,000	-	550,000
Common shares issued in connection with loan agreement	75,000	75	29,925	-	30,000
Common shares issued for acquisition of WMW Communications, Inc.	318,471	318	149,682	-	150,000
Common shares issued for acquisition of Smart Biometrics, Inc.	1,500,000	1,500	748,500	-	750,000
Common shares issued for acquisition of Telepartners, Inc.	165,000	165	149,768	-	149,933
Common shares issued for acquisition of Fingerprint Detection Technologies, Inc	485,000	485	237,165	-	237,650
Net loss	-	-	-	(4,690,188)	(4,690,188)
Balance at December 31, 2003	43,863,218	43,863	4,701,695	(6,601,841)	(1,856,283)
Shares issued to correct error	19,047	19	(19)	-	-
Sale of common shares	1,993,757	1,994	759,098	-	761,092
Stock options exercised	237,500	238	40,137	-	40,375
Common shares issued for services	1,752,082	1,752	568,698	-	570,450
Debt settlement	100,000	100	50,900	-	51,000
Warrants issued in connection with loan agreements	-	-	1,339,208	-	1,339,208
Warrants issued for loan costs	-	-	49,333	-	49,333
Debt assumed with the Acquisition of Telepartners	-	-	15,068	-	15,068
Net loss	-	-	-	(5,847,017)	(5,847,017)
Balance at December 31, 2004	47,965,604	$47,966	$7,524,118	$(12,448,858)	$(4,876,774)

See accompanying notes to consolidated financial statements

Sequiam Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Years ended December 31,
Cash flows from operating activities:	2004	2003
Net loss	$(5,847,017)	$(4,690,188)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	560,649	452,868
Accretion of debt discount	627,326	322,322
Accretion of beneficial conversion feature	458,339	-
Stock options granted to non-employees	122,338	-
Amortization of loan costs	71,331	-
(Gain) loss on sale of equipment	(146)	18,304
Loss on impairment of equipment held for sale	40,706	75,000
Loss on impairment of intangible assets	206,082	-
Loss on debt settlement	56,250	93,158
Issuance of common stock in exchange for services	570,450	1,759,446
Stock issued in debt settlement	51,000	-
(Increase) Decrease in receivables	(32,454)	36,094
(Decrease) increase in allowance for bad debts	390	(2,000)
(Increase) decrease in prepaid expenses, deposits and other assets	(62,075)	(36,055)
Increase in bank overdraft	24,165	-
(Decrease) increase in accounts payable	133,106	(15,628)
(Decrease) increase in other accrued expenses	64,998	(48,700)
Increase in deferred revenue	6,000	-
Increase in deferred rents	26,141	-
Increase in accrued shareholders salaries	135,000	360,000
Net cash used for operating activities	(2,787,421)	(1,675,379)
Cash flows from investing activities:
Equipment purchases	(25,042)	-
Proceeds from sale of equipment	-	42,568
Payment for acquisition of WMW Communications	(70,529)	(67,928)
Product development costs capitalized	(34,509)	(4,206)
Net cash used for investing activities	(130,080)	(29,566)
Cash flows from financing activities:
Proceeds from sales of common stock	801,467	1,040,501
Proceeds from notes and debentures payable	1,325,000	750,000
Repayment of notes and debentures payable	(501,810)	-
Proceeds from long-term debt	2,000,000	-
Repayment of long-term debt	(266,007)	(20,028)
Loan costs capitalized	(246,250)	-
Payments on shareholder loans	(346,349)	-
Net cash provided by financing activities	2,766,051	1,770,473
(Decrease) Increase in cash	(151,450)	65,528
Cash, beginning of period	151,450	85,922
Cash, end of period	$-	$151,450

See accompanying notes to consolidated financial statements

Sequiam Corporation and Subsidiaries
Notes to Consolidated Financial Statements

For the years ended December 31, 2004 and 2003

1. Summary of Business and Significant Accounting Policies

Description of Business and Acquisitions

Sequiam Corporation ("Sequiam" or the "Company") through its wholly owned subsidiaries, develops, markets, and supports a portfolio of Biometric fingerprint unlocking devices that enable users to gain access to using their personal identity and Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. In addition, the Company provides application service provider ("ASP") hosting of Internet-enabled solutions, Internet service provider ("ISP") including Internet access and hosting, consulting, application integration, and custom web development and software development services. ASP and ISP hosting is performed using the Company's software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity.

The Company's operations are divided into two distinct operating segments: Information Management and Safety and Security. The Information Management segment includes the Company's Internet Remote Print ("IRP") suite of software products and interactive web-based technologies obtained by the acquisition of WMW Communications, Inc. and Telepartners, Inc (see below), as well as its ASP, ISP and other custom web development and software development services as described above. The Company's Safety and Security segment was formed upon the acquisition of the assets of Smart Biometrics, Inc. and Fingerprint Detection Technologies, Inc. (see below). The Company acquired from Smart Biometrics, Inc. fingerprint biometric access control systems technology and a secure safe called BioVault™. This biometric technology will be a key feature in the Company's future product offerings. The “BritePrint” fingerprint detection technology that the Company acquired from UTEK Corporation (“UTEK”) provides improved fingerprint detection.

Effective April 1, 2002, Sequiam Corporation (f/k/a Wedge Net Experts, Inc.), through its wholly owned subsidiary, Sequiam Acquisitions, Inc., merged with Sequiam, Inc. and Sequiam Acquisitions, Inc. survived the merger. Sequiam Acquisitions, Inc. changed its name to Sequiam Software, Inc. on May 1, 2002. Pursuant to the merger agreement, Sequiam Corporation issued 20,000,000 shares of common stock in exchange for all of the outstanding shares of common stock of Sequiam Software, Inc. Additionally, pursuant to the merger agreement, 500,000 shares of Sequiam Corporation's common stock were returned to treasury and cancelled. As a result, the former shareholders of the Company obtained 82.53% of the voting rights of Sequiam Corporation. The transaction was accounted for as a recapitalization of Sequiam Corporation and the results of operations and cash flows presented herein prior to the merger are those of Sequiam, Inc. Sequiam, Inc. was incorporated in Delaware on January 23, 2001 (date of inception) to research, develop, produce and market a document management software product.

During 2002, the Company acquired Brekel Group, Inc. and WMW Communication, Inc. and began offering web development, Internet and web hosting and custom software development, while continuing its software development activities. During 2003, the Company acquired the assets of Smart Biometrics Inc., Telepartners, Inc. and Fingerprint Detection Technologies, Inc. as more fully described below.

Effective July 19, 2002 (“date of acquisition”), Sequiam Corporation acquired 94.54% of the issued and outstanding shares of Brekel Group, Inc., a Delaware corporation ("Brekel"), in exchange for 11,522,263 shares of Sequiam Corporation common stock, pursuant to a Stock Exchange Agreement and Plan of Organization, dated June 17, 2002 (the “Agreement”). The shares exchanged were at an exchange rate of 1:1. In connection with the merger, the majority shareholder of Brekel returned 9,500,000 shares leaving 12,229,594 common shares of Brekel outstanding before the exchange with Sequiam Corporation. Sequiam Corporation acquired 630,998 or 4.84% of the remaining issued and outstanding common shares of Brekel on December 16, 2002 for a total of 12,153,261 shares or 99.38% of Brekel’s issued and outstanding common shares. The acquisition of Brekel was accounted for as a purchase of the assets and the results of operations of Brekel are included in the accompanying financial statements since the date of acquisition. The excess of the purchase price ($13,575,193) over the carrying value of the net liabilities acquired ($4,554) of $13,579,747 was accounted for as a constructive dividend to the Brekel shareholders. Goodwill was not recognized on the transaction because Sequiam and Brekel were under common control. The purchase was determined based on the 12,153,261 shares issued times $1.12, the average closing stock price of Sequiam Corporation common stock on and around June 17, 2002, the date the agreement was signed and agreed to by the majority shareholders. Under the terms of the agreement, Sequiam repurchased and retired one million of its common shares from Brekel at par value.

The following table summarizes the estimated carrying values of the assets acquired and liabilities assumed at the date of acquisition.

Current and other assets	$520,032
Equipment held for disposal	268,456
Equipment under capital leases held for disposal	1,656,009
Property and equipment	1,643,962
Total assets acquired	4,088,459
Current liabilities	2,869,583
Long-term debt	1,223,430
Total liabilities assumed	4,093,013
Net liabilities acquired	$(4,554)

Sequiam acquired Brekel for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management Internet remote print and print on-demand software applications. Sequiam also acquired Brekel for its contract with the World Olympians Association (“WOA”) and its Internet and ExtraNet expertise and product development gained from that project. On November 14, 2002 Sequiam changed Brekel’s name to Sequiam Communications, Inc. to better represent its role within the Sequiam group.

Brekel had ceased its print on-demand manufacturing operation that it conducted under the trade name QuestPrint and publishing operations under the trade name FirstPublish prior to its acquisition by Sequiam Corporation. As a result $1,885,936 of equipment was returned to the manufacturer on August 1, 2002 and the related capital leases of $1,656,009 were written off. The loss on the return of this equipment to the lessor of $229,927 reduced equipment under capital leases held for disposal in the Brekel acquisition since the assets were impaired prior to the acquisition. In addition, Brekel entered into a lease forbearance agreement and a liability of $893,112 was recognized in accordance with EITF 95-3 upon the acquisition of Brekel’s assets for lost rents to be paid to the landlord in the form of a note payable as a result of ceasing Brekel’s operations (see Note 7).

Effective November 1, 2002 Sequiam Software, Inc., acquired all of the assets of W.M.W. Communication, Inc. ("WMW"), doing business as Access Orlando. The purchase price of $300,000 was to be paid $150,000 in cash and $150,000 in Sequiam common shares valued at the date of closing, on February 13, 2003. The cash was paid $55,000 on or before closing ($11,542 prior to December 31, 2002) and installments of $45,000 and $50,000 were due fifteen and ninety days after the February 13, 2003 closing date. At December 31, 2003, $70,529 was due to WMW in connection with this acquisition and was recorded as a current liability in the accompanying balance sheet. The remaining liability of $70,529 was paid during 2004. The acquisition was accounted for as a purchase of the business of WMW and the excess of the purchase price over the fair value of the assets acquired of $288,000 was allocated to the software products Internet Remote Print (IRP) and Internet Remote Print Duplicator (“IRPlicator”). IRP is a software product that allows computer users to print remotely to any printer via the Internet.

Sequiam acquired Access Orlando because IRP is highly complementary to DMS and Sequiam has integrated the two products. Like Sequiam, Access Orlando was engaged in software development, website development, Internet hosting and collocation services, and is also an Internet service provider (ISP).

On May 9, 2003, Sequiam Biometrics, Inc., a wholly owned subsidiary of Sequiam Corporation formed on April 21, 2003, acquired substantially all of the assets of Smart Biometrics, Inc. of Sanford, Florida. In consideration for the assets, Sequiam Corporation issued a total of 1,500,000 shares or $750,000 of its common stock to Smart Biometrics, Inc., valued at $.50 per share. Smart Biometrics, Inc. was engaged in the development of biometric technologies. The assets acquired by Sequiam Biometrics, Inc. include office equipment and the BioVault™ technology. The BioVault is a secure safe that utilizes patent pending technology and protocols to recognize a person’s fingerprint to unlock. The excess of the purchase price over the fair value of the office equipment acquired of $50,000 was $700,000 and was allocated to the BioVault technology and is being amortized over its estimated useful life of five years. Smart Biometrics, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of assets.

On June 1, 2003, Sequiam Education, Inc., a wholly owned subsidiary of Sequiam Corporation formed on May 30, 2003, acquired substantially all of the assets of Telepartners, Inc. of West Palm Beach, Florida. In consideration for the assets, Sequiam Corporation issued a total of 165,000 shares of its common stock to Telepartners, Inc. valued at the closing market price of its common stock on the date of acquisition of $.97 per share or $160,000. Telepartners, Inc. was engaged in the development of supplemental educational products for schoolchildren in grades 1 through 12. The assets acquired by Sequiam Education, Inc. include the Extended Classroom™ software, which is a supplemental, educational program consisting of a video lesson library of the very lesson concepts that are taught in our public school classrooms in the United States. Each lesson summary is produced in high quality and digitally mastered, allowing for Internet and television broadcast distribution as well as CD and video formats. The excess of the purchase price over the fair value of the net liabilities acquired of $10,067 was $149,933 and was allocated to the Extended Classroom software and is being amortized over its estimated useful life of five years. Telepartners, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of its assets.

On September 11, 2003, Sequiam Corporation acquired 100% of the issued and outstanding shares of common stock of Fingerprint Detection Technologies, Inc., a Florida corporation (“FDTI”). In consideration for the shares, Sequiam Corporation issued a total of 485,000 shares of its common stock to UTEK Corporation (“UTEK”), the parent of FDTI, valued at the closing market price of its common stock on the date of acquisition of $.49 per share or $237,650. FDTI has acquired the rights to develop and market a patented and proprietary technology for fingerprint analysis using an LED intense headband light source. The purchase price of $237,650 was allocated to acquired intellectual property and is being amortized over its estimated useful life of five years. FDTI had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of its assets.

Principles of Consolidation

The consolidated financial statements include the accounts of Sequiam Corporation and its subsidiaries. All intercompany transactions and accounts have been eliminated.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. The Company also records additional allowance based on certain percentages of its aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If the Company’s actual collections experience changes, revisions to its allowance may be required. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer's credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on the Company’s results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are recorded at cost. Depreciation on leasehold improvements is computed using the straight-line method over the original term of the lease.

Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Intangible Assets". SFAS No. 142 requires recognized intangible assets determined to have a finite useful life be amortized over their respectful estimated useful lives and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with the Standard until its life is determined to no longer be indefinite.

Intangible assets are stated at cost and consist of Software Development Costs, Acquired Software, and Intellectual Properties and are being amortized over their estimated useful lives of five years.

Software Development Costs

Costs incurred to establish technological feasibility of computer software products are research and development costs and are charged to expense as incurred. No such costs were expensed during the years ended December 31, 2004 and 2003. Costs of producing product masters subsequent to technological feasibility are capitalized. Capitalization of computer software costs ceases when the product is available for general release to the customers. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the products or the gross revenue ratio method, whichever results in the greater amount of amortization. Amortization expense of $27,228 and $27,229 was recorded for the years ended December 31, 2004 and 2003, respectively. The unamortized balance of $81,682 was written off as an impairment loss during 2004.

Acquired Software

In connection with the acquisition of Access Orlando, the Company acquired Internet Remote Print software that was assigned a value of $288,000, representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired software is being amortized over its expected useful life of five years. Amortization expense was $67,200 and $57,600 for the years ended December 31, 2004 and 2003, respectively.

Intellectual Properties

In connection with the acquisitions of Smart Biometrics, Inc, Telepartners, Inc. and Fingerprint Detection Technologies, Inc., the Company acquired intellectual properties including patents, trademarks, technical drawings, proprietary software and other knowledge based assets that were assigned values of $700,000, $160,000 and $237,650, respectively, for a total of $1,097,650, representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired intellectual properties are being amortized over their expected useful lives of five years. Amortization expense was $231,423 and $112,005 for the years ended December 31, 2004 and 2003, respectively. The unamortized balance of $124,400 of the Telepartners, Inc. Intellectual Property was written off as an impairment loss during 2004.

Product Development Costs

The Company capitalizes product development costs when the projects under development reach technological feasibility. Capitalization ends when the product is available for general release to our customers, at which time the amortization of the capitalized cost begins. Product development costs are amortized using the straight-line method over the estimated useful life of the product.

Revenue Recognition

We derive or plan to derive our revenues from five sources: (i) the sale and licensing of our biometric and software products; (ii) user fees for online Application Service Provider (“ASP”) services; (iii) consulting, custom software and web development services; (iv) maintenance agreements in connection with the sale and licensing of software products; and (v) Internet access and web hosting services. Biometric and Software license revenue will be recognized when all of the following criteria have been met: (a) there is an executed license agreement and the technology or the software has been delivered to the customer, (b) the license fee is fixed and payable within twelve months, (c) collection is deemed probable, and (d) product returns are deemed reasonably estimable. Revenues from ASP services will be recognized as the transactions are processed by the system. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 months. Custom software development and web development services are typically performed over a period ranging from a few days to a few weeks and revenue is recognized upon completion of the project. Consulting service revenues are recognized when services are performed. Internet access and web-hosting services are recognized over the period the services are provided, typically month-to-month. Cash received from the customers in advance of amounts earned will be deferred and recorded as a liability.

Accounting for Stock Compensation Plan

The Company accounts for its stock option plan using the intrinsic value based method of accounting, under which no compensation expense is recognized for stock option awards granted at fair market value. For purposes of pro forma disclosures under Statement of Financial Accounting Standards No. (“SFAS”) 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, the estimated fair value of the stock options is amortized to compensation expense over the options’ vesting period. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all outstanding awards for the years ended December 31:

	2004	2003
Net loss, as reported	$(5,847,017)	$(4,690,188)
Add: stock-based employee compensation expense included in reported net loss net of related tax effects	-	-
Deduct: total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	$(360,150)	$(1,642,276)
Pro forma net loss	$(6,207,167)	$(6,332,464)
Basic and diluted loss per common share, as reported	$(.13)	$(.12)
Basic and diluted loss per common share, pro forma	$(.13)	$(.17)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted income (loss) per common share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company’s common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of December 31, 2004 and 2003, the Company had respectively, 30,338,867 and 20,334,701 potentially dilutive common shares as a result of warrants and options granted.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2004 and 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, receivables, accounts payable, accrued expenses and loans from shareholders. The fair value of our long-term debt is estimated based on the current rates offered to us for debt of similar terms and maturities. Under this method the fair value of long-term debt was not significantly different from the stated value at December 31, 2004 and 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management’s Plans

As of December 31, 2004, the Company has a working capital deficit and has incurred significant losses from operations since its inception. Senior management together with other shareholders of the Company, owning approximately 74% of the outstanding shares of common stock of the Company as of December 31, 2004, has represented its positive intent and ability to fund the operations, including debt service payments, of Sequiam Corporation and Subsidiaries on an as needed basis through January 1, 2006.

Reclassification

Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standard No. 123 "Share-Based Payment" (SFAS 123R). SFAS 123R requires Companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification This statement is effective for the first reporting period beginning after December 15, 2005. In the opinion of management, the adoption of this statement will not have a significant impact on the Company's consolidated financial statements.

2. Property and Equipment

Property and equipment consist of the following at December 31:

	2004	2003
Leasehold improvements	$1,465,270	$1,126,769
Office furniture and fixtures	451,984	450,398
Computer equipment	150,749	127,293
Purchased software	192,212	192,212
	2,260,215	1,896,672
Less accumulated depreciation	956,458	721,806
	$1,303,757	$1,174,866

Depreciation expense totaled $234,798 and $256,034 during 2004 and 2003, respectively. Included in current assets are $-0- and $40,706 of equipment held for resale, net of a $40,706 impairment loss recognized in 2004 on that equipment. The equipment was written down to its estimated liquidation value based upon information obtained from dealers. This equipment remains from operations discontinued by Brekel prior to its acquisition by Sequiam.

3. Intangible Assets

Intangible assets consist of the following as of December 31, 2004:

Amortized Intangible Assets	Weighted-average Amortization Period	Gross Carrying Amount	Accumulated Amortization & Impairment Allowance	Net Carrying Amount
Acquired software	5	288,000	124,800	163,200
Intellectual properties	5	1,112,718	467,822	644,896
		$1,536,863	$728,767	$808,096

Intangible assets consist of the following as of December 31, 2003:

Amortized Intangible Assets	Weighted-average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software Development costs	5	$136,145	$27,229	$108,916
Acquired software	5	288,000	57,600	230,400
Intellectual properties	5	1,097,650	112,005	985,645
		$1,521,795	$196,834	$1,324,961

Amortization expense totaled $325,851 and $196,834 during 2004 and 2003, respectively.

The estimated future amortization expense for each of the five succeeding years is as follows:

Year ending December 31,
2005	245,130
2006	245,130
2007	235,530
2008	82,306

4. Notes and Debentures Payable

On March 5, 2003 Sequiam issued to La Jolla Cove Investors, Inc. ("LJCI"), an 8% Convertible Debenture in the principal amount of $300,000 and a warrant to purchase 2,000,000 shares of our common stock at $1.50 per share (the "Initial Financing"). Sequiam received a total of $150,000 of the principal amount of the debenture, representing the balance due at December 31, 2003.

In connection with the debenture and the warrant, Sequiam was required to register the resale of common stock to be issued to LJCI upon conversion of the debenture and exercise of the warrant. To meet this obligation, Sequiam filed a registration statement on April 27, 2003, an amended registration statement on May 7, 2003, and a second amended registration statement on June 23, 2003, all of which were withdrawn on September 5, 2003, prior to being declared effective.

Effective as of January 29, 2004, the Company entered into an Agreement of Accord and Satisfaction with LJCI pursuant to which LJCI agreed to accept $200,000 plus 100,000 shares of restricted common stock in accord and satisfaction of the debenture and warrant and other documents related to the Initial Financing. As a result, all of our obligations under the Initial Financing, including the obligation to file a new registration statement, have been terminated.

Pursuant to the accord and satisfaction, Sequiam issued 100,000 shares of restricted common stock to LJCI, which, had a fair market value of $51,000, based on a closing trading price of $0.51 per share on January 29, 2004. In addition, the Company delivered to LJCI a promissory note in the principal amount of $200,000 with interest in the amount of 8% per year, plus principal, due in six installments of $34,017 per month beginning February 1, 2004. The Company has paid the note in full.

Under the new agreement, LJCI has "piggy-back" registration rights, meaning Sequiam is obligated to include the resale of the 100,000 shares of restricted common stock by LJCI in any registered offering of securities the Company may make during any time that LJCI still holds such 100,000 shares. Unless the Company makes a registered offering, it has no obligation to register the resale of the 100,000 shares of restricted common stock.

On May 13, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued two warrants to the holder to purchase 625,000 shares of its common stock at an exercise price of $0.01 per share and 350,000 shares of its common stock at $1.00 per share. The Warrants for 625,000 shares were exercised on June 25, 2003 and the warrants for 350,000 remain outstanding and expire in May 2008. The fair value of the attached warrants exceeded the value of the proceeds received from the Note and has been recorded as a debt discount of $400,000. The payment schedule was originally tied to that of the LJCI Convertible Debenture described above. However, on January 30, 2004 the Company amended the loan agreement such that all principal and interest became due on January 30, 2005. The debt discount was originally amortized over the original estimated life of the Note of 36 months. Beginning in January 2004, the remaining unamortized debt discount will be amortized over twelve months. As of December 31, 2003, the balance of the Note, net of the unamortized debt discount of $133,928 was $266,072 and is included in Notes Payable.

On December 18, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $100,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued one warrant to the holder to purchase 200,000 shares of its common stock at an exercise price of $0.25 per share. The principal and accrued interest were paid in full during 2004.

On December 18, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, for a principal loan amount of $50,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued one warrant to the holder to purchase 100,000 shares of its common stock at an exercise price of $0.25 per share. The principal and accrued interest were paid in full during 2004.

On December 26, 2003, Sequiam entered into a debenture agreement (“Debenture”) with Eagle Financial, LLC, for a principal loan amount of $150,000 under a debenture bearing interest at ten percent (10%). The principal and accrued interest were paid in full during 2004. The Debenture also provided for an unconditional equity provision whereby the Corporation issued seventy five thousand (75,000) restricted shares to the Holder as an incentive to lend. The fair value of the shares was recorded as a debt discount of $30,000.

The preceding information is summarized as follows at December 31, 2003:

	Face Amount	Debt Discount	Carrying Amount
Promissory note - Lee Harrison Corbin	50,000	-	50,000
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	100,000	-	100,000
10% Convertible Debenture-Eagle Funding, LLC, 10%	150,000	(30,000)	120,000
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	400,000	(133,928)	266,072
8% Convertible Debenture-La Jolla Cove Investors	150,000	(93,750)	56,250
	850,000	(257,678)	592,322

On or about October 3, 2002, General Electric Capital Corporation (“GE”) filed a lawsuit against Brekel Group, Inc. (“Brekel”), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that Brekel owes a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. Brekel has returned possession of the copiers to GE, but Brekel disputes the claim for damages. On January 30, 2004 Brekel entered into a settlement agreement with GE by agreeing to pay $70,000 in 36 monthly installments of $1,945 without interest.

On February 1, 2004 Brekel entered into a settlement agreement with Precision Partners, LTD for disputed rents on a facility formerly occupied by Brekel by agreeing to pay $80,000 in 24 monthly installments of $3,510 including interest at 5%.

On January 30, 2004, the Company entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 800,000 shares of its common stock at an exercise price of $0.225 per share. The Warrant was exercised on January 30, 2004. The principal and interest became due on January 30, 2005.

On September 7, 2004, the Company entered into an unsecured loan agreement with Eagle Funding, LLC, for a principal loan amount of $200,000 under a promissory note bearing interest at eight percent (8%). The principal became due on March 7, 2005 and the interest is due monthly. In connection with this loan, the Company issued one warrant to the holder to purchase 400,000 shares of its common stock at an exercise price of $0.66 per share.

On September 30, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $500,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 1,300,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on March 30, 2005.

On September 30, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin for a principal loan amount of $75,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 195,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on March 30, 2005.

On November 19, 2004, the Company entered into an unsecured loan agreement with Walter H. Sullivan III, for a principal loan amount of $100,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 260,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on February 19, 2005.

On December 16, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $50,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 150,000 shares of its common stock at an exercise price of $0.33 per share. The principal and interest became due on January 31, 2005.

The preceding information is summarized as follows at December 31, 2004:

	Face Amount	Debt Discount	Carrying Amount
Notes payable - Precision	$47,634		$47,634
Notes payable - GE	50,556		50,556
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	400,000	-	400,000
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	400,000	-	400,000
Promissory note - Eagle Funding, LLC	200,000	(24,018)	175,982
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	500,000	(71,342)	428,658
Promissory note - Lee Harrison Corbin	75,000	(10,701)	64,299
Promissory note - Walter Sullivan	100,000	(15,272)	84,728
Promissory note - Lee Harrison Corbin-Trustee for John Svenningsen	50,000	(9,780)	40,220
	$1,823,190	$(131,113)	$1,692,077

Each of the Notes payable to the Svenningsen trust, Walter Sullivan and Eagle Funding are delinquent as to their due dates. The company is in discussions with each of the lenders to either extend the terms, or convert the loans to equity.

5. Loans From Shareholders

On February 1, 2002, Mark Mroczkowski, the Chief Financial Officer and a shareholder of the Company, loaned Sequiam Communications, Inc. (formerly Brekel Group, Inc.) $50,000.  Interest is payable at 6%.  As of December 31, 2004 and 2003, the balance due under this loan was $50,000 payable on demand together with accrued interest of $2,750 and $5,250, respectively.

Nicholas VandenBrekel, the President and Chief Executive Officer and majority shareholder of the Company, has advanced money to Sequiam Corporation and Sequiam Software, Inc. under demand notes.  At December 31, 2004 and 2003, Sequiam owed $271,650 and $570,450 on these notes, including accrued interest of $24,106 and $15,316, respectively.  The notes bear interest at 2% per annum and are due on demand.

Alan McGinn, the Chief Technology Officer and a shareholder of the Company, has advanced money to Sequiam Corporation.  At December 31, 2004 and 2003, Sequiam owed approximately $12,000 without interest or specific repayment terms.

A shareholder not employed by the Company advanced $75,000 to the Brekel Group, Inc. on March 1, 2002. The terms of the demand note include interest payable at 6% and a right to convert the note to common stock at $1.00 per share. At December 31, 2004 and 2003 the remaining principal balance was $15,301 and $62,850 and accrued interest was $-0- and $735, respectively.

Included in accounts payable and accrued expenses at December 31, 2004 and 2003 are un-reimbursed business expenses of $2,324 and $2,244 owed to Nicholas VandenBrekel and $1,000 and $10,000 owed to Mark Mroczkowski, respectively.

6. Income Taxes

The Company has estimated net operating loss carryforwards (“NOLs”) for federal income tax purposes of approximately $16,464,000 and $12,785,000 at December 31, 2004 and 2003, respectively. These net operating losses can be carried forward and applied against future taxable income, if any, and expire in the years 2020 through 2024. However, as a result of certain acquisitions, the use of these NOLs may be limited under the provisions of section 382 of the Internal Revenue Code. Treasury Regulation 1.1502-21 regarding separate return limitation years may further limit these NOLs.

The following is a reconciliation of income taxes at the federal statutory rate of 34% to the provision for income taxes as reported in the accompanying consolidated statements of operations. The temporary differences between net income and taxable income result from the accrual of officers’ salaries of $1,349,792 that are expensed in the financial statements, but are not deductible for tax purposes until paid:

	Years ended December 31,
	2004	2003
Income tax benefit computed at the federal statutory rate	$(1,998100)	$(1,594,800)
Deferred tax asset, NOL acquired from Brekel	630,800	204,700
State income tax benefit, net of federal benefit	(144,800)	(148,300)
Increase in valuation allowance	1,502,100	1,538,400
Income tax expense (benefit)	$-	$-

The components of the deferred income tax asset are as follows at December 31,

Deferred tax assets:	2004	2003
Accrued shareholder salaries	$603,100	$457,100
Deferred lease obligation	-	336,100
Net operating loss carryforward	6,427,700	4,704,800
Valuation allowance	(7,030,800)	(5,498,000)
Net deferred tax assets	$-	$-

Valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheets and has established a valuation allowance in the amount of $7,030,800 and $5,498,000 against its net deferred tax assets at December 31, 2004 and 2003, respectively. The valuation allowance increased $1,502,100 and $1,538,400 during the years ended December 31, 2004 and 2003, respectively.

7. Lease Agreement and Note Payable

Prior to our acquisition of the Brekel Group, Inc., effective July 1, 2001, the Brekel Group, Inc. entered into an operating lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011.  Because we determined to cease Brekel’s print and publishing operations before we acquired it, effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. In April 2004, we entered into a new lease agreement and note payable with the landlord that supercedes and replaces the lease forbearance agreement entered into by the Brekel Group, Inc. effective July 1, 2002 prior to its acquisition by us.

The new lease for 24,085 square feet is effective July 1, 2004 for a period of seventy-two months beginning July 1, 2004 and ending on June 30, 2010. The note payable was fixed at $1,600,000 together with interest thereon at a simple interest rate equal to six percent per annum. Commencing on August 1, 2004 and continuing on the first day of each month thereafter through and including June 1, 2010, we are scheduled to pay to Lender payments consisting of principal and interest in the amount of $26,517 per month.

Rental expense for the years ended December 31, 2004 and 2003 was $137,903 and $125,508, respectively. The original amount of the note of $1,600,000 represents $893,112 of deferred rent and $706,888 of tenant improvements. The December 31, 2004 balance of $ 1,525,376 included $234,181 in current portion of long-term debt and $1,291,195 in long-term debt. The new minimum future rentals required under the operating lease and the maturities of the long-term note payable are as follows:

Year	Rentals	Maturities
2005	$193,564	$234,181
2006	206,773	248,624
2007	210,993	263,959
2008	215,319	280,239
2009	219,753	297,524
Thereafter	110,999	200,849
	$1,157,401	$1,525,376

8. Convertible Debt

On April 27, 2004, the Company closed a convertible debt transaction with Laurus Master Fund, Ltd. (“Laurus”) providing up to $3.0 million in financing. Under the arrangement, the Company delivered to Laurus a secured convertible term note, bearing interest at the Wall Street Journal Prime rate plus 2% (7.25% at December 31, 2004), in the initial amount of $2.0 million, convertible into the Company’s common stock (the “Note”), and a warrant to purchase up to 666,666 shares of the Company’s common stock.

The Note has a term of three years. Interest shall be payable monthly in arrears commencing on June 1, 2004, and on the first day of each consecutive calendar month thereafter. Monthly principal payments shall commence on August 2, 2004, at the rate of $60,606. The balance of the Note at December 31, 2004 is $1,818,182 less debt discount recognized of $201,520 or a net of $1,616,562 and is included $1,010,598 in long-term debt and $606,064 in current portion of long-term debt. The maturities of the Note as of December 31, 2004 are as follows:

Year	Maturities
2005	$606,064
2006	909,096
2007	303,022
$1,818,182

The interest rate under the Note is subject to adjustment on a month by month basis if specified conditions are met (including that the common stock underlying the conversion of the Note and the warrant issued to Laurus are registered with the U.S. Securities and Exchange Commission and whether and to what extent the market price of the Company’s common stock for the five (5) trading days preceding a particular determination date exceeds (or is less than) the fixed conversion price applicable to the Note).

Laurus also has the option to convert all or a portion of the Note into shares of the Company’s common stock at any time, subject to specified limitations, at a fixed conversion price of $0.66 per share. The Note is secured by a first lien on all the Company’s and its subsidiaries’ assets. In connection with the Note, Laurus was paid a fee of $105,000, which is included in other assets as deferred loan costs and is being amortized over the life of the loan. Laurus received a six-year warrant to purchase up to 666,666 shares of the Company’s common stock at prices ranging from $0.83 per share to $1.16 per share. A discount of $215,915 was recognized on the value of the warrants and is being amortized as interest expense over the life of the loan. A discount of $458,339 was allocated to the beneficial conversion feature. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. The Company also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon conversion of the Note and the exercise of the warrant issued to Laurus.

Laurus has committed to fund to the Company an additional $1.0 million under the financing arrangement on substantially similar terms as the initial $2.0 million funding, which additional $1.0 million will become available to the Company following its completion and/or achievement of certain conditions to funding, including, without limitation, certain performance benchmarks.

On October 27, 2004, the Company amended the terms of its agreements with Laurus by reducing the fixed conversion price of $0.66 per share to $0.33 per share; amending the principal amortization from $60,606 per month beginning August 2, 2004 to $75,758 beginning May 2, 2005; amending the six-year warrant to purchase up to 666,666 shares of the Company’s common stock at prices ranging from $0.41 per share to $0.58 per share; and granting a new six-year warrant to purchase up to 470,000 shares of the Company’s common stock at a price of $0.33 per share in satisfaction of due and unpaid fees in the aggregate amount of $49,333. In addition Laurus agreed to release the Company from a technical default of the Securities Purchase Agreement with respect to the creation of the certain debt obligations.

9. Capital Stock

During the year ended December 31, 2004, the Company issued 1,752,082 common shares for business advisory services valued at $570,450 based on the Company’s quoted market price on the date of the related agreements.

During the year ended December 31, 2004, the Company sold an aggregate of 1,993,757 shares of its common stock to six accredited investors at an average price of $0.38 per share for net proceeds of $761,092. In connection with such sales, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  These investors represented in writing that the shares were being acquired for investment and, in addition, the certificates representing the shares bear a restrictive securities legend.

10. Employee Stock Incentive Plan

On September 23, 2003 Sequiam executed the Sequiam Corporation 2003 Employee Stock Incentive Plan and the Sequiam Corporation 2003 Non-Employee Directors And Consultants Stock Plan. This Stock Incentive Plan is intended to allow designated officers, directors (including non-employee directors), employees and certain non-employees, including any independent contractor or consultant providing services to the Company and its Subsidiaries to receive certain options (the "Stock Options") to purchase Sequiam common stock, par value $0.001 per share, and to receive grants of the Common Stock subject to certain restrictions (the "Awards"). The maximum number of shares of the Common Stock that may be issued pursuant to these plans shall be 14,000,000 and 1,000,000, respectively at December 31, 2004, amended from 10,000,000 and 5,000,000 at December 31, 2003.

The Company may grant Stock Options in such amounts, at such times, and to the Employees nominated by the management of the Company in its discretion. Stock Options granted under this Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended.

The purchase price (the "Exercise Price") of shares of the Common Stock subject to each Stock Option shall be the Fair Market Value of the Common Stock on the date the Stock Option is granted; provided, however, for designated non-statutory stock options, the Board of Directors may determine an Exercise Price at, above or below Fair Market Value. For an Employee holding greater than 10 percent of the total voting power of all stock of the Company, either common or preferred, the Exercise Price of an incentive stock option shall be at least 110 percent of the Fair Market Value of the Common Stock on the date of the grant of the option.

The Stock Option term will begin on the date of grant of the Stock Option and shall be 10 years or such shorter period as is determined by the Company.

On November 28, 2003 the Company granted options for 9,660,500 shares to its employees at an exercise price of $0.17 the fair market value of the stock on that date. Officers and Employee Directors were granted options for nine million of the total granted. On April 1, 2004 and July 26, 2004 the Company granted options for 2,000,000 and 300,000 shares to two employees at exercise prices of $0.70 and $0.33, the fair market value of the stock on those dates, respectively.

	2004		2003
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding beginning of year	9,660,500	$0.186	-0-	$0.186
Granted	2,300,000	$0.652	9,660,500	$0.186
Exercised	(237,500)	$0.170	-0-	-0-
Canceled	-0-	-0-	-0-	-0-
Outstanding end of year	11,723,000	$0.278	9,660,500	$0.186

Exercisable at December 31	9,423,000	$0.186	9,660,500	$0.186

Available for grant at December 31	3,277,000		339,500

The following table summarizes the stock options outstanding and exercisable at December 31, 2004:

	Outstanding			Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$0.186	9,423,000	9 Years	$0.186	9,423,000	$0.186
$0.70	2,000,000	10 Years	$0.70	-0-	$0.70
$0.33	300,000	10 Years	$0.33	-0-	$0.33

The fair value of options granted during 2004 were calculated utilizing the following weighted-average assumptions: no dividend yield; expected volatility of 200.0%; risk-free interest rate of 3.91%; and expected lives of 10 years. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of options granted during 2003 were calculated utilizing the following weighted-average assumptions: no dividend yield; expected volatility of 284.89%; risk free interest rate of 4.32%; and expected lives of 10 years. As of December 31, 2004 and 2003, no stock options had been granted under the Sequiam Corporation 2003 Non-Employee Directors and Consultants Stock Plan.

11. Commitments and Contingencies

On October 1, 2002, the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) entered into amended and restated employment agreements with Sequiam Corporation and its Subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in Company benefit plans. Full-time employment is a requirement of the contract. In the event that a change in control of the Company occurs without the prior approval of the then existing Board of Directors, these contracts will be deemed terminated and compensation of $5 million each is payable at termination, and $1 million annually for five years subsequent to termination will be due and payable to the CEO and CFO. For the years ended December 31, 2004 and 2003, Sequiam accrued and did not pay the minimum annual salaries payable to the CEO and CFO.

On November 1, 2002, the Company’s Chief Technology Officer (“CTO”) entered into an employment agreement with Sequiam Software. The agreement has an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $75,000 and allows for bonuses in cash, stock or stock options and participation in Company benefit plans. Full-time employment is a requirement of the contract.

Mr. David Dobkin was hired as the President of Sequiam Software, Inc. pursuant to an employment agreement dated as of April 1, 2004 and extends for a term of two years. Mr. Dobkin earns annual compensation of $150,000 until the Company acquires at least $3 million in new equity capital. After the Company acquires $3 million in new equity capital, Mr. Dobkin’s annual compensation will increase to $175,000. Upon the commencement of employment, Mr. Dobkin earned 50,000 shares of restricted common stock which we have not issued as of the date of this report In addition, we will pay Mr. Dobkin a sign-on bonus of $50,000, net of taxes, once we acquire $3 million in new equity capital. We granted Mr. Dobkin stock options exercisable into two million shares of common stock at an exercise price equal to the market price as of the date of employment.

Brekel entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Brekel also entered into a Document Services Agreement (“Agreement”) with Xerox Corporation (“Xerox”) on November 1, 1999 commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Brekel may terminate the agreement without incurring any early termination charges. Brekel gave proper notice of such termination in March 2001. On September 3, 2002 Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. Xerox had taken no action since its September 3, 2002 demand letter until June 29, 2004, when Xerox Corporation filed a lawsuit in the Circuit Court in and for Pinellas County State of Florida. The claim amount in controversy is approximately $1,574,000. The Company disputes these claims and believes them to be without merit. Because this matter is in very preliminary stages, management is unable to determine the likelihood of an unfavorable outcome and, accordingly, has not accrued any amount for potential losses in connection with this lawsuit.

The Company currently operates without directors’ and officers’ insurance and property, casualty and general liability insurance and is at risk for those types of losses.

12. Supplemental Cash Flow Information

	Year ended December 31,
	2004	2003
Supplemental cash flow information:
Cash paid for interest	$124,358	$33,446

Non-cash investing and financing activities:

Accounts payable converted to notes payable	$150,000	-
Leasehold improvements financed	$338,501	-
Original issue discount on debt	$1,216,868	$580,000
Loan costs paid with warrants	$49,333
Common shares issued for acquisition of WMW Communications, Inc. assets	-	$150,000
Common shares issued for acquisition of Smart Biometrics, Inc. assets	-	$750,000
Common shares issued for acquisition of Telepartners, Inc. assets and liabilities assumed	$15,068	$149,933
Common shares issued for acquisition of Fingerprint Detection Technologies, Inc.	-	$237,650

13. Operating Segments

Pursuant to FAS 131, the Company defines an operating segment as:

•	A business activity from which the Company may earn revenue and incur expenses;

•	Whose operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•	For which discrete financial information is available.

Sequiam has two operating segments, which are defined as each business line that it operates. This however, excludes corporate headquarters, which does not generate revenue.

Our operating segments are defined as follows:

The Information Management segment provides interactive web-based technologies, as well as ASP, ISP and other customer web development and software development services.

The Safety and Security segment provides fingerprint biometric access control systems technology and fingerprint identification technology.

The table below presents certain financial information by business segment for the year ended December 31, 2004.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$165,729	$99,765	265,494	$-	265,494
Interest expense	(61,154)	-	(61,154)	(1,288,683)	(1,349,836)
Depreciation and amortization	353,241	207,407	560,649	71,331	631,980
Segment loss	(2,486,939)	(409,682)	(2,896,621)	643,021	(5,847,017)
Segment assets (1)	1,403,164	469,470	1,872,634	(2,950,396)	2,515,655

The table below presents certain financial information by business segment for the year ended December 31, 2003.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$338,549	$47,620	$386,170	$-	$386,170
Interest expense	(31,426)	-	(31,426)	(337,237)	(368,663)
Depreciation and amortization	354,772	98,096	452,868	-	452,868
Segment loss	(1,531,676)	(158,202)	(1,689,878)	(3,000,310)	(4,690,188)
Segment assets (1)	1,594,176	876,427	2,470,603	272,282	2,742,885

Segment assets have been adjusted for intercompany accounts to reflect actual assets for each segment.

14. Subsequent Events (Unaudited)

On December 21, 2004, we entered into a Letter Agreement with Chapman Spira & Carson, LLC, pursuant to which Chapman agreed to provide us with various consulting, investment banking and business development services.  On or about September 28, 2005, Chapman filed a complaint in United States District Court for the Southern District of New York, asserting claims for breach of contract and unjust enrichment.  Chapman alleges that, notwithstanding its purported provision of services under the Letter Agreement between it and us, we failed to properly compensate Chapman for those services.   We claim that none of those services were actually provided by Chapman.  Chapman is seeking compensatory damages of $1,019,060, costs, including attorney's fees, 500,000 shares of common stock and a warrant  to purchase 6,195,000 shares of stock at $0.26 per share.  We believe that Chapman's claims are without merit and intend to vigorously defend ourselves against these allegations. If we are required to pay Chapman $1,019,060 and the other damages described above, we may not be able to implement our business plan and may be forced to cease operations.

On May 18, 2005, the Company closed a debt transaction with Lee Harrison Corbin, Attorney in-Fact for the Trust Under the Will of John Svenningsen (the “Trust”) pursuant to which the Trust consolidated $1.35 million in existing unsecured debt owed by the Company to the Trust and provided $2.1 million in additional financing (the “Additional Financing”) for a total of $3,450,000 (the “Loan”). The Company also issued to the Trust a warrant exercisable into 6,000,000 shares of the Company’s common stock (the “Trust Warrant”).

In connection with the Loan: (a) the Trust delivered $1,000,000 of the Additional Financing to Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”); and (b) the Company (i) reduced the conversion price of that certain secured convertible term note, dated as of April 27, 2004, made by the Company in favor of Laurus to $0.15 per share pursuant to Rule 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) (the “Laurus Note”), and (ii) issued a warrant to Laurus exercisable into 1,500,000 shares of the Company’s common stock at an exercise price of $0.23 per share (the “Laurus Warrant”) (the “Payoff Consideration”). In return for receiving the Payoff Consideration, Laurus, the Trust and the Borrower entered into that certain Assignment, Assumption and Release, dated as of May 18, 2005, pursuant to which, Laurus assigned (the “Assignment”) all of its rights, liabilities and obligations under the Laurus Note, and all documents related thereto (collectively with the Laurus Note, the “Laurus Loan Documents”), to the Trust. In addition, Laurus released the Company from all liability whatsoever under the Laurus Loan Documents, except for any terms therein which may survive the assignment.

The $3,450,000 promissory note issued to the Trust (the “Trust Note”) has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The trust Note is secured by all of the Company’s assets.

In connection with the Loan, the Trust received the Trust Warrant to purchase up to 6,000,000 shares of the Company’s common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. The Company also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of the Trust Warrant and the Laurus Warrant.

Of the Loan amount, the Company received approximately $1.1 million in cash after payment to Laurus of $1,000,000 toward reduction of the Laurus Note (described above). The remaining principal balance of the Laurus Note after such payment was $818,182, which balance was converted into 5,454,547 shares of common stock by Laurus at the reduced conversion rate of $0.15 per share.

In the Company’s opinion, the issuance and sale of the Trust Warrant and the Laurus Warrant described above was exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Trust and Laurus are accredited investors. The securities are not subject to resale except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Trust and Laurus had an opportunity to ask management questions about the Company and had adequate access to information about the Company. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the issuance or sale of any securities.

The principal documents involved in the transaction are a Securities Purchase Agreement, an Amended and Restated Master Security Agreement, an Amended, Restated and Consolidated Senior Secured Term Note, a Common Stock Purchase Warrant issued to the Trust, a Common Stock Purchase Warrant issued to Laurus, a Registration Rights Agreement, an Amended and Restated Stock Pledge Agreement, an Amended and Restated Grant of Security Interest in Patents and Trademarks for the Company and certain of its subsidiaries, a Subsidiary Guaranty, a Subordination Agreement from Mark Mroczkowski and Nick VandenBrekel to the Trust, a Subordination Agreement from Eagle Funding, LLC to the Trust, and an Assignment, Assumption and Release, each of which is dated as of May 18, 2005.

On November 30, 2005, we closed a preferred stock transaction with seven institutional investors, pursuant to which the Company issued 1,575 shares of its Series A preferred stock, par value $0.001 per share with a stated per share value of $1,000 for total proceeds of $1,575,000. We also issued to the Series A purchasers warrants exercisable into an aggregate of 7,500,000 shares of our common stock.

The Series A preferred stock is non-voting and entitles the Series A purchasers to receive a 9% cumulative dividend payable semiannually. The Series A preferred stock is convertible into 7,500,000 of our common shares at a fixed price of $0.21 per share. The Series A preferred stock contain anti-dilution provisions under which the number of shares issuable upon conversion of the Series A preferred stock and the conversion price will be adjusted upon the issuance of common stock or securities convertible into or exercisable for common stock at prices lower than the then effective exercise price of the Series A preferred stock, the occurrence of stock splits, stock distributions, and other corporate events

On December 9, 2008, we must redeem all of the Series A preferred stock for a total amount equal to $1,575,000, accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series A preferred stock.

In connection with the Series A transaction, the Series A purchasers received warrants to purchase up to an aggregate of 7,500,000 shares of our common stock at $0.33 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. We also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the conversion of the Series A preferred stock and exercise of the warrants. We paid a commission of $181,125 to our placement agent in connection with the Series A transaction and issued warrants to our placement agent exercisable into an aggregate of 2,250,000 shares.

Sequiam Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2005
	(Unaudited)	December 31, 2004
Assets
Current assets:
Cash	$302,299	$-
Accounts receivable, net	273,181	39,111
Prepaid expenses	10,427	97,125
Total current assets	585,907	136,236
Property and equipment, net	1,135,938	1,303,757
Acquired software, net	120,001	163,200
Intellectual properties, net	870,224	644,896
Product development costs	192,817	34,509
Loan costs, net	-	224,252
Deposits and other assets	25,381	8,805
Total assets	$2,930,268	$2,515,655

Liabilities and shareholders’ deficit
Current liabilities:
Bank overdraft	$-	$24,165
Notes payable	250,387	1,692,077
Accounts payable	575,520	706,966
Accrued interest	223,256	96,299
Accrued expenses	56,385	-
Current portion of long-term debt	788,205	840,245
Deferred revenue	-	6,000
Deferred rents	37,070	26,141
Loans from shareholders	484,450	348,951
Accrued shareholder salaries	1,519,792	1,349,792
Total current liabilities	3,935,065	5,090,636
Long-term debt	4,129,818	2,301,793
Total liabilities	8,064,883	7,392,429
Shareholders’ deficit:
Common shares	63,839	47,966
Additional paid-in capital	10,792,041	7,524,118
Accumulated deficit	(15,990,495)	(12,448,858)
Total shareholders’ deficit	(5,134,615)	(4,876,774)
Total liabilities and shareholders’ deficit	$2,930,268	$2,515,655

See accompanying notes to condensed consolidated financial statements.

Sequiam Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues
Services	$206,143	$28,252	$368,747	$98,391
Product sales	116,700	18,669	152,472	81,783

Total Revenues	322,843	46,921	521,219	180,174

Costs and expenses:
Cost of services	154,577	221,200	450,928	680,215
Cost of product sales	130,164	61,166	234,922	173,663
Selling, general and administrative	511,488	818,247	2,321,548	2,003,743
Gain on sale of equipment	-	-	(370)	(146)
Loss on impairment of equipment held for resale	-	-	-	40,706
Loss on impairment of intellectual properties	154,469		154,469	-
Loss on debt settlement	-	-	-	5,492
Total costs and expenses	950,698	1,100,613	3,161,497	2,903,673

Loss from operations	(627,855)	(1,053,692)	(2,640,278)	(2,723,499)

Interest expense, net	(181,985)	(167,464)	(901,359)	(590,732)

Net loss	$(809,840)	$(1,221,156)	$(3,541,637)	$(3,314,231)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.03)	$(0.06)	$(0.07)

Shares used in computation of net loss per common share - Basic and diluted weighted average shares outstanding	62,337,353	46,506,905	55,823,443	45,974,767

See accompanying notes to condensed consolidated financial statements

Sequiam Corporation and Subsidiaries
Condensed Consolidated Statements of Shareholders’ Deficit
Nine months ended September 30, 2005
(Unaudited)

	Common Shares
	Shares Outstanding	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at December 31, 2004	47,965,604	$47,966	$7,524,118	$(12,448,858)	$(4,876,774)
Private placements of common shares	417,358	417	78,880	-	79,297
Common share warrants exercised	914,444	914	356,408	-	357,322
Common shares issued for services	3,793,238	3,793	516,829	-	520,622
Common shares issued for salaries	2,373,772	2,375	342,161	-	344,536
Acquisition of Constellation Biometrics Corporation	1,635,513	1,636	173,364	-	175,000
Common shares issued for debt conversions	6,738,392	6,738	986,444	-	993,182
Warrants issued in connection with long-term debt	-	-	813,837	-	813,837
Net loss	-	-	-	(3,541,637)	(3,541,637)
Balance at September 30, 2005	63,838,321	$63,839	$10,792,041	$(15,990,495)	$(5,134,615)

See accompanying notes to condensed consolidated financial statements.

Sequiam Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(3,541,637)	$(3,314,231)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	390,361	422,449
Accretion of debt discount	485,228	334,928
Amortization of loan costs	224,252	-
Issuance of common stock in exchange for services	520,622	232,542
Issuance of common stock in exchange for salaries	344,536	-
Gain on sale of equipment	-	(146)
Loss on impairment of equipment held for sale	-	40,706
Loss on impairment of intellectual properties	154,469	-
Loss on debt settlement	-	5,492
Decrease (Increase) in accounts receivable	(140,952)	7,047
Decrease (Increase) in prepaid expenses and other assets	70,122	(188,699)
Decrease in bank overdraft	(24,165)	-
Decrease in accounts payable	(162,626)	(32,816)
Increase in accrued shareholders salaries	170,000	105,000
Increase in other accrued expenses	180,331	31,438
Decrease in deferred revenues	(6,000)	-
Increase in deferred rents	10,929	-
Net cash used for operating activities	(1,324,530)	(2,356,290)

Cash flows from investing activities:
Leasehold improvements	-	(338,501)
Equipment purchases	(288)	(25,575)
Purchase of intellectual properties	(650)	-
Cash paid for WMW Communications	-	(70,529)
Product development costs capitalized	(158,308)	-
Net cash used for investing activities	(159,246)	(434,605)

Cash flows from financing activities:
Proceeds from sale of common stock and exercise of warrants	436,619	793,817
Proceeds from long-term debt	2,100,000	2,328,936
Repayment of long-term debt	(1,055,000)	(218,944)
Proceeds from note payable	-	1,175,000
Payment of notes payable	(47,804)	(486,126)
Proceeds from shareholder loans	366,761	-
Repayments of shareholder loans	(14,501)	(337,851)
Net cash provided by financing activities	1,786,075	3,254,832
Net change in cash	302,299	463,937
Cash, beginning of period	-	151,450
Cash, end of period	$302,299	$615,387

See accompanying notes to condensed consolidated financial statements.

Sequiam Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

Non-cash activities:	2005	2004
Debt conversions	$993,182	-
Warrants issued in connection with long-term debt	$813,837	-
Acquire Constellation Biometrics, Inc.	$175,000	-
Common Stock issued to correct error	-	$19
Liabilities assumed with acquisition of Telepartners, Inc.	-	$15,068
Warrants issued in connection with loan agreement	-	$691,420

Supplemental cash flow information:
Cash paid for interest	$77,670	$86,704

See accompanying notes to condensed consolidated financial statements.

Sequiam Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1 -Description of Business and Acquisitions

General

We were incorporated in California on September 21, 1999 as Wedge Net Experts, Inc. On or about May 1, 2002, we changed our name to Sequiam Corporation and changed our stock symbol from “WNXP” to “SQUM.OB”. On May 19, 2004, our common stock was formally listed on the Frankfurt Stock Exchange under the symbol RSQ. We believe that listing our shares of common stock on the Frankfurt Stock Exchange will increase our profile with investors, both institutional and retail, in Germany and across Europe.

Until the acquisition of Smart Biometrics, Inc. in 2003, we were primarily focused on developing a portfolio of Internet and print enterprise-wide software products and developing custom software, databases and websites for businesses. We also operated as an Internet Service Provider and provided Internet access and website hosting for our customers who required those services. During this period, our business was operated under one operating segment through our subsidiaries: Sequiam Software, Inc. and Sequiam Communications, Inc.

In 2003, we decided to expand our portfolio of product offerings to include biometric technology products. The expansion into the biometric technology industry was based on our belief that the terrorist events of September 11, 2001 and the increased focus on national and personal security created an increased demand for biometric technology solutions. Because of these national and global issues, and because of our existing expertise in software design and development, we believed that we were uniquely positioned to enter the biometric industry. Furthermore, our Chief Technology Officer, Alan McGinn, played an instrumental role in connection with the research and development of the BioVault™ while associated with Smart Biometrics, Inc.

Today, our operations are divided into two distinct operating segments: Information Management and Safety and Security. Our Information Management segment utilizes our custom software skills, our contacts with the world sports communities and interactive web-based technologies. We formed our Safety and Security segment after our acquisition of Smart Biometrics, Inc. and Fingerprint Detection Technologies, Inc. Through these acquisitions, we acquired: (a) a fingerprint biometric access control system, which will be a key feature in our future product offerings; and (b) a fingerprint detection system which we believe to be value impaired due to a patent infringement by a larger company.

Our Information Management segment consists of the following subsidiaries: (a) Sequiam Software, Inc.; (b) Sequiam Sports, Inc.; and (c) Sequiam Education, Inc. Our Safety and Security segment consists of the following subsidiaries: (a) Sequiam Biometrics, Inc.; (b) Fingerprint Detection Technologies, Inc.; and (c) Constellation Biometrics, Inc.

Development of the Business

Information Management Segment

Three principal shareholders, Nicholas VandenBrekel, Mark Mroczkowski and James Rooney, formed Sequiam Software, Inc. (formerly Sequiam, Inc.) on January 23, 2001, to research, develop, produce and market a document management software product. From its inception until April 1, 2002, Sequiam Software, Inc.’s sole business activity was the development of its software product, Sequiam Document Management System, also referred to as Sequiam DMS.

Acquisition of Brekel Group, Inc. In 2002, we acquired 99.38% of the issued and outstanding common stock of Brekel Group, Inc. We acquired Brekel Group, Inc. for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management, Internet remote print and print on-demand software applications. We also acquired Brekel Group, Inc. for its contract with the World Olympians Association and its Internet and ExtraNet expertise and product development gained from that project. Today, the business of Brekel Group, Inc. is conducted by our subsidiary Sequiam Sports, Inc., which is part of our Information Management segment.

Acquisition of the Assets of W.M.W. Communications, Inc. Effective November 1, 2002, we acquired all of the assets of W.M.W. Communication, Inc., doing business as Access Orlando. We accounted for this transaction as an acquisition of the business of W.M.W. Communications, Inc. We acquired W.M.W. Communications, Inc. for its Internet Remote Print, commonly referred to as “IRP” and Internet Remote Print Duplicator, commonly referred to as “IRPlicator,” software products. IRP is a software product that allows computer users to print remotely to any printer via the Internet. Because IRP is highly complementary to the Sequiam DMS product, we have integrated the two products. W.M.W. Communications, Inc. also acted as an Internet Service Provider, which we incorporated into our business. Through our Internet hosting and collocation services, we host third-party web content on either our server located at our remote network operations center, or on the third party’s server that is located at our remote network operations center. Today, our subsidiary Sequiam Software, Inc. conducts the business of W.M.W. Communication, Inc. which is part of our Information Management segment.

Acquisition of the Assets of Telepartners, Inc. On June 1, 2003, we acquired substantially all of the assets of Telepartners, Inc. located in West Palm Beach, Florida. We accounted for this transaction as an acquisition of the business of Telepartners, Inc. Telepartners, Inc. developed supplemental educational products for schoolchildren in grades 1 through 12. The major asset acquired from Telepartners, Inc. was the Extended Classroom™ software, which is a supplemental educational program consisting of a video lesson library containing the same lesson concepts that are taught in our public school classrooms in the United States. Each lesson summary has been produced in high quality and digitally mastered, allowing for Internet and television broadcast distribution as well as being offered in CD and video formats. Today, our subsidiary Sequiam Education, Inc. holds the assets of Telepartners, Inc. that we are attempting to sell, which is part of our Information Management segment.

Safety and Security Segment

Acquisition of the Assets of Smart Biometrics, Inc. On May 9, 2003, we acquired substantially all of the assets of Smart Biometrics, Inc. located in Sanford, Florida. We accounted for this transaction as an acquisition of the business of Smart Biometrics, Inc. Smart Biometrics, Inc. is engaged in the development of biometric technologies. The BioVault™ technology, which is a secure access denial device that utilizes biometric technology and protocols to recognize a person’s fingerprint to unlock, was the major asset of Smart Biometrics, Inc. Today, our subsidiary Sequiam Biometrics, Inc., conducts the business of Smart Biometrics, Inc. which is a part of our Safety and Security segment.

Acquisition of Fingerprint Detection Technologies, Inc. On September 11, 2003, we acquired 100% of the issued and outstanding shares of common stock of Fingerprint Detection Technologies, Inc., a Florida corporation. Fingerprint Detection Technologies, Inc. has the rights to develop and market a patented and proprietary technology for fingerprint analysis using a light-emitting diode, or LED, intense headband light source. Because Fingerprint Detection Technologies, Inc. had no operating history and had not generated any revenues, we accounted for the acquisition as a purchase of its assets. Today, Fingerprint Detection Technologies, Inc. is one of our subsidiaries and is part of our Safety and Security segment.

Acquisition of Constellation Biometrics, Inc. On June 7, 2005, we acquired 100% of Constellation Biometrics Corporation, a Florida corporation (“Constellation”), effective May 31, 2005, pursuant to a stock purchase agreement dated May 31, 2005 by and among Sequiam, Constellation and the shareholders of Constellation. We accounted for this transaction as a purchase. Constellation is the parent company for a wholly owned subsidiary Biometric Security (PTY) LTD. (a/k/a Secure Biometrics or Biometrics.co.za), a South African company (“Biometric Security”), engaged in the development, marketing and sale of biometric technology products. The results of operations for the three and nine months ended September 30, 2005 include three months and four months of operations, respectively.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Company, under the rules and regulations of the Securities and Exchange Commission, has prepared the unaudited condensed consolidated financial statements. The accompanying condensed consolidated financial statements contain all normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of such financial statements. Certain information and disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted under such rules and regulations although the Company believes that the disclosures are adequate to make the information presented not misleading. The year-end balance sheet data was derived from the audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes for the Company included in Form 10-KSB filed for the year ended December 31, 2004. Interim results of operations for the periods presented may not necessarily be indicative of the results to be expected for the full year.

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average common shares outstanding for the period. Diluted loss per common share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company’s common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of September 30, 2005, the Company had 29,824,423 potentially dilutive common shares as a result of warrants and options granted and convertible debt outstanding.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries Sequiam Software, Inc., Sequiam Biometrics, Inc., Sequiam Education, Inc., Fingerprint Detection Technologies, Inc., Constellation Biometrics Corporation and Sequiam Sports, Inc. (the “Company”). All intercompany transactions and accounts have been eliminated.

Accounting for Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation (“FAS 123”), encourages the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting. As allowed by FAS 123, the Company has elected to account for stock-based compensation plans under an intrinsic value method that requires compensation expense to be recorded only if, on the grant date, the current market price of the Company's common stock exceeds the exercise price the employee must pay for the stock. The Company's policy is to grant stock options at the fair market value of the underlying stock at the date of grant.

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. The following table illustrates the effect on net loss and loss per share if the fair-value based method had been applied to all outstanding awards for the nine months ended September 30:

	2005	2004
Net loss, as reported	$(3,541,637)	$(3,314,231)
Add: stock-based employee compensation expense included in reported net loss net of related tax effects	-	-
Deduct: total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	-	$(360,150)
Pro forma net loss	$(3,541,637)	$(3,674,381)
Basic and diluted loss per common share, as reported	$(0.06)	$(0.07)
Basic and diluted loss per common share, pro forma	$(0.06)	$(0.08)

The following table illustrates the effect on net loss and loss per share if the fair-value based method had been applied to all outstanding awards for the three months ended September 30:

	2005	2004
Net loss, as reported	$(809,840)	$(1,221,156)
Add: stock-based employee compensation expense included in reported net loss net of related tax effects	-	-
Deduct: total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	-	$(10,611)
Pro forma net loss	$(809,840)	$(1,231,767)
Basic and diluted loss per common share, as reported	$(0.01)	$(0.03)
Basic and diluted loss per common share, pro forma	$(0.01)	$(0.03)

Note 3 - Commitments and Contingencies

On October 1, 2002, the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) entered into amended and restated employment agreements with Sequiam Corporation and its Subsidiaries. The amended agreements replaced separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in Company benefit plans. Full-time employment is a requirement of the contract. In the event that a change in control of the Company occurs without the prior approval of the then existing Board of Directors, these contracts will be deemed terminated and compensation of $5 million each is payable at termination, and $1 million annually for five years subsequent to termination will be due and payable to the CEO and CFO. For the three and nine months ended September 30, 2005 and 2004, Sequiam accrued and did not pay the minimum annual salaries payable to the CEO and CFO.

On November 1, 2002, the Company’s Chief Technology Officer (“CTO”) entered into an employment agreement with Sequiam Software. The agreement has an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $75,000 and allows for bonuses in cash, stock or stock options and participation in Company benefit plans. Full-time employment is a requirement of the contract.

Brekel entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Brekel also entered into a Document Services Agreement (“Agreement”) with Xerox Corporation (“Xerox”) on November 1, 1999 commencing April 1, 2000. During the 63-month term of the Agreement ending September 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Brekel may terminate the agreement without incurring any early termination charges. Brekel gave proper notice of such termination in March 2001. On September 3, 2002 Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. Xerox had taken no action since its September 3, 2002 demand letter until June 29, 2004, when Xerox Corporation filed a lawsuit in the Circuit Court in Pinellas County State of Florida. The claim amount in controversy is approximately $1,574,000. The Company disputes these claims and believes them to be without merit. Because this matter is in very preliminary stages, management is unable to determine the likelihood of an unfavorable outcome and, accordingly, has not accrued any amount for potential losses in connection with this lawsuit.

On December 21, 2004, the Company entered into a Letter Agreement with Chapman Spira & Carson, LLC ("Chapman"), pursuant to which Chapman agreed to provide various consulting, investment banking and business development services for the Company.  On or about September 28, 2005, Chapman filed a complaint in United States District Court for the Southern District of New York, asserting claims for breach of contract and unjust enrichment.  Chapman alleges that, notwithstanding its purported provision of services under the Letter Agreement between it and the Company, the Company failed to properly compensate Chapman for those services.   The Company claims that none of those services were actually provided by Chapman.  Chapman is seeking compensatory damages of $1,019,060, costs, including attorney's fees, 500,000 shares of common stock and a warrant to purchase 6,195,000 shares of stock at $0.26 per share.  The Company believes that Chapman's claims are without merit and intends to vigorously defend itself against these allegations.

The Company currently operates without directors’ and officers’ insurance and is at risk for those types of losses.

Note 4 - Income taxes

The Company records income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company has incurred net operating losses since inception resulting in a deferred tax asset, for which a valuation allowance was provided since it is more likely than not that the deferred tax asset will not be realized.

Note 5 - Intangible Assets

As of September 30, 2005, intangible assets consist of the following:

	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Acquired Software	5	$288,000	$167,999	$120,001
Intellectual Properties	5	1,246,900	376,676	870,224
Product Development Costs	5	192,817	-0-	192,817
		$1,727,717	$544,675	$1,183,042

Amortization expense amounted to $78,151 and $76,092 for the three months ended September 30, 2005 and 2004 and $210,302 and $249,759 for the nine months ended September 30, 2005 and 2004.

The estimated future amortization expense for each of the five succeeding years is as follows:

September 30:
2006	$306,980
2007	306,980
2008	306,980
2009	262,102
$1,183,042

Note 6 - Long-lived Assets Held for Disposal

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Impairment losses of $154,099 and $40,706 were charged to expense during the three and nine months ended September 30, 2005 and 2004, respectively.

Note 7- Notes and Debentures Payable

On March 5, 2003 Sequiam issued to La Jolla Cove Investors, Inc. ("LJCI"), an 8% Convertible Debenture in the principal amount of $300,000 and a warrant to purchase 2,000,000 shares of our common stock at $1.50 per share (the "Initial Financing"). Sequiam received a total of $150,000 of the principal amount of the debenture, representing the balance due at December 31, 2003.

In connection with the debenture and the warrant, Sequiam was required to register the resale of common stock to be issued to LJCI upon conversion of the debenture and exercise of the warrant. To meet this obligation, Sequiam filed a registration statement on April 27, 2003, an amended registration statement on May 7, 2003, and a second amended registration statement on June 23, 2003, all of which were withdrawn on September 5, 2003, prior to being declared effective.

Effective as of January 29, 2004, the Company entered into an Agreement of Accord and Satisfaction with LJCI pursuant to which LJCI agreed to accept $200,000 plus 100,000 shares of restricted common stock in accord and satisfaction of the debenture and warrant and other documents related to the Initial Financing. As a result, all of our obligations under the Initial Financing, including the obligation to file a new registration statement, have been terminated.

Pursuant to the accord and satisfaction, Sequiam issued 100,000 shares of restricted common stock to LJCI, which, had a fair market value of $51,000, based on a closing trading price of $0.51 per share on January 29, 2004. In addition, the Company delivered to LJCI a promissory note in the principal amount of $200,000 with interest in the amount of 8% per year, plus principal, due in Nine installments of $34,017 per month beginning February 1, 2004. The Company has paid the note in full.

Under the new agreement, LJCI has "piggy-back" registration rights, meaning Sequiam is obligated to include the resale of the 100,000 shares of restricted common stock by LJCI in any registered offering of securities the Company may make during any time that LJCI still holds such 100,000 shares. Unless the Company makes a registered offering, it has no obligation to register the resale of the 100,000 shares of restricted common stock.

On May 13, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued two warrants to the holder to purchase 625,000 shares of its common stock at an exercise price of $0.01 per share and 350,000 shares of its common stock at $1.00 per share. The Warrants for 625,000 shares were exercised on September 25, 2003 and the warrants for 350,000 remain outstanding and expire in May 2008. The fair value of the attached warrants exceeded the value of the proceeds received from the Note and has been recorded as a debt discount of $400,000. The payment schedule was originally tied to that of the LJCI Convertible Debenture described above. However, on January 30, 2004 the Company amended the loan agreement such that all principal and interest became due on January 30, 2005. The debt discount was originally amortized over the original estimated life of the Note of 36 months. Beginning in January 2004, the remaining unamortized debt discount will be amortized over twelve months. As of September 30, 2005, the principal and interest were paid in full.

On December 18, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $100,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued one warrant to the holder to purchase 200,000 shares of its common stock at an exercise price of $0.25 per share. The principal and accrued interest were paid in full during 2004.

On December 18, 2003, Sequiam entered into a loan agreement with Lee Harrison Corbin, for a principal loan amount of $50,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, Sequiam Corporation issued one warrant to the holder to purchase 100,000 shares of its common stock at an exercise price of $0.25 per share. The principal and accrued interest were paid in full during 2004.

On December 26, 2003, Sequiam entered into a debenture agreement (“Debenture”) with Eagle Financial, LLC, for a principal loan amount of $150,000 under a debenture bearing interest at ten percent (10%). The principal and accrued interest were paid in full during 2004. The Debenture also provided for an unconditional equity provision whereby the Corporation issued seventy five thousand (75,000) restricted shares to the Holder as an incentive to lend. The fair value of the shares was recorded as a debt discount of $30,000.

On or about October 3, 2002, General Electric Capital Corporation (“GE”) filed a lawsuit against Brekel Group, Inc. (“Brekel”), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that Brekel owes a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. Brekel has returned possession of the copiers to GE, but Brekel disputes the claim for damages. On January 30, 2004 Brekel entered into a settlement agreement with GE by agreeing to pay $70,000 in 36 monthly installments of $1,945 without interest. The balance of the note as of September 30, 2005 is $33,055.

On February 1, 2004 Brekel entered into a settlement agreement with Precision Partners, LTD for disputed rents on a facility formerly occupied by Brekel by agreeing to pay $80,000 in 24 monthly installments of $3,510 including interest at 5%. The balance of the note as of September 30, 2005 is $17,332.

On January 30, 2004, the Company entered into a loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 800,000 shares of its common stock at an exercise price of $0.225 per share. The Warrant was exercised on January 30, 2004. The principal and interest became due on January 30, 2005. The principal and interest were paid in full.

On September 7, 2004, the Company entered into an unsecured loan agreement with Eagle Funding, LLC, for a principal loan amount of $200,000 under a promissory note bearing interest at eight percent (8%). The principal became due on March 7, 2005 and the interest is due monthly. Eagle extended the term of their loan to November 7, 2005. In connection with this loan, the Company issued one warrant to the holder to purchase 400,000 shares of its common stock at an exercise price of $0.66 per share.

On September 30, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $500,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 1,300,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on March 30, 2005. The principal and interest were paid in full.

On September 30, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin for a principal loan amount of $75,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 195,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on March 30, 2005. The principal and interest were converted to equity.

On November 19, 2004, the Company entered into an unsecured loan agreement with Walter H. Sullivan III, for a principal loan amount of $100,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 260,000 shares of its common stock at an exercise price of $0.66 per share. The principal and interest became due on February 19, 2005. The principal and interest were converted to equity.

On December 16, 2004, the Company entered into an unsecured loan agreement with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $50,000 under a promissory note bearing interest at five percent (5%). In connection with this loan, the Company issued one warrant to the holder to purchase 150,000 shares of its common stock at an exercise price of $0.33 per share. The principal and interest became due on January 31, 2005. The principal and interest were paid in full.

On May 18, 2005, Sequiam Corporation (the “Company”) closed a debt transaction with Lee Harrison Corbin, Attorney in-Fact for the Trust Under the Will of John Svenningsen (the “Trust”) pursuant to which the Trust consolidated $1.35 million in existing unsecured debt owed by the Company to the Trust and provided $2.1 million in additional financing (the “Additional Financing”) for a total of $3,450,000 (the “Loan”). The Company also issued to the Trust a warrant exercisable into 6,000,000 shares of the Company’s common stock (the “Trust Warrant”).

In connection with the Loan: (a) the Trust delivered $1,000,000 of the Additional Financing to Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”); and (b) the Company (i) reduced the conversion price of that certain secured convertible term note, dated as of April 27, 2004, made by the Company in favor of Laurus to $0.15 per share pursuant to Rule 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) (the “Laurus Note”), and (ii) issued a warrant to Laurus exercisable into 1,500,000 shares of the Company’s common stock at an exercise price of $0.23 per share (the “Laurus Warrant”) (the “Payoff Consideration”). In return for receiving the Payoff Consideration, Laurus, the Trust and the Borrower entered into that certain Assignment, Assumption and Release, dated as of May 18, 2005, pursuant to which, Laurus assigned (the “Assignment”) all of its rights, liabilities and obligations under the Laurus Note, and all documents related thereto (collectively with the Laurus Note, the “Laurus Loan Documents”), to the Trust. In addition, Laurus released the Company from all liability whatsoever under the Laurus Loan Documents, except for any terms therein which may survive the assignment.

The $3,450,000 promissory note issued to the Trust (the “Trust Note”) has a term of two years. Eight percent (8%) interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on May 10, 2006, at the rate of $75,000. The trust Note is secured by all of the Company’s assets.

In connection with the Loan, the Trust received the Trust Warrant to purchase up to 6,000,000 shares of the Company’s common stock at prices ranging from $0.20 per share to $0.30 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. The Company also agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the shares issuable upon the exercise of the Trust Warrant and the Laurus Warrant.

Of the Loan amount, the Company received approximately $1.1 million in cash after payment to Laurus of $1,000,000 toward reduction of the Laurus Note (described above). The remaining principal balance of the Laurus Note after such payment was $818,182, which balance was converted into 5,454,547 shares of common stock by Laurus at the reduced conversion rate of $0.15 per share.

In the Company’s opinion, the issuance and sale of the Trust Warrant and the Laurus Warrant described above was exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Trust and Laurus are accredited investors. The securities are not subject to resale except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Trust and Laurus had an opportunity to ask management questions about the Company and had adequate access to information about the Company. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the issuance or sale of any securities.

The principal documents involved in the transaction are a Securities Purchase Agreement, an Amended and Restated Master Security Agreement, an Amended, Restated and Consolidated Senior Secured Term Note, a Common Stock Purchase Warrant issued to the Trust, a Common Stock Purchase Warrant issued to Laurus, a Registration Rights Agreement, an Amended and Restated Stock Pledge Agreement, an Amended and Restated Grant of Security Interest in Patents and Trademarks for the Company and certain of its subsidiaries, a Subsidiary Guaranty, a Subordination Agreement from Mark Mroczkowski and Nick VandenBrekel to the Trust, a Subordination Agreement from Eagle Funding, LLC to the Trust, and an Assignment, Assumption and Release, each of which is dated as of May 18, 2005.

On May 11, 2005 Walter Sullivan converted his $100,000 loan and $2,375 of accrued interest into 731,252 common shares of Sequiam Corporation at $0.14 per share.

On May 17, 2005, effective April 7, 2005, Eagle Funding LLC extended the term of their loan to November 7, 2005.

On May 17, 2005, EastGroup Properties, LP agreed to an additional six (6) month deferment of the Company’s Promissory Note payments until December 1, 2005, contingent upon the payment of April and May 2005 prior to May 31, 2005, and that all rental payments between now and December 2005 are kept current. EastGroup Properties, LP also agreed to extend the Note by twelve (12) months to represent the twelve (12) total deferred payments from December 2004 to November 2005.

On May 18, 2005 Lee Corbin converted his $75,000 loan and $2,363 of accrued interest into 552,593 common shares of Sequiam Corporation at $0.14 per share. The agreement included piggyback registration rights for all shares and warrants owned by Mr. Corbin.

On February 28, 2005 as part of the acquisition of Biometric Security (PTY) LTD, Constellation Biometrics Corporation entered into a note payable with Aregee Investments No. 105 for $440,000 payable in quarterly payments of $55,000 without interest. The note matures on April 1, 2007 and is secured by all the assets of Biometric Security (PTY) LTD.

The preceding information is summarized as follows at September 30, 2005:

Included in Notes Payable:	Face Amount	Debt Discount	Carrying Amount
Notes payable - Precision	$17,332	$-	$17,332
Notes payable - GE	33,055	-	33,055
Promissory note - Eagle Funding, LLC	200,000	-	200,000
	$250,387	$-	$250,387
Included in Long-Term Debt:
East Group Properties	$1,544,266	$-	$1,544,266
Svenningsen Trust	3,650,000	(661,243)	2,988,757
Aregee Investments No. 105	385,000	-	385,000
Total	5,579,266	(661,243)	4,918,023
Less Current Portion	(788,205)	-	(788,205)
	$4,791,061	$(661,243)	$4,129,818

Note 8 - Loans From Shareholders

On February 1, 2002, Mark Mroczkowski, the Chief Financial Officer and a shareholder of the Company, loaned Sequiam Software, Inc. $50,000.  On February 15, 2005 his wife Cynthia Mroczkowski loaned Sequiam Corporation $50,000. Interest is payable at 6%.  As of September 30, 2005, the balance due under these loans was $100,000 payable on demand together with accrued interest of $7,000.

Nicholas VandenBrekel, the President and Chief Executive Officer and majority shareholder of the Company, has advanced money to the Company and Sequiam Software, Inc. under demand notes.  At September 30, 2005, the Company owed $371,650 on these notes, plus accrued interest of $29,500.  The notes bear interest at 2% per annum and are due on demand.

Alan McGinn, the Chief Technology Officer and a shareholder of the Company, has advanced money to the Company.  At September 30, 2005, the Company owed $12,000 without interest or specific repayment terms.

Note 9 - Lease Agreement and Note Payable

Prior to our acquisition of the Brekel Group, Inc., effective July 1, 2001, the Brekel Group, Inc. entered into an operating lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011.  Because we determined to cease Brekel’s print and publishing operations before we acquired it, effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. In April 2004, we entered into a new lease agreement and note payable with the landlord that supercedes and replaces the lease forbearance agreement entered into by the Brekel Group, Inc. effective July 1, 2002 prior to its acquisition by us.

The new lease for 24,085 square feet is effective July 1, 2004 for a period of seventy-two months beginning July 1, 2004 and ending on June 30, 2010. The note payable was fixed at $1,600,000 together with interest thereon at a simple interest rate equal to Nine percent per annum. Commencing on August 1, 2004 and continuing on the first day of each month thereafter through and including June 1, 2010, we are scheduled to pay to Lender payments consisting of principal and interest in the amount of $26,517 per month.

On May 17, 2005, EastGroup Properties, LP agreed to an additional six (6) month deferment of the Company’s Promissory Note payments until December 1, 2005, contingent upon the payment of April and May 2005 prior to May 31, 2005, and that all rental payments between now and December 2005 are kept current. EastGroup Properties, LP also agreed to extend the Note by twelve (12) months to represent the twelve (12) total deferred payments from December 2004 to November 2005.

Rental expense for the three months ended September 30, 2005 and 2004 was $48,049 and $37,425, respectively. Rental expense for the nine months ended September 30, 2005 and 2004 was $133,702 and $99,730, respectively. The original amount of the note of $1,600,000 represents $893,112 of deferred rent and $706,888 of tenant improvements. The September 30, 2005 balance of $ 1,544,266 included $193,205 in current portion of long-term debt and $1,351,061 in long-term debt. The new minimum future rentals required under the operating lease and the maturities of the long-term note payable are as follows:

Year	Rentals	Maturities
2005	$193,175	$193,205
2006	197,113	244,932
2007	201,150	260,039
2008	205,287	276,078
2009	156,336	293,105
Thereafter	-	276,907
	$953,061	$1,544,266

Note 10 - Long-Term Debt

On May 18, 2005, Sequiam Corporation (the “Company”) closed a debt transaction with Lee Harrison Corbin, Attorney in-Fact for the Trust Under the Will of John Svenningsen (the “Trust”) pursuant to which the Trust consolidated $1.35 million in existing unsecured debt owed by the Company to the Trust and provided $2.1 million in additional financing (the “Additional Financing”) for a total of $3,450,000 (the “Loan”). Subsequently, after its acquisition of Constellation Biometrics, it consolidated into this loan a $200,000 loan from the Trust to Constellation, bringing the total to $3,650,000.

The $3,650,000 promissory note issued to the Trust (the “Trust Note”) has a term of two years. 8% interest shall be payable monthly in arrears commencing on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly principal payments shall commence on May 10, 2006, at the rate of $75,000. The trust Note is secured by all of the Company’s assets and matures May 17, 2007.

The maturities of the Note as of September 30, 2005 are as follows:

Year	Maturities
2006	$375,000
2007	3,275,000
$3,650,000

Note 11 - Capital Stock

During the Nine months ended September 30, 2005, the Company issued 3,793,238 and 2,373,772 common shares for business advisory, marketing services and payroll valued at $520,622 and $344,536, respectively based on the Company’s quoted market price on the date of the related agreements.

Note 12 - Operating Segments

Pursuant to FAS 131, the Company defines an operating segment as:

•    A business activity from which the Company may earn revenue and incur expenses;

•    Whose operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•    For which discrete financial information is available.

The Company has two operating segments, which are defined as each business line that it operates. This however, excludes corporate headquarters, which does not generate revenue.

The Company’s operating segments are defined as follows:

The Information Management segment provides interactive web-based technologies, as well as ASP, ISP and other customer web development and software development services.

The Safety and Security segment provides fingerprint biometric access control systems technology and fingerprint identification technology.

The table below presents certain financial information by business segment for the quarter ended September 30, 2005.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$206,143	$116,700	$322,843		$322,843
Interest expense, net	(1,850)		(1,850)	(180,135)	(181,985)
Depreciation and amortization	73,620	66,863	140,483	-	140,483
Segment loss	(87,823)	(302,831)	(390,654)	(419,186)	(809,840)
Segment assets (1)	1,413,772	234,793	1,648,565	1,281,703	2,930,268

(1) Segment assets have been adjusted for intercompany accounts to reflect actual assets for each segment.

The table below presents certain financial information by business segment for the Nine months ended September 30, 2005.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$311,247	$209,972	$521,219		$$521,219
Interest expense, net	(20,492)		(20,492)	(880,867)	(901,359)
Depreciation and amortization	214,928	175,432	390,360	-	390,360
Segment loss	(760,964)	(882,839)	(1,643,803)	(1,897,834)	(3,541,637)

The table below presents certain financial information by business segment for the quarter ended September 30, 2004.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$28,252	$18,669	$46,921	$-	$46,921
Interest expense	(18,106)	-	(18,106)	(149,358)	(167,464)
Depreciation and amortization	91,057	48,968	140,025	-	140,025
Segment loss	(521,131)	(124,073)	(645,204)	(575,952)	(1,221,156)
Segment assets(1)	1,706,479	637,272	2,343,751	960,858	3,304,609

The table below presents certain financial information by business segment for the Nine months ended September 30, 2004.

	Information Management	Safety and Security	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$98,391	$81,783	$180,174	$-	$180,174
Interest expense	(36,320)	-	(36,320)	(554,412)	(590,732)
Depreciation and amortization	264,260	158,189	422,449	-	422,449
Segment loss	(1,381,419)	(236,318)	(1,617,737)	(1,696,494)	(3,314,231)

(1)	Segment assets have been adjusted for intercompany accounts to reflect actual assets for each segment.

SEQUIAM CORPORATION

32,104,723Shares of Common Stock

April 11, 2006

SUMMARY	4

RISK FACTORS	7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15

WHERE YOU CAN FIND MORE INFORMATION	15

USE OF PROCEEDS	15

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS	17

BUSINESS	26

MANAGEMENT	39

LONG TERM INCENTIVE PLAN AWARDS	41

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE	41

COMPENSATION OF DIRECTORS	41

STOCK OWNERSHIP	41

ORGANIZATION WITHIN LAST FIVE YEARS	42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42

PRINCIPAL AND SELLING STOCKHOLDERS	44

PLAN OF DISTRIBUTION	52

DESCRIPTION OF SECURITIES	53

LEGAL MATTERS	57

EXPERTS	57

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	57

Index to Consolidated Financial Statements	F-1
Report of Independent Registered Certified Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Shareholders' Deficit	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets	F-26
Condensed Consolidated Statements of Operations	F-27
Condensed Consolidated Statements of Shareholders' Deficit	F-28
Condensed Consolidated Statements of Cash Flows	F-29
Notes to Condensed Consolidated Financial Statements	F-30